As filed with the Securities and Exchange Commission on June 30, 2022
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MSP RECOVERY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	84-4117825
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Telephone: (305)
614-2222
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alexandra Plasencia
MSP Recovery, LLC
2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Telephone: (305)
614-2222
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven D. Pidgeon Andrew D. Ledbetter DLA Piper LLP (US) 2525 East Camelback Road Phoenix, Arizona 85016-4232 Telephone: (480) 606-5100	Corey R. Chivers Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement is being filed as a combined prospectus with respect to 1,028,046,326 shares of Class A common stock issuable upon exercise of warrants (and 755,200,000 such warrants) that were registered under Registration
No. 333-260969.
Pursuant to Rule 429, this registration statement constitutes Post-Effective Amendment No. 1 to Registration
No. 333-260969
with respect to the offering of such unsold shares thereunder, which are not currently being terminated by the registrant. No other changes shall be deemed to be made to Registration
No. 333-260969
other than with respect to the specific shares of Class A common stock being sold hereunder. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 30, 2022
Preliminary Prospectus
MSP RECOVERY, INC.
Up to 3,981,159,239 Shares of Class A Common Stock
Up to 755,200,000 Warrants to Purchase Shares of Class A Common Stock
Up to 1,032,827,147 Shares of Class A Common Stock Underlying Warrants

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 3,981,159,239 shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”) issued or issuable to certain Selling Securityholders (the “Total Resale Shares”), as follows:

•
up to 755,525,000 shares of Common Stock issued or issuable to the Selling Securityholders, including the Sponsor (as defined below), upon the exercise of up to 325,000 Private Warrants (as defined below) and up to 755,200,000 New Warrants (as defined below), and the resale from time to time of such New Warrants. The Private Warrants were originally included in the Private Units (as defined below) issued in a private placement simultaneously with the Company’s initial public offering at a price of $10.00 per unit. Following adjustments made in connection with the Business Combination, the Private Warrants have an exercise price of $0.0001 per share. The New Warrants were originally distributed to stockholders of the Company without charge as a dividend pursuant to the terms of the Business Combination. The New Warrants have an exercise price of $11.50 per share.

•
up to 5,750,000 shares of Common Stock issued to certain Selling Securityholders, including the Sponsor, in connection with the Business Combination (as defined below) upon conversion of the Founder Shares (as defined below). The Founder Shares were originally issued at a price of $0.005 per share.

•
up to 650,000 shares of Common Stock included in the Private Units, which were originally issued to certain Selling Securityholders, including the Sponsor, together with the Private Warrants at a price of $10.00 per unit.

•
up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units originally issued to certain Selling Securityholders, including the Members (as defined below), as consideration in the Business Combination for their membership interests in the MSP Purchased Companies (as defined below) or issuable pursuant to the terms of existing contracts.

•
up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled but designated back to the Company and Opco pursuant to the terms of the Business Combination. Such Selling Securityholders paid no cash consideration for such Up-C Units or the underlying shares of Common Stock.

•
up to 1,244,339 shares of Common Stock issued to
c
ertain Selling Securityholders in a private placement by the Company pursuant to the terms of existing contracts. Such Selling Securityholders paid no cash consideration for such shares of Common Stock.

We will pay certain offering fees and expenses in connection with the registration of the shares of the Common Stock and warrants described herein, but we will not receive any proceeds from the sale of securities described herein, except with respect to any amounts received by us upon exercise of the warrants as described above. We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
In addition, this prospectus relates to the issuance by us of up to 1,032,827,147 shares of our Common Stock issuable upon exercise warrants as follows:

•	4,780,821 shares of Common Stock issuable upon the exercise of up to 4,780,821 Public Warrants (as defined below), which were originally issued in the initial public offering of units of the Company at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half
of one Public Warrant. Following anti-dilution adjustments made in connection with the Business Combination, the Public Warrants have an exercise price of $0.0001 per share.

•
1,028,046,326 shares of Common Stock issuable upon the exercise of up to 1,028,046,326 New Warrants (as defined below), which were originally distributed to stockholders of the Company without charge as a dividend pursuant to the terms of the Business Combination. The New Warrants have an exercise price of $11.50 per share.

Because of the adjusted exercise price of the Public Warrants and the Private Warrants, we expect to receive only nominal proceeds, if any, from the exercise thereof. To the extent any New Warrants are exercised in accordance with their terms, we are required under the LLC Agreement (as defined below) to use the proceeds to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Common Stock owned by such MSP Principal equal to the aggregate amount of the exercise price received in connection with exercise of the New Warrants during an applicable period (the “Aggregate Exercise Price”) divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. Accordingly, we will not retain any proceeds from the exercise of New Warrants.
In connection with the Business Combination, holders of 9,741,374 shares of the Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.11 per share (the “Redemption Price”), for an aggregate of $98,439,223.89, which represented approximately 76.68% of the total Common Stock then outstanding. Additionally, in connection with the Extension Amendment, holders of 10,946,369 shares of the Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.00 per share for an aggregate of $109,469,789. Upon closing of the Business Combination, 8,712,257 shares of Common Stock were outstanding. These include 1,129,589 shares of Common Stock subject to the Prepaid Forward (as defined below), which may be repurchased by the Company. As a result, the total outstanding Class A Common Stock as of the closing of the Business Combination represent only a small fraction (approximately 0.3%) of the 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units originally issued to certain Selling Securityholders, including the Members, that are included in the Total Resale Shares registered hereunder. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. Even when the current trading price of the Common Stock is below the price at which the units were issued in the Company’s initial public offering, the Selling Securityholders may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “
Plan of Distribution
.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “
Description of Securities
” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock, Public Warrants and New Warrants are traded on the Nasdaq under the symbols “MSPR,” “MSPRZ” and “MSPRW”. On June 29, 2022, the last reported sale price of our Common Stock on the Nasdaq was $2.50 per share, the closing price of our Public Warrants was $2.58 per warrant and the closing price of our New Warrants was $0.0899 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “
Risk Factors
” beginning on page 9.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings.
The Selling Securityholders may use the shelf registration statement to sell up to 3,981,159,239 shares of our Common Stock (which includes up to 755,525,000 shares of Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to
c
ertain Selling Securityholders pursuant to the terms of existing contracts, through any means described in the section entitled “
Plan of Distribution
.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or warrants being offered and the terms of the offering.
We may use the shelf registration statement to issue up to an aggregate of 1,032,827,147 shares of Class A common stock upon exercise of the Public Warrants and the New Warrants.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “
Where You Can Find More Information
.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “
Where You Can Find More Information
.”

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “LCAP” refer to MSP Recovery, Inc. (formerly known as Lionheart Acquisition Corporation II). As used in this prospectus, unless otherwise noted or the context otherwise requires, the following terms will have the ensuing definitions:
“
Amended and Restated Bylaws
” means the proposed Amended and Restated Bylaws of the Company;
“
Board
” means the board of directors of the Company;
“
Business Combination
” means the transactions consummated on May 23, 2022 pursuant to the MIPA;
“
Charter
” means the Second Amended and Restated Certificate of Incorporation of the Company, dated May 23, 2022;
“
claim
” means the right, title to, and/or interest in, any and all claims or potential claims, which the Company has, may have had, or may have in the future (whether or not asserted), including all rights to causes of action and remedies against any third-party, whether a Primary Payer or responsible party, at law or in equity. The term “claim” includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes, whether based in contract, tort, statutory right, or otherwise, in connection with the payment to provide healthcare services or supplies; (iii) claims arising under any state statutes and common laws irrespective of the rights that are conferred to the Company through assignment or otherwise; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where a responsible party or Primary Payer is liable, even where it has not been established because liability is not yet proven as of the date that the claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing;
“
Class
 A Common Stock
” or “
Common Stock
” means the shares of the Company’s Class A common stock, par value $0.0001 per share;
“
Class
 B Common Stock
” means the shares of the Company’s Class B common stock, par value $0.0001 per share;
“
Class B Unit
” means the non-voting economic Class B Units of Opco;
“
Class
 V Common Stock
” means the shares of the Company’s Class V common stock, par value $0.0001 per share;
“
Closing
” means the closing of the Business Combination;
“
Closing Date
” means May 23, 2022.
“
Code
” means the U.S. Internal Revenue Code of 1986, as amended;
“
common stock
” means shares of the Company’s Class A Common Stock and Class V Common Stock;
“
Company
” means MSP Recovery, Inc. (formerly known as Lionheart Acquisition Corporation II);
“
DGCL
” means the Delaware General Corporation Law, as may be amended from time to time;
“
Escrow Units
” means 6,000,000
Up-C
Units issued to certain Members at Closing and deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA;
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended;
“
Existing Warrant Agreement
” means the Warrant Agreement dated as of August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company;

“
Extension Amendment
” means the amendment to the LCAP Charter to extend the date by which the Company must consummate a Business Combination (the “Extension”) from February 18, 2022 to August 18, 2022, which was approved at a special meeting of the Company’s stockholders on January 27, 2022.
“
Founder Shares
” means the 5,750,000 shares of the Class B Common Stock and the shares of Class A Common Stock issued upon the automatic conversion of the Class B Common Stock at the time of the Business Combination as provided in the LCAP Charter;
“
GAAP
” means generally accepted accounting principles in the United States, as applied on a consistent basis;
“
IPO
” means the initial public offering by the Company, which closed on August 18, 2020;
“
Incentive Plan
” means the MSP Recovery, Inc. 2022 Omnibus Incentive Plan;
“
Initial Stockholders
” means holders of the Founder Shares prior to the Business Combination;
“
Investment Company Act
” means the Investment Company Act of 1940, as amended;
“
Investment Management Trust Agreement
” means that certain investment management trust agreement, dated August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as trustee;
“
LCAP Board
” means the board of directors of the Company prior to the Closing;
“
LCAP Charter
” means the Amended and Restated Certificate of Incorporation of the Company, dated August 13, 2020;
“
LLC Agreement
” means the first amended and restated limited liability company agreement of Opco to be entered into in connection with the Closing;
“
Members
” means members of the MSP Purchased Companies;
“
Members’ Representative
” means John H. Ruiz, solely in his capacity as the representative of the Members;
“
MIPA
” means the Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Company, Opco, MSP, the Members and the Members’ Representative, a copy of which is filed as an exhibit to the registration statement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms);
“
MSP
” means the MSP Purchased Companies and their subsidiaries, collectively;
“
MSP Principals
” has the meaning ascribed to such term in the LLC Agreement;
“
MSP Purchased Companies
” has the meaning ascribed to such term in the MIPA;
“
MSP Recovery
” means MSP Recovery, LLC;
“
New Warrants
” means 1,028,046,326 warrants, each to purchase one share of Class A Common Stock, issued as a dividend to the holders of record of Class A Common Stock as of the close of business on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees;
“
Nomura
” means Nomura Securities International, Inc.;
“
Opco
” means Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company;
“
Private Shares
” means the 650,000 shares of Class A Common Stock included in the Private Units;

“
Private Units
” means units comprising one share of Class A Common Stock and one-half
of one Private Warrant issued to Sponsor and Nomura in a private placement simultaneously with the closing of the IPO;
“
Private Warrants
” means warrants included in the Private Units, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms;
“
Public Shares
” means shares of Class A Common Stock included in the Public Units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market);
“
Public Units
” means units comprised of one share of Class A Common Stock and one-half
of one Public Warrant issued in the IPO;
“
Public Warrants
” means warrants included in the Public Units issued in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms;
“
Public Stockholders
” means the holders of the Public Shares, including the Sponsor and the Company’s management team to the extent the Sponsor and/or members of the Company’s management team purchase Public Shares; provided, that the Sponsor’s and each member of the management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares;
“
Restricted Stockholders
” means Nomura, the Members, the Sponsor and directors and officers of the Company;
“
SEC
” means the U.S. Securities and Exchange Commission;
“
Securities Act
” means the Securities Act of 1933, as amended;
“
Series MRCS
” means Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company;
“
Sponsor
” means Lionheart Equities, LLC, a Delaware limited liability company;
“
Trust Account
” means the trust account established by the Company for the benefit of its stockholders with Continental Stock Transfer & Trust Company;
“
Up-C
Unit
” means each pair consisting of one share of Class V Common Stock and one Class B Unit;
“
Virage
” means Virage Capital Management LP, a Texas limited partnership;
“
Voting Rights Threshold Date
” means the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares of the Company generally entitled to vote;
“
VRM
” means Virage Recovery Master LP, a Delaware limited partnership and affiliate of Virage; and
“
VRM MSP
” means VRM MSP Recovery Partners LLC, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS.
Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.
Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.
Unless otherwise specified, the voting and economic interests of the Company’s stockholders set forth in this prospectus assume (a) that no Public Stockholders elect to have their Public Shares redeemed and (b) that there are no other issuances of equity interests of the Company.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will,” the negative form of such expressions or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the Company relating to:

•	the benefits of the Business Combination;

•	the Company’s ability to continue as a going concern;

•	the future financial performance of the Company;

•	changes in the market for the Company’s services;

•	the Company’s ability to successfully defend litigation;

•	expansion plans and opportunities;

•	the Company’s ability to implement its corporate strategy and the impact of such strategy on its future operations and financial and operational results;

•	the Company’s strategic advantages and the impact that those advantages will have on future financial and operational results;

•	changes in business, market, financial, political and legal conditions;

•	the impact of various interest rate environments on the Company’s future financial results of operations;

•	the Company’s evaluation of competition in its markets and its relative position;

•	the Company’s ability to successfully recover proceeds related to the claims it owns or services;

•	the Company’s accounting policies;

•	upgrading and maintain information technology systems;

•	macroeconomic conditions that may affect the Company’s business and the healthcare data and health claims recovery industry in general;

•	political and geopolitical conditions that may affect the Company’s business and the healthcare data and health claims recovery industry in general;

•	the impact of the COVID-19 pandemic, or any other similar pandemic or public health situation, on the Company’s business and the healthcare data and health claims recovery industry in general; and

•	risks relating to the uncertainty of the projected financial information with respect to the Company.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

•	litigation, complaints and/or adverse publicity;

•	changes in applicable laws or regulations;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, rulings in the legal proceedings to which the Company is a party and retaining its management and key employees;

•	the inability to meet applicable Nasdaq listing standards;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the possibility that the business of the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company, as applicable, on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
Our Business
We are a leading healthcare recoveries and data analytics company. We focus on the Medicare, Medicaid and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and Commercial Health Insurers.
Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payer, because the responsible payer is not identified or billed. Because Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions a year in improper billing and lost recoveries. By discovering, quantifying and settling the billed-to-paid
gap on a large scale basis, the Company is positioned to generate meaningful annual recovery revenue at high profit margins.
Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover claims. We have developed over 1,400 proprietary algorithms which help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Health Insurance segments. Our deep team of data scientists and medical professionals analyze historical medical claims data to identify recoverable opportunities. Once these potential recoveries are reviewed by our team, they are aggregated and pursued. Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims. When we are assigned these rights, we take on a risk that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to certain recovery proceeds from our Assignors’ claims (and, in many cases, actually take assignment of the claims themselves, which allow us to step into the Assignor’s shoes). In the instances where we take Claims by assignment, we have total control over the direction of the litigation. We would be the plaintiff in any action filed and would have total control over the direction of the lawsuit. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. In the cases where we take Claims by assignment, we typically agree that 50% of the recoveries generated by those Claims is paid to the applicable Assignor. In the cases where we do not take Claims by assignment, we typically would still be entitled to receive 50% of the recoveries generated by those Claims, subject to certain expenses. Although we typically own assigned claims, for a significant portion of assigned claims our ability to pursue recoveries depends on our ongoing access to data through data access rights granted to us. In these cases, termination of such health care data access would affect our ability to generate recoveries on those claims.
Our current portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $368 billion in Paid Amount), which contains approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of March 31, 2022. We are typically entitled to 50% of recovery rights pursuant to our Claims Cost Recovery Agreements (“CCRAs”) but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. We believe it would take any competitor a long time to amass the portfolio of claims rights currently owned by us due, among things, to the volume of our claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign claims to us.

Recent Developments
MSP Principals Promissory Note
On June 16, 2022, the Company issued an unsecured promissory note in an aggregate principal amount of $112,804,430 (the “MSP Principals Promissory Note”) to the MSP Principals, to provide operating cash to the Company. The MSP Principals Promissory Note bears interest at an annual rate of 4%, payable in kind, and will mature on the four year anniversary of the issuance. The MSP Principals Promissory Note is prepayable by the Company at any time, without prepayment penalties, fees, or other expenses.
A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36,480,000 will be advanced to MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”) for certain operating expenses as contemplated by the Legal Services Agreement. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the board of directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.
Nomura and KBW Promissory Notes
On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million and an unsecured promissory note to Keefe, Bruyette & Woods, Inc. (“KBW”) in a principal amount of approximately $20.3 million, in each case related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura and advisory fees and expenses that became due and payable by the Company to KBW, in connection with the consummation of the Business Combination. The maturity date of each of the promissory notes is May 29, 2023. On the maturity date, the Company is required to pay to each of Nomura and KBW an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest, plus any other obligations then due or payable under each of the promissory notes. Upon two days prior written notice to Nomura or KBW, as applicable, the Company may prepay all or any portion of the then outstanding principal amount under each promissory note together with all accrued and unpaid interest thereon.
Closing of Business Combination
On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc., a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) (the “Company”) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as amended, the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company (“Opco”), the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in MSP to Opco in exchange for non-economic
voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting
economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an
“Up-C
Unit”) (such transaction, the “Business Combination”).
As a result of the closing of the Business Combination (the “Closing”), the Company is organized in an
“Up-C”
structure in which all of the business of MSP and its subsidiaries is held directly or indirectly by Opco, and the Company owns all of the voting economic Class A Units of Opco and the Members and their designees own all of the non-voting
economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco (the “LLC Agreement”).
In connection with the Closing, the Company changed its name from “Lionheart Acquisition Corporation II” to “MSP Recovery, Inc.” Unless the context otherwise requires, in this prospectus, the “Company” refers to LCAP prior to the Closing and to the combined company and its subsidiaries following the Closing.
The aggregate consideration paid to the Members (or their designees) at the Closing consisted of (i) 3,250,000,000
Up-C
Units and (ii) rights to receive payments under the Tax Receivable Agreement. Of the 3,250,000,000
Up-C
Units, 3,167,967,900
Up-C
Units were issued in connection with the Closing and 95,526,708
Up-C
Units were designated to the Company and Opco for cancelation (“Canceled Units”). Since the Closing, the Company has issued 50,022,000 Up-C Units to certain designated persons and intends to further issue shares of Class A Common Stock in respect of transaction-related bonuses or certain other designated persons, which together with the 50,022,000 Up-C Units would be equivalent in number to the Canceled Units.

At the Closing, the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), issued prior to the initial public offering of the Company, held by the Sponsor, and certain other Company stockholders was converted into shares of Class A Common Stock on a one-for-one
basis.
Additionally, in connection with the Business Combination, the Company declared the New Warrant Dividend comprising approximately 1,028,046,326 New Warrants payable to the holders of record of the Class A Common Stock as of the close of business on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants will be exercisable 30 days following the Closing Date until their expiration date, which will be the fifth anniversary of the Closing Date or earlier redemption. The record date for the determination of the holders of record of the outstanding shares of Class A Common Stock entitled to receive the New Warrant Dividend was the close of business on the Closing Date. The New Warrant Dividend was issued on or around May 25, 2022, in an aggregate amount of 1,028,046,326 New Warrants.
Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, the exercise price of the Public Warrants decreased to $0.0001 per share of Class A Common Stock.
Prior to and in connection with the Special Meeting, holders of 9,741,374 shares of Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.10 per share, for an aggregate of approximately $98.4 million. The per share redemption price of approximately $10.10 for public stockholders electing redemption was paid out of the Company’s Trust Account, which, after taking into account the redemptions, had a balance immediately prior to the consummation of the Business Combination of $23.4 million, which was used to pay transaction expenses in connection with the closing of the Business Combination.
As of the Closing, the Company has two classes of authorized common stock. The shares of Class A Common Stock and Class V Common Stock each are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of the Class V Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock.
OTC Equity Prepaid Forward Agreement
On May 17, 2022, the Company and CF Principal Investments LLC (“CF”), an affiliate of Cantor Fitzgerald & Co., entered into an agreement (the “FEF Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Prepaid Forward”). Pursuant to the terms of the Prepaid Forward, CF agreed to (a) transfer to MSP for cancellation any New Warrants received as a result of being the stockholder of record of any shares of Common Stock as of the close of business on the closing date of the Business Combination, in connection with the New Warrant Dividend, and (b) waive any redemption right that would require the redemption of the number of shares of Common Stock owned by CF at the closing of the Business Combination in exchange for a pro rata amount of the funds held in the Trust Account.
Pursuant to the terms of the Prepaid Forward, CF purchased 1,129,589 shares of Common Stock prior to the approval of the Business Combination and outside of the redemption process in connection with the Business Combination, for a purchase price of $10.11 per share, reflecting an aggregate purchase price of approximately $11,420,144.79. Pursuant to the terms of the Prepaid Forward, 133,291,502 of the New Warrants will be transferred for cancelation to the Company.
At any time, and from time to time, after May 23, 2022 (the closing of the Business Combination), CF may sell Subject Shares (as defined in the Confirmation) at its sole discretion in one or more transactions, publicly or privately and, in connection with such sales, terminate the Prepaid Forward in whole or in part in an amount corresponding to the number of Subject Shares sold (the “Terminated Shares”). Any Subject Shares sold by CF during the term of the Prepaid Forward will cease to be Subject Shares (the “OET Shares”). CF will give written notice to MSP of any sale of Subject Shares by CF within one business day of the date of such sale, such notice to include the date of the sale, the number of Subject Shares sold, and the sale price per Subject Share. In connection with each such optional early termination, on the Valuation Date (as defined in the Confirmation), (a) CF will receive from the Escrow Account an amount equal to the positive excess, if any, of (x) the product of the Redemption Price and the aggregate number of OET Shares over (y) an amount equal to the proceeds received by CF in connection with sales of the OET Shares, and (b) the Company will receive from the Escrow Account the amount set forth in (y) above.
Committed Equity Facility
On May 17, 2022, the Company entered into a Company Common Stock Purchase Agreement (the “CF Purchase Agreement”) with CF. Pursuant to the CF Purchase Agreement, the Company has the right to sell to CF from time to time at its option up to $1 billion in shares of the Company’s Common Stock, subject to the terms, conditions and limitations set forth in the CF Purchase Agreement.

Sales of the shares of the Common Stock to CF under the CF Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by the Company about the use of proceeds of such common stock sales. The net proceeds from any such sales under the CF Purchase Agreement will depend on the frequency with, and the price at, which the shares of Common Stock are sold to CF.
Upon the initial satisfaction of the conditions to CF’s obligation to purchase shares of Common Stock set forth under the CF Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by CF of the shares of common stock under the Securities Act, purchased pursuant to the CF Purchase Agreement (the “Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the CF Purchase Agreement, until no later than the first day of the month following the 36 month anniversary of the date that the Resale Registration Statement is declared effective, to direct CF to purchase up to a specified maximum amount of Common Stock as set forth in the CF Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. The purchase price of the common stock that the Company elects to sell to CF pursuant to the CF Purchase Agreement will be 98% of the VWAP of the common stock during the applicable purchase date on which the Company has timely delivered a written notice to CF, directing it to purchase common stock under the CF Purchase Agreement.
Deferral of Transaction Expenses and Going Concern
Due to the rate of redemptions in the Business Combination, there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and was also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the full amount previously reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CF Purchase Agreement and the Investment Capacity Agreement dated as of September 30, 2021, by and among the Company and Virage (the “ICA”), as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the March 31, 2022 unaudited interim condensed combined and consolidated financial statements were issued. On June 16, 2022, the Company executed a promissory note with John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively, to provide operating cash to the Company. The aggregate principal amount was $112.8 million and bears interest at an annual rate of 4%, which is payable in kind. The promissory note matures on the four year anniversary of issuance. A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36.5 million will be advanced to MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”) for certain operating expenses as contemplated by the Legal Services Agreement. The execution of this promissory note alleviates substantial doubt about the Company’s ability to continue as a going concern within one year of the date of this filing. However, actual results, including sources and uses of cash, may differ from our current estimates due to the inherent uncertainty involved in making those estimates and any such differences may impact the Company’s ability to continue as a going concern in the future.
The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this prospectus in the sections entitled “Risk Factors.”

Corporate Information
We are a Delaware corporation. Our principal executive offices are located at 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134 and our telephone number at that address is
305-614-2222.
Our website is located at https://www.msprecovery.com/. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.
The Offering
We are registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of up to 3,981,159,239 shares of our Common Stock (which includes up to 755,525,000 shares of Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to certain Selling Securityholders in a private placement by the Company pursuant to the terms of existing contracts.
We are also registering the issuance of up to 1,032,827,147 shares of our Class A common stock issuable upon the exercise of the Public Warrants and the New Warrants.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “
Risk Factors
” on page 9 of this prospectus.
Issuance of Class A Common Stock upon Exercise of Warrants
The following information is as of June 30, 2022 and does not give effect to issuances of our Common Stock, warrants or options to purchase shares of our Common Stock after such date, or the exercise of warrants or options after such date.

Shares of our Class A common stock to be issued upon exercise of all Public Warrants and New Warrants	1,032,827,147 shares.

Shares of our Class A common stock outstanding prior to exercise of all Public Warrants and New Warrants	67,173,336 shares.

Use of proceeds	Because of the adjusted exercise price of the Public Warrants and the Private Warrants, we expect to receive only nominal proceeds, if any, from the exercise thereof.

To the extent any New Warrants are exercised in accordance with their terms, we are required under the LLC Agreement (as defined below) to use the net proceeds to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. Accordingly, we will not retain any proceeds from the exercise of New Warrants.

Resale of Class A common stock and warrants

Shares of Class A common stock offered by the Selling Securityholders (up to 755,525,000 shares of Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to certain Selling Securityholders pursuant to the terms of existing contracts
3,981,159,239 shares.

Warrants to purchase Class A common stock offered by the Selling Securityholders	755,525,000 New Warrants.

Use of proceeds	We will not receive any proceeds from the sale of Common Stock or warrants to be offered by the Selling Securityholders.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up
periods. See “
Description of Securities

-

Lock-up
Agreements
” for further discussion.

Nasdaq Ticker symbols	Our Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “MSPR,” “MSPRZ” and “MSPRW,” respectively.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A Common Stock that will be outstanding after this offering is based on
67,173,336

shares of our Class A Common Stock outstanding as of June 30, 2022 and excludes 98,736,750 shares of Class A common stock available for future issuance under our Incentive Plan.
Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise of the outstanding stock options described above.

Risk Factor Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “
Risk Factors
,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “
Risk Factors
,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:
Risks Related to Our Business and Operations

•
The Company has a history of net losses and no substantial revenue to date, and it may not generate recoveries, create significant revenue or achieve profitability. Its relatively limited operating history makes it difficult to evaluate current business and future prospects and increases the risk of your investment.

•
The Company has a limited history of actual recoveries to date as a result of cases that are still in litigation, and there are risks associated with estimating the amount of revenue that the Company will recognize from potential recoveries. If the Company’s projections are not realized, it would impact the timing and the amount of the Company’s revenue recognition and have a material adverse effect on its business, results of operations, financial condition and cash flows.

•
Under some agreements with Assignors, the Company assumes the risk of failure to recover on the assigned claims, and if it fails to make recoveries with respect to the assigned claims and therefore is unable to generate recovery proceeds greater than or equal to the expenses it incurred in the limited times where it paid to purchase the assigned claims, such losses can adversely affect the Company’s business.

•
A significant portion of the Company’s recovery collections relies upon its success in individual, class action or mass aggregated claims in lawsuits brought against third parties, which are inherently unpredictable, as is the Company’s ability to collect on judgments in its favor.

•	The Company’s recoveries are dependent upon the court system, and unfavorable court rulings or delays can adversely affect its recovery efforts and business.

•
Litigation outcomes are inherently risky and difficult to predict, and an adverse outcome may result in complete loss of the Company’s claims associated with that matter (or a complete loss in value associated with those claims).

•
Despite the Company’s success as it relates to its assignments in published appellate decisions, the Company’s assignments can be deemed invalid in court, which could adversely affect its recoveries and its business.

•	Courts may find some of the Company’s damages calculations to include claim lines that are unreasonable, unrelated, or unnecessary.

•	The Company’s recoveries are materially reduced by its fee sharing arrangement with the Law Firm.

•	A market for the Company’s securities may not continue, which would adversely affect the market price of our securities.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

Market Price, Ticker Symbols and Dividend Information
Market Price and Ticker Symbols
Our Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “MSPR,” “MSPRZ” and “MSPRW,” respectively.
On June 29, 2022, the last reported sale price of our Common Stock on the Nasdaq was $2.50 per share, the closing price of our Public Warrants was $2.58 per warrant and the closing price of our New Warrants was $0.0899 per warrant.
Holders
As of June 30, 2022, the Company had
67,173,336

shares of the Class A common stock outstanding held of record by 58 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon, among other things, our revenues and earnings, capital requirements and general financial condition and the terms of any outstanding indebtedness. The payment of any cash dividends will be within the discretion of the Board at such time.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to the Company’s Business and Industry
In this section “we,” “us,” “our” and other similar terms refer to MSP and its subsidiaries prior to the Business Combination and to the Company following the Business Combination.
We have a history of net losses and no substantial revenue to date, and we may not achieve recoveries, generate significant revenue or achieve profitability. Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.
Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. MSP Recovery started in 2014 with its very first assignment from a health plan in Miami, Florida. To date we have achieved no substantial revenue and limited actual recoveries from our assigned claims, and there is no guarantee that we will achieve recoveries, revenue and profitability as we have projected. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other data analytics companies, acquiring and retaining Assignors, hiring, integrating, training and retaining skilled personnel, unforeseen expenses, challenges in forecasting accuracy and successfully integrating new strategies. If we are unable to achieve actual recoveries, increase our Assignor base, successfully manage our recovery efforts from third-party payers or successfully expand, our revenue and our ability to achieve and sustain profitability would be impaired. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We have a limited history of actual recoveries to date, and there are risks associated with estimating the amount of revenue that we recognize from the recovery. If our estimates of revenue are materially inaccurate, it would impact the timing and the amount of our revenue recognition and have a material adverse effect on our business, results of operations, financial condition and cash flows.
We have a limited track record of generating actual recoveries and related revenue from the claims we have purchased or otherwise been assigned. There are risks associated with estimating the amount of future recoveries and revenues that we may achieve under our assigned claims. Our estimates and projections depend on significant assumptions and involve significant risks which could cause our actual results to vary materially.
Examples of material assumptions we make include, but are not limited to:

•	Our assessment that the assigned claims are potentially recoverable claims;

•	The achievement of multiples above the paid amount of potentially recoverable claims; and

•	The length (and cost) of litigation required to achieve recoveries.

Any of these assumptions may prove over time to be materially inaccurate. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.
Under most of our agreements with Assignors, we assume the risk of failure to recover on the assigned claims, and if we fail to make recoveries with respect to the assigned claims receivables and therefore, are unable to generate recovery proceeds greater than or equal to the amounts paid by us to purchase the assigned claims, it can adversely affect our business.
In many instances, we pay our Assignors an upfront purchase price for assignment of their healthcare claims recoveries. Accordingly, there is a risk that we may not successfully recapture the upfront purchase price if we fail to make recoveries with respect to the assigned claims. If we fail to generate significant recovery proceeds with respect to the assigned claims, it would have an adverse effect on our profitability and business.
A significant portion of our recovery collections relies upon our success in individual lawsuits brought against third parties, which are inherently unpredictable, and our ability to collect on judgments in our favor.
We generate, and expect to generate, a significant portion of our revenue by collecting on judgments that are granted by courts in lawsuits filed against insurers, tortfeasors, and other liable parties. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. As we increase our use of the legal channels for collections, our short-term margins may decrease as a result of an increase in upfront court costs and costs related to counter claims. We may not be able to collect on certain aged claims because of applicable statutes of limitations and we may be subject to adverse effects of regulatory changes.
Our recoveries are dependent upon the court system, and unfavorable court rulings, delays, damages calculations or other limitations can adversely affect our recovery efforts and our business.
Typically, we must file actions in court to recover monies related to those paid by our Assignors and a substantial amount of our recoveries are dependent on the courts. Because we rely on the courts to adjudicate recoveries, we can be subject to adverse court rulings, significant delays, damages calculations or other limitations, each of which can negatively impact our business and recovery efforts.
For example, from time to time, the courts dismiss our cases with or without prejudice. When one of our cases is dismissed without prejudice, we can refile the action. Accordingly, we retain the ability to bring those claims in a recovery action. When our case is dismissed with prejudice, we cannot refile the action. Accordingly, we lose the ability to pursue such claims. We cannot guarantee that we will not receive adverse rulings in court. Historically, we have received adverse rulings such as:

•	Dismissal for failure to file within the applicable statute of limitations.

•	Dismissal because an assignment did not include the claim that was brought in court (or such assignment was found to be invalid).

•	Dismissal for lack of standing to assert claims.

•	Dismissal for lack of personal jurisdiction.

•	Dismissal for pleading deficiencies.
Additionally, in certain of our cases, our recoveries may be limited as a function of courts’ damages calculations.
For example, in certain antitrust matters, recoveries may be limited to the difference between the price that a drug manufacturer charged for the drug and the price of the drug absent the relevant anticompetitive action. The list above is not exhaustive of unfavorable rulings, damages calculations or other limitations which we may or have encountered. We can be subject to many other unfavorable rulings, damages calculations or limitations which are not listed above. Such unfavorable rulings, damages calculations or other limitations can negatively affect our business and our recovery efforts.

Litigation outcomes are inherently risky and difficult to predict, and an adverse outcome may result in complete loss of our claims associated with that matter (or a complete loss in value associated with those claims).
It is difficult to predict litigation outcomes, particularly complex litigation of the type that forms the basis of our business. If we do not succeed in the litigation, if the damages awarded in our favor are less than what we expected or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including complete loss of our claims associated with that matter and, in some jurisdictions, liability for the adverse costs of the successful party to the litigation. Unfavorable litigation outcomes could, individually or in the aggregate, have a material adverse effect on our business, results of operations and financial condition.
Our assignments can be deemed invalid in court which could adversely affect our recoveries and our business.
We typically receive assignments of healthcare claims recoveries from our Assignors via irrevocable assignments. Accordingly, we are able to pursue those claims that our Assignors originally owned. Enforceability of our assignment agreements are often challenged by defendants in court. If a court determines that an assignment agreement is invalid (whether due to a technical deficiency or regulatory prohibition or otherwise), we will lose the ability to pursue those claims. This can adversely affect our recovery efforts and our business.
Courts may find some of our damages calculations to include expenses that are unreasonable, unrelated, or unnecessary.
Our damage calculations at times include medical expenses paid by our Assignors that the courts may deem unreasonable, unrelated or unnecessary. Accordingly, a court may find our damages calculations to be incorrect which could lead to lower than anticipated recoveries. Such a result can adversely affect our business and our recoveries.
Some of our recoveries may be subject to different interpretations of the applicable statutes of limitations.
Our recoveries can be subject to different interpretations of the applicable statutes of limitations. Therefore, recovery claims made in some forums may be brought later in another forum. Failure to bring our claims within the applicable limitations period in the selected forum can result in having our claim dismissed as untimely and can adversely affect our business and our recoveries.
Our fee sharing arrangement with the Law Firm materially reduces our recoveries.
We enter into legal services agreements with the Law Firm and the various entities that hold claims. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned Claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel
and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee from the proceeds recovered, which amount is typically paid from our 50% portion of the Net Proceeds. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award. An increase in these fees would further adversely affect our net recoveries. For more information about our fee sharing arrangement, see “Business —Scale of Current Portfolio” and “ —Fee Sharing Arrangements.”
We may experience delays due to inconsistent court rulings.
Inconsistent court rulings on different cases can create delays in our recovery efforts. This uncertainty may have an adverse impact on our recoveries and our business.
We may experience delays and other uncertainties surrounding the effects of
COVID-19
on the judicial system calendar and capacity.

We continue to closely monitor the impact of the global
COVID-19
pandemic on all aspects of our business. We face potential delays in resolving pending legal matters as a result of court, administrative and other closures and delays as a result of
COVID-19
in many of the jurisdictions in which we operate. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the
COVID-19
pandemic.
Assignors may pursue recovery on claims directly or may use recovery agents other than us in connection with the Assignor’s efforts to recover on claims.
With respect to the Assignors of the assigned claims, some of our agreements exclude from the assignment of claims those claims that are assigned to or being pursued by other recovery vendors of the Assignor at the time of the assignment. We have identified instances where the Assignor did not filter its data provided to us to account for such exclusions. This resulted in some claims being identified by us for purposes of our recovery estimates. This also has resulted in other recovery agents of the Assignor making collections on claims that we previously believed were assigned to us. Although we endeavor to seek appropriate clarification from Assignors to properly identify claims that are being pursued by other recovery vendors, due to the nature and volume of data, it may not be possible to identify with precision all such claims. While we do not believe any overlap with other recovery vendors with respect to assigned claims to be material, there can be no assurance as to the ultimate impact on our recoveries or our business.
If lawyers we rely on to litigate claims and defenses do not exercise due skill and care, or the interests of their clients do not align with ours, there may be a material adverse effect on the value of our assets.
We are particularly reliant on lawyers to litigate claims and defenses with due skill and care. If they are unable or unwilling to do this for any reason, it is likely to have a material adverse effect on the value of our assets. We may have limited experience or no prior dealings with such lawyers and there can be no guarantee that the outcome of a case will be in line with our or the lawyers’ assessment of the case or that such lawyers will perform with the expected skill and care.
Our business and future growth depend on our ability to successfully expand the volume of our healthcare claims and obtain data from new Assignors and healthcare claims from our existing Assignor base.
We expect a significant portion of our future revenue growth to come from expanding the volume of claims we are assigned; this includes obtaining claims and data from new Assignors as well as our existing Assignors. Our efforts to do so may not be successful. If we are unable to successfully expand the scope of healthcare claims assigned from potential and existing Assignors, it could have a material adverse effect on our growth and on our business, financial condition and results of operations.
The positions we will typically acquire in connection with our acquisition of claims are unsecured and may be effectively subordinated to other obligations.
The types of claims we invest in are typically unsecured, and therefore will be subordinated to existing or future secured obligations and may be subordinated to other unsecured obligations of the parties against which we seek recoveries. The repayment of these claims and rights is subject to significant uncertainties. The holders of other obligations may have priority over us to collect amounts due to them and therefore would be entitled to be paid in full before assets would be available for distribution to us.
Our investments in claims may entail special risks including, but not limited to, fraud on the part of the Assignor of the claim.
One concern in investing in claims is the possibility of material misrepresentations or omissions on the part of an Assignor, underlying beneficiary or other counterparty (e.g., some Assignors may set out to defraud investors like us). For example, an Assignor may misrepresent the quality, validity or existence of a claim or other information provided to us. There is no assurance we will detect such fraud and any inaccuracy or incompleteness, if undetected, may adversely affect the valuation of one or more claims and adversely affect our business and performance. Under certain circumstances, recoveries may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance.

Internal improvements to healthcare claims and retail billing processes by our Assignors could reduce the need for, and revenue generated by, our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We offer solutions that help our Assignors enhance payment accuracy in an increasingly complex environment, including through our Chase to Pay platform. Over time, our work may increase compliance amongst third-party payers. If such processes continue to improve, demand for our solutions could be reduced. With enough time and investment, many of our Assignors may be able to reduce or resolve recurring payment process complexities and resulting payment inaccuracies. As the skills, experience and resources of such technology, systems and personnel improve, they may be able to identify payment inaccuracies before using our services, which would reduce the payment inaccuracies identified by our solutions and our ability to generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.
Healthcare spending fluctuations, simplification of the healthcare delivery and reimbursement system, programmatic changes to the scope of benefits and limitations to payment integrity initiatives could reduce the need for our data-driven solutions, which could have a material adverse effect on our business, financial condition and results of operations.
Our solutions improve our Assignors’ ability to accurately pay healthcare claims and prevent or recover inaccurate payments, which often are a result of complexities in the healthcare claims payment system. Although the healthcare benefit and payment systems continue to grow in complexity due to factors such as increased regulation and increased healthcare enrollment, the need for and user adoption of our solutions and/or the scope and profitability of the solutions that we provide to our Assignors could be negatively affected by, among other things:

•
simplification of the U.S. healthcare delivery and reimbursement systems, either through shifts in the commercial healthcare marketplace or through legislative or regulatory changes at the federal or state level;

•	reductions in the scope of private sector or government healthcare benefits (for example, decisions to eliminate coverage of certain services);

•	the transition of healthcare beneficiaries from fee-for-service plans to value-based plans;

•	the adoption of healthcare plans with significantly higher deductibles;

•	limits placed on payment integrity initiatives, including the Medicare RAC program; and

•	lower than projected growth in private health insurance or the various Medicare and Medicaid programs, including Medicare Advantage.
Any of these developments could have a material adverse effect on our business, financial condition and results of operations.
If our existing Assignors prematurely terminate their agreement with us or if either party materially breaches an agreement, and we can no longer receive future assignments of healthcare claims recoveries, it could have a material adverse effect on our business, financial condition and results of operations.
We expect in the future to derive, a significant portion of our revenue from our existing Assignors and, accordingly, we are reliant on ongoing data transfers and the associated assignments of claims from existing Assignors. As a result, maintaining these relationships is critical to our future growth and our business, financial condition and results of operations. We may experience significantly more difficulty than we anticipate in maintaining our existing Assignor agreements. Factors that may affect our ability to continue providing our services under such agreements for our services and our ability to sell additional solutions include:

•	the price, performance, and functionality of our solutions;

•	the availability, price, performance, and functionality of competing solutions;

•	our Assignors’ perceived ability to review claims accurately using their internal resources;

•	our ability to develop complementary solutions;

•	our continued ability to access the data necessary to enable us to effectively develop and deliver new solutions to Assignors;

•	the stability and security of our platform;

•	changes in healthcare laws, regulations, or trends; and

•	the business environment of our Assignors.
Pursuant to the claims recovery and assignment agreements with our Assignors, the Assignors may choose to discontinue one or more services under an existing contract, may exercise flexibilities within their contracts to adjust service volumes, may breach or terminate the contract prior to its agreed upon completion date. A material breach by either party to the agreement may also result in the termination of receiving future claims. Any such occurrences could reduce our revenue from these Assignors. Although a cancellation or termination of a contract does not revoke the original assignment from our Assignors in many instances because such assignment was irrevocable, termination still affects future transfers of data and future assignment of claims. Accordingly, such cancellations or terminations can constrain our growth and result in a decrease in revenue which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.
As part of our strategy, we seek to develop new Assignor relationships, principally among healthcare payers and providers. Our ability to develop new relationships depends on a variety of factors, including the quality and performance of our solutions, as well as the ability to market and sell our solutions effectively and differentiate ourselves from our competitors. We may not be successful in developing new Assignor relationships. If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.
In some events, we may act as a servicing agent for another party. If one of these parties terminates their agreement with us or if either party materially breaches an agreement it could have a material adverse effect on our business, financial condition and results of operations.
Sometimes, we may provide our services as a servicing agent to third parties. These services include, but are not limited to, identifying, processing, prosecuting and recovering monies related to recoverable claims. As a servicing agent, we will act as an independent contractor on behalf of a contracting party who owns the rights to certain recoverable claims. If a party terminates such servicing agreement with us, or if either party is in default of any servicing agreement, it could have a material adverse effect on our business, financial condition and results of operations.
We have long sales and implementation cycles for many of our data-driven solutions and if we fail to close sales after expending time and resources, or if we experience delays in implementing the solutions, it could have a material adverse effect on our business, financial condition and results of operations.
Potential customers generally perform a thorough evaluation of available payment accuracy solutions and require us to expend time, effort and money educating them as to the value of our solutions prior to entering into a contract with them. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our potential customer’s budgetary constraints or for other reasons. In addition, following a successful sale, the implementation of our systems frequently involves a lengthy process, as we onboard the new customer’s healthcare data into our proprietary systems. If we are unsuccessful in closing sales after expending funds and management resources or if we experience delays in such sales or in implementing our solutions, it could have a material adverse effect on our business, financial condition and results of operations.

If our Assignors’ risk agreements change, it can have a material adverse effect on our business, financial condition and results of operations.
Many of our Assignors are first-tier entities, as defined in 42 CFR § 422.2. A first-tier entity is a party that enters into a written arrangement, acceptable to CMS, with an MAO or applicant to provide administrative services or healthcare services for a Medicare eligible individual under the Medicare Advantage program. These entities enter into risk agreements with downstream entities, as defined under 42 CFR § 422.2. If these agreements change or include any restrictions on the assignability of claims, it can have a material adverse effect on our recoveries, business, financial condition, and results of operations.
We obtain and process a large amount of sensitive data. Our systems and networks may be subject to cyber-security breaches and other disruptions that could compromise our information. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business, financial condition and results of operations.
We use, obtain and process large amounts of confidential, sensitive and proprietary data, including protected health information (“PHI”) subject to regulation under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and personally identifiable information (“PII”) subject to state and federal privacy, security and breach notification laws. The secure processing and maintenance of this information is critical to our operations and business strategy. We face risks associated with new and untested personnel, processes and technologies which have recently been implemented to augment our security and privacy management programs. If our security measures or those of the third-party vendors we use who have access to this information are inadequate or are breached as a result of third- party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, trickery or otherwise, and, as a result, someone obtains unauthorized access to sensitive information, including PHI and PII, on our systems or our providers’ systems, our reputation and business could be damaged. We cannot guarantee that our security efforts will prevent breaches or breakdowns to our or our third-party vendors’ databases or systems.
In addition, our operations are spread across the United States and Puerto Rico and we rely heavily on technology to communicate internally and efficiently perform our services. We have implemented measures that are designed to mitigate the potential adverse effects of a disruption, relocation or change in operating environment; however, we cannot provide assurance that the situations we plan for and the amount of insurance coverage that we maintain will be adequate in any particular case. In addition, despite system redundancy and security measures, our systems and operations are vulnerable to damage or interruption from, among other sources:

•	power loss, transmission cable cuts, and telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	attacks by hackers or nefarious actors;

•	human error;

•	computer viruses and other malware, or software defects; and

•	physical break-ins, sabotage, intentional acts of vandalism, terrorist attacks, and other events beyond our control.
If we encounter a business interruption, if we fail to effectively maintain our information systems, if it takes longer than we anticipate to complete required upgrades, enhancements or integrations or if our business continuity plans and business interruption insurance do not effectively compensate on a timely basis, we could suffer operational disruptions, disputes with Assignors, civil or criminal penalties, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate financial and other reports or other adverse consequences, any of which could have a material adverse effect on our business, financial condition and results of operations.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may hinder our ability to provide services, establish appropriate pricing for services, retain and attract Assignors, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things. Additionally, as Assignors maintain their own supporting documentation, data and records, it is possible that they may provide us with erroneous or inaccurate data. The occurrence of any of these events could cause our solutions to be perceived as vulnerable, cause our Assignors to lose confidence in our solutions, negatively affect our ability to attract new Assignors and cause existing Assignors to terminate or not renew our solutions. If the information is lost, improperly disclosed or threatened to be disclosed, we could incur significant liability and be subject to regulatory scrutiny and penalties. Furthermore, we could be forced to expend significant resources in response to a security breach, including investigating the cause of the breach, repairing system damage, increasing cyber-security protection costs by deploying additional personnel and protection technologies, notifying and providing credit monitoring to affected individuals, paying regulatory fines and litigating and resolving legal claims and regulatory actions, all of which could increase our expenses and divert the attention of our management and key personnel away from our business operations.
In addition, if our own confidential business information were improperly disclosed, our business could be materially adversely affected. A core aspect of our business is the reliability and security of our technology platform. Any perceived or actual breach of security could have a significant impact on our reputation as a trusted brand, cause us to lose existing Assignors, prevent us from obtaining new Assignors, require us to expend significant funds to remedy problems caused by breaches and to implement measures to prevent further breaches, and expose us to legal risk and potential liability. Any security breach at a third-party vendor providing services to us could have similar effects. Any breach or disruption of any systems or networks on which we rely could have a material adverse effect on our business, financial condition, and results of operations.
Our information technology strategy and execution are critical to our continued success. We expect to continue to invest in long-term solutions that will enable us to continue being a differentiator in the market and to protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.
If we fail to innovate and develop new solutions, or if these new solutions are not adopted by existing and potential Assignors or other users, it could have a material adverse effect on our business, financial condition and results of operations.
Our results of operations and continued growth will depend on our ability to successfully develop and market new solutions that our existing and potential Assignors or other users are willing to adopt. For example, as part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform designed to organize and facilitate access to users’ medical records. We cannot provide assurance that our new or modified solutions will be responsive to Assignor or users preferences or industry changes, or that the product and service development initiatives we prioritize will yield the gains that we anticipate, if any.

If we are unable to predict market preferences or if our industry changes, or if we are unable to modify our solutions on a timely basis, we may lose Assignors or fail to attract new ones. If existing Assignors are not willing to adopt new solutions, or if potential Assignors or other users do not value such new solutions, it could have a material adverse effect on our business, financial condition and results of operations.
Certain of our activities present the potential for identity theft or similar illegal behavior by our employees or contractors with respect to third parties, which could have a material adverse effect on our business, financial condition and results of operations.
Our solutions involve the use and disclosure of personal information that in some cases could be used to impersonate third parties or otherwise improperly gain access to their data or funds. If any of our employees or contractors take, convert, or misuse such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages and our business reputation could be damaged. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. In addition, federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our Assignors that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with Assignor accounts, which could be costly. If data utilized in our solutions are misappropriated for the purposes of identity theft or similar illegal behavior, it could have a material adverse effect on our reputation, business, financial condition and results of operations.
If we fail to comply with applicable privacy, security and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, it could have a material adverse effect on our reputation, business, financial condition and results of operations.
In order to provide our services and solutions, we often receive, process, transmit and store PHI and PII of individuals, as well as other financial, confidential and proprietary information belonging to our Assignors and third parties from which we obtain information (e.g., private insurance companies, financial institutions, etc.). The receipt, maintenance, protection, use, transmission, disclosure, and disposal of this information is regulated at the federal, state, international and industry levels and we are also obligated by our contractual requirements with customers. These laws, rules and requirements are subject to frequent change. Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs and may constrain or require us to alter our business model or operations. For example, we are subject to federal regulation as a result of the Final Omnibus Privacy, Security, Breach Notification and Enforcement Rules (the “Omnibus Final Rule”) amendments to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009. We collectively refer to these acts and their implementing federal regulations, including the Omnibus Final Rule, as “HIPAA.”
HIPAA establishes privacy and security standards that limit our use and disclosure of PHI and requires us to implement administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of PHI, as well as notify our covered entity customers of breaches of unsecured PHI and security incidents. HIPAA also imposes direct penalties on us for violations of its requirements. In addition to HIPAA, we are also subject to varying state laws governing the use and disclosure of PII, including medical record information, as well as state laws requiring notification in case of a breach of such information. The Omnibus Final Rule significantly increased the risk of liability to us, our business associates and subcontractors by making us directly subject to many of HIPAA’s requirements and made more incidents of inadvertent disclosure reportable and subject to penalties.
We act as a business associate to our covered entity customers because we collect, use, disclose and maintain PHI in order to provide services to these customers. HIPAA requires us to enter into satisfactory written business associate agreements with our covered entity customers, which contain specified written assurances that we will safeguard PHI that we create or access and will fulfill other material obligations. Under the Omnibus Final Rule, we may be held directly liable under our business associate agreements and HIPAA for any violations of HIPAA. Therefore, we could face contractual liability with our Assignors as well as liability to the government under HIPAA if we do not comply with our business associate obligations and those provisions of HIPAA that are applicable to us. While we take measures to comply with applicable laws and regulations as well as our internal privacy policies, such laws, regulations and related legal standards for privacy and security continue to evolve and any failure or perceived failure to comply with applicable laws, regulations and standards may result in threatened or actual proceedings, actions and public statements against us by government entities, private parties, consumer advocacy groups or others, or could cause us to lose Assignors, which could have a material adverse effect on our business, financial condition and results of operations. The penalties for a violation of HIPAA are significant and, if imposed, could have a material adverse effect on our business, financial condition and results of operations. While we have included protections in our contracts with our third-party service providers, as required by the Omnibus Final Rule, we have limited oversight or control over their actions and practices. In addition, we could also be exposed to data breach risk if there is unauthorized access to one of our or our subcontractors’ secured facilities or from lost or stolen laptops, other portable media from current or former employee theft of data containing PHI, from misdirected mailings containing PHI, or other forms of administrative or operational error. HHS conducts audits to assess HIPAA compliance efforts by covered entities and business associates. An audit resulting in findings or allegations of noncompliance could have a material adverse effect on our results of operations, financial position and cash flows.
Additional risks include our ability to effectively manage growth, process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid.
Noncompliance or findings of noncompliance with applicable laws, regulations or requirements, or the occurrence of any privacy or security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive personal information, whether by us or by one of our third-party service providers, could have a material adverse effect on our reputation and business, including, among other consequences, mandatory disclosure to the media, loss of existing or new Assignors, significant increases in the cost of managing and remediating privacy or security incidents and material fines, penalties and litigation awards, any of which could have a material adverse effect on our results of operations, financial position and cash flows. Further, if such laws and regulations are not enforced equally against other competitors in a particular market, our compliance with such laws may put us a competitive disadvantage vis-à-vis
competitors who do not comply with such requirements.
We have Assignors throughout the United States and our solutions may contain healthcare information of patients located across all 50 states and Puerto Rico. Therefore, we may be subject to the privacy laws of each such jurisdiction, which may vary and, in some cases, can impose more restrictive requirements than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our Assignors and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.
The following legal and regulatory developments also could have a material adverse effect on our business, financial condition and results of operations:

•	amendment, enactment, or interpretation of laws and regulations that restrict the access and use of personal information and reduce the supply of data available to Assignors;

•	changes in cultural and consumer attitudes to favor further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of our solutions to comply with current laws and regulations; and

•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.
Changes in legislation, both federal and state, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Medicare Secondary Payer Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.
Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. This law allows us to pursue recoveries against Primary Payers for reimbursement of medical expenses that our Assignors paid for when Primary Payers (i.e. liability insurers) were responsible for payment. While we believe we have been successful at both the federal and state level in establishing a legal basis for our recoveries, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Also, any changes to the Federal Medicare and Medicaid programs can affect our ability to attract new Assignors and acquire new data, thus substantially affecting our business, growth and recoveries. If the Medicare Secondary Payer Act is substantially changed or repealed, it could significantly reduce our potential recoveries and have a material adverse effect on our business, financial condition and results of operations.
Changes in the United States healthcare environment, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Affordable Care Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.
The healthcare industry in the United States is subject to a multitude of changing political, economic and regulatory influences that affect every aspect of our healthcare system. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”), made major changes in how healthcare is delivered and reimbursed, and generally increased access to health insurance benefits to the uninsured and underinsured population of the United States. Among other things, the Affordable Care Act increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. However, many of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules. In addition, there have been and continue to be a number of legislative and regulatory initiatives to contain healthcare costs, reduce federal and state government spending on healthcare products and services and limit or restrict the scope of the Medicare RAC program and other program integrity initiatives.
Future changes to the Affordable Care Act and to the Medicare and Medicaid programs and other federal or state healthcare reform measures may lower reimbursement rates, establish new payment models, increase or decrease government involvement in healthcare, decrease the Medicare RAC program and otherwise change the operating environment for us and our Assignors. If efforts to waive, modify or otherwise change the Affordable Care Act, in whole or in part, are successful, if we are unable to adapt our solutions to meet changing requirements or expand service delivery into new areas, or the demand for our solutions is reduced as a result of healthcare organizations’ reactions to changed circumstances and financial pressures, it could have a material adverse effect on our business, financial condition and results of operations.
Healthcare organizations may react to such changed circumstances and financial pressures, including those surrounding the implementation of the Affordable Care Act, by taking actions such as curtailing or deferring their retention of service providers, which could reduce the demand for our data driven solutions and, in turn, have a material adverse effect on our business, financial condition and results of operations.
A significant portion of our claims comes from a limited number of Assignors, and the loss of one or more of these Assignors could have a material adverse effect on our business, financial condition and results of operations.

We have acquired a significant portion of our claims from and entered into agreements for new services with a limited number of large Assignors. These Assignors assign these claims with an irrevocable assignment from the Assignor to us (“assignment agreement”) each with different and/or staggered terms. In addition, we also rely on our reputation and recommendations from key Assignors to promote our solutions to potential new Assignors.
Further, our ability to pursue a significant portion of our claims depends on our arrangements pursuant to which we are granted access to health care data, which may be terminated upon the occurrence of certain events. See “- We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.” Accordingly, if any of these Assignors fail to renew or terminate their existing agreements with us, it could have a material adverse effect on our business, financial condition and results of operations.
Our revenues and operations are dependent upon a limited number of key existing payers and our Assignors’ continued relationship with those payers, and disruptions in those relationships (including renegotiation, non-renewal
or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare and Medicaid Services, or CMS, could adversely affect our business.
Our operations are dependent on a concentrated number of payers with whom our Assignors contract to provide services. The loss of these contracts for our Assignors could have a material adverse effect on our business, results of operations, financial condition and cash flows. The sudden loss of any of our Assignors’ payer partners or the renegotiation of any of our Assignors’ payer contracts could adversely affect our operating results.
Moreover, our inability to maintain agreements with our Assignors with respect to their health care claims recovery rights and data or to negotiate favorable terms for those agreements in the future could result in the loss of revenue and could have a material adverse effect on our profitability and business.
The data healthcare analytics and healthcare payment market is relatively new and unpenetrated, and if it does not develop or if it develops more slowly than we expect, it could have a material adverse effect on our business, financial condition and results of operations.
The data healthcare analytics and healthcare payment accuracy market is relatively new and the overall market opportunity remains relatively unpenetrated. It is uncertain whether this market will achieve and sustain high levels of demand, client acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Assignors to use, and to increase the frequency and extent of their utilization of our solutions as well as on our ability to demonstrate the value of data-driven solutions and payment accuracy solutions to healthcare payers and government agencies. If our Assignors or other potential customers do not perceive the benefits of our data-driven solutions, then our market may not continue to develop, or it may develop more slowly than we expect. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.
Negative publicity concerning the data healthcare analytics and healthcare payment accuracy industry or patient confidentiality and privacy could limit the future growth of the healthcare payment accuracy market.
Our data driven solutions help prevent and recover improper payments made to healthcare providers. As a result, healthcare providers, insurers, third- party payers and others have criticized the healthcare payment accuracy industry and have hired lobbyists to discredit the reported success that payment accuracy solutions have had in improving the accuracy of payments. Further, negative publicity regarding patient confidentiality and privacy could limit market acceptance of our healthcare solutions. Many consumer advocates, privacy advocates and government regulators believe that the existing laws and regulations do not adequately protect privacy. They have become increasingly concerned with the use of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. If healthcare providers, privacy advocates and others are successful in creating negative publicity for the healthcare payment accuracy industry, government and private healthcare payers could hesitate to contract with payment accuracy providers, such as us, which could have a material adverse effect on our reputation, business, financial condition and results of operations.

We face significant competition and we expect competition to increase.
Competition among providers of healthcare payment accuracy solutions to U.S. healthcare insurance companies is strong and we may encounter additional competition as new competitors enter this area.
Our current healthcare solutions competitors include:

•	other payment accuracy vendors, including vendors focused on discrete aspects of the healthcare payment accuracy process;

•	fraud, waste, and abuse claim edit and predictive analysis companies;

•	primary claims processors;

•	numerous regional utilization management companies;

•	in-house payment accuracy capabilities;

•	Medicare RACs; and

•	Healthcare consulting firms and other third-party liability service providers.
We may not be able to compete successfully against existing or new competitors. In addition, we may be forced to increase the consideration we provide for assigned claims or lower our pricing, or the demand for our data-driven solutions may decrease as a result of increased competition. Further, a failure to be responsive to our existing and potential Assignors’ needs could hinder our ability to maintain or expand our Assignor base, hire and retain new employees, pursue new business opportunities, complete future acquisitions and operate our business effectively. Any inability to compete effectively could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect our proprietary technology, information, processes and know-how,
the value of our solutions may be diminished, which could have a material adverse effect on our business, financial condition and results of operations.
We rely significantly on proprietary technology, information, processes and know-how
that are not subject to patent or copyright protection. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors or other parties, as well as through other security measures. These agreements and security measures may be inadequate to deter misappropriation of intellectual property and may be insufficient to protect our proprietary information. Misappropriation of our intellectual property by third parties, or any disclosure or dissemination of our business intelligence, queries, algorithms and other similar information by any means, could undermine competitive advantages we currently derive or may derive therefrom. Any of these situations could result in our expending significant time and incurring expense to enforce our intellectual property rights. Although we have taken measures to protect our proprietary rights, others may compete with our business by offering solutions or services that are substantially similar to ours. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties or our employees, the value of our solutions, brand and other intangible assets may be diminished and competitors may be able to more effectively offer solutions that have the same or similar functionality as our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to protect our intellectual property rights.
Our success depends in part on our ability to protect our proprietary software, confidential information and know-how,
technology and other intellectual property and intellectual property rights. To do so, we rely generally on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees and third parties, and license and other agreements with consultants, vendors and Assignors. There can be no assurance that employees, consultants, vendors and Assignors have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Additionally, we monitor our use of open source software to avoid uses that would require us to disclose our proprietary source code or violate applicable open source licenses, but if we engaged in such uses inadvertently, we could be required to take remedial action or release certain of our proprietary source code. These scenarios could have a material adverse effect on our business, financial condition and results of operations. In addition, despite the protections we place on our intellectual property, a third party could, without authorization, copy or otherwise obtain and use our products or technology, or develop similar technology. In addition, agreement terms that address non-competition
are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.
As we begin to pursue patents, we might not be able to obtain meaningful patent protection for our technology. In addition, if any patents are issued in the future, they might not provide us with any competitive advantages or might be successfully challenged by third parties.
We rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how,
or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how,
or other proprietary information. Further, the theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our services and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.
We rely on our trademarks, service marks, trade names and brand names to distinguish our services from the services of our competitors and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services, which could result in loss of brand recognition and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Additionally, if we expand our focus to the international payment accuracy market, there is no guarantee that our trademarks, service marks, trade names and brand names will be adequately protected.
Our ability to obtain, protect and enforce our intellectual property rights is subject to uncertainty as to the scope of protection, registrability, patentability, validity and enforceability of our intellectual property rights in each applicable jurisdiction, as well as the risk of general litigation or third-party oppositions.
Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, if we expand our business into markets outside of the United States, our intellectual property rights may not receive the same degree of protection as they would in the United States because of the differences in foreign trademark and other laws concerning proprietary rights. Governments may adopt regulations, and government agencies or courts may render decisions, requiring compulsory licensing of intellectual property rights. When we seek to enforce our intellectual property rights, we may be subject to claims that the intellectual property rights are invalid or unenforceable. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property rights. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or have a material adverse effect on our business, financial condition and results of operations.
Our qui tam litigation may be subject to Government Intervention and Dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A).

We file qui tam (“whistle blower”) actions on behalf of the United States federal government (“Federal Government”) under the False Claims Act, 31 U.S.C. § 3729 et seq. These actions give the Federal Government the opportunity to intervene and participate in the action. The False Claims Act authorizes the Attorney General to dismiss a qui tam action over the relator’s objection. The action can be dismissed if the Federal Government determines their best interests are not served with the litigation. This can be the case if the litigation does not advance their interests, preserve their limited resources, or avoid adverse precedent.
The Federal Government may dismiss an action notwithstanding the objections of the relator if the relator has received notice from the Federal Government and the person is afforded an opportunity to be heard on the Federal Government’s motion to dismiss. Courts have stated that the Federal Government has an “unfettered” right to dismiss a qui tam action. Swift v. United States, 318 F.3d 250, 252 (D.C. Cir. 2003). Federal Government intervention as well as dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A) can negatively affect our business and our recovery efforts.
We are subject to extensive government regulation. Any violation of the laws and regulations applicable to us or a negative audit or investigation finding could have a material adverse effect on our business, financial condition and results of operations.
Much of our business is regulated by the Federal Government and the states in which we operate. The laws and regulations governing our operations generally are intended to benefit and protect individual citizens, including government program beneficiaries, health plan members and providers, rather than stockholders. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations regulate how we do business, what services we offer and how we interact with our Assignors, providers, other healthcare payers and the public. Increased involvement by us in analytic or audit work that can have an impact on the eligibility of individuals for medical coverage or specific benefits could increase the likelihood and incidence of us being subjected to scrutiny or legal actions by parties other than our Assignors, based on alleged mistakes or deficiencies in our work, with significant resulting costs and strain on our resources.
In addition, because we may receive payments from federal and state governmental agencies, we may become subject to various laws, including the Federal False Claims Act and similar state statutes, which permit government law enforcement agencies to institute suits against us for violations and, in some cases, to seek double or treble damages, penalties and assessments. In addition, private citizens, acting as whistleblowers, can sue on behalf of the Federal Government under the “qui tam” provisions of the Federal False Claims Act and similar statutory provisions in many states.
The expansion of our operations into new products and services may further expose us to requirements and potential liabilities under additional statutes and legislative schemes that previously have not been relevant to our business, such as banking statutes, that may both increase demands on our resources for compliance activities and subject us to potential penalties for noncompliance with statutory and regulatory standards.
If the government discovers improper or illegal activities in the course of audits or investigations, we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions and debarment from doing business with the government. Such risks, particularly under the Federal False Claims Act and similar state fraud statutes, have increased in recent years due to legislative changes that have (among other amendments) expanded the definition of a false claim to include, potentially, any unreimbursed overpayment received from, or other monetary debt owed to, a government agency. If we are found to be in violation of any applicable law or regulation, or if we receive an adverse review, audit or investigation, any resulting negative publicity, penalties or sanctions could have an adverse effect on our reputation in the industry, impair our ability to compete for new contracts and have a material adverse effect on our business, financial condition and results of operations.
Our business depends on effective information processing systems that are compliant with current HIPAA transaction and code set standards and the integrity of the data in, and operations of, our information systems, as well as those of other entities that provide us with data or receive data from us.

Our ability to conduct our operations and accurately report our financial results depends on the integrity of the data in our information systems and the integrity of the processes performed by those systems. These information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs, satisfy Assignor requests and handle and enable our expansion and growth. Despite our testing and quality control measures, we cannot be certain that errors or system deficiencies will not be found and that remediation can be done in a timeframe that is acceptable to our Assignors or that Assignor relationships will not be impaired by the occurrence of errors or the need for remediation. In addition, implementation of upgrades and enhancements may cost more, take longer or require more testing than originally expected. Given the large amount of data we collect and manage, it is possible that hardware failures, errors or technical deficiencies in our systems could result in data loss or corruption or cause the information that we collect, utilize or disseminate to be incomplete or contain inaccuracies that our Assignors regard as significant.
Moreover, we submit high volumes of monetary claims to third parties, the efficiency and effectiveness of our own operations are to some degree dependent on the claims processing systems of these third parties and their compliance with any new transaction and code set standards. Since October 1, 2015, health plans, commercial payers and healthcare providers have been required to transition to the new
ICD-10
coding system, which greatly expands the number and detail of diagnosis codes used for inpatient, outpatient and physician claims. The transition to the new transaction and code set standard is expensive, time-consuming and may initially result in disruptions or delays as we and other stakeholders make necessary system adjustments to be fully compliant and capable of exchanging data.
In addition, we may experience delays in processing claims and therefore earning our fees if the third parties with whom we work are not in full compliance with these new standards in the required timeframe. Claims processing systems failures, incapacities or deficiencies internal to these third parties could significantly delay or obstruct our ability to recover money, and thereby interfere with our performance and our ability to generate revenue in the timeframe we anticipate, which in turn could have a material adverse effect on our business, financial condition and results of operations.
In the event we fail to maintain our Security Organization Control 2, HITRUST or other certifications, we could be in breach of our obligations under our contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business.
In addition to government regulation and the securities laws, we are subject to self-regulatory standards and industry certifications that may legally or contractually apply to us. These include Security Organization Control 2 (“SOC 2”), with which we are currently compliant. In the event we fail to maintain our SOC 2 compliance or fail to receive recertification from HITRUST, we could be in breach of our obligations under Assignor and other contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our Assignors may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our Assignors to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to pursue recoveries could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our systems by existing Assignors or onboarding onto or, in the case of our Chase to Pay services, adoption of our systems by new Assignors. For more information on Chase to Pay services, please see the section entitled “Business - Chase to Pay.”
Costs associated with, and our ability to obtain and maintain adequate insurance, could adversely affect our profitability and financial condition.

We hold a number of insurance policies, including directors’ and officers’ liability insurance, business interruption insurance, property insurance and workers’ compensation insurance. The cost of maintaining directors’ and officers’ liability insurance has increased substantially over the past few years and could continue to increase, due to general market trends, as part of an evaluation of our specific loss history and other factors. If the costs of maintaining adequate insurance coverage should increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. Similarly, if we exhaust our current insurance coverage for any given policy period, we would be required to operate our business without indemnity from commercial insurance providers for any claims made that are attributable to that policy period.
Our services could become subject to new, revised, or enhanced regulatory requirements in the future, which could result in increased costs, could delay or prevent our introduction of new solutions, or could impair the function or value of our existing solutions, which could have a material adverse effect on our business, financial condition and results of operations.
The healthcare industry is highly regulated on the federal, state and local levels, and is subject to changing legislative, regulatory, political and other influences. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. Changes to existing laws and regulations, or the enactment of new federal and state laws and regulations affecting the healthcare industry, could create unexpected liabilities for us, could cause us or our Assignors to incur additional costs and could restrict our or our Assignors’ operations. Many healthcare laws are complex, subject to frequent change and dependent on interpretation and enforcement decisions from government agencies with broad discretion. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. In addition, federal and state legislatures periodically have considered programs to reform or amend the U.S. healthcare system at both the federal and state level, such as the enactment of the Affordable Care Act. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payers’ reimbursement policies in a manner adverse to us. Similarly, changes in private payer reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations. Our failure to anticipate accurately the application of these laws and similar or future laws and regulations, or our failure to comply with them, could create liability for us, result in adverse publicity and have a material adverse effect on our business, financial condition and results of operations.
While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our services may become subject to new or enhanced regulatory requirements and we may be required to change or adapt our services in order to comply with these regulations. If we fail to successfully implement new regulatory framework, it could adversely affect our ability to offer services deemed critical by our Assignors, which could have a material adverse effect on our business, financial condition and results of operations. New or enhanced regulatory requirements may render our solutions obsolete or prevent us from performing certain services. Further, new or enhanced regulatory requirements could impose additional costs on us, thereby making existing solutions unprofitable, and could make the introduction of new solutions more costly or time consuming than we anticipate, which could have a material adverse effect on our business, financial condition and results of operations.
If we fail to accurately estimate the factors upon which we base our contract pricing, we may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on our business, financial condition and results of operations.

Our Assignor contracts are generally recovery-based. We receive a fee for such contracts based on the monies identified and ultimately recovered. Our ability to earn a profit on a performance-based agreement requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of completing multiple tasks and transactions within the contracted time period.
We derive a relatively small portion of our revenue on a
“fee-for-service”
basis whereby billing is based upon a flat fee or a fee per hour. To earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of achieving certain milestones within the contracted time period. If we do not accurately estimate the costs and timing for completing projects, or if we encounter increased or unexpected costs, delays, failures, liabilities or risks, including those outside of our control, our contracts could prove unprofitable for us or yield lower profit margins than anticipated. Although we believe that we have recorded adequate provisions in our financial statements for losses on our fee-for-service
contracts where applicable, as required under GAAP, we cannot provide assurance that our contract provisions will be adequate to cover all actual future losses. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on business, financial condition and results of operations.
If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance, our business could suffer.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with our Assignors and ability to attract new Assignors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur, and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet expectations, or any adverse publicity or litigation involving or surrounding us, could make it substantially more difficult for us to attract new Assignors. In addition, negative publicity resulting from any adverse government audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Assignors, which would harm our business, results of operations and financial condition.
The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with Assignors, payers and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.
Our ability to execute on business plans, maintain high levels of service or adequately address competitive challenges will be negatively impacted if we fail to properly manage our growth, which could have a material adverse effect on our business, financial condition and results of operations.
In recent years, our size and the scope of our business operations have expanded rapidly, and we expect that we will continue to grow and expand into new areas within the healthcare industry; however, such growth and expansion has resulted in nominal revenue to date and carries costs and risks that, if not properly managed, could have a material adverse effect on our business, financial condition and results of operations. To effectively manage our business plans, we must continue to improve our operations, while remaining competitive. We must also be flexible and responsive to our Assignors’ needs and to changes in the political, economic and regulatory environment in which we operate. The greater size and complexity of our expanding business puts additional strain on our administrative, operational and financial resources and makes the determination of optimal resource allocation more difficult. A failure to anticipate or properly address the demands that our growth and diversification may have on our resources and existing infrastructure may result in unanticipated costs and inefficiencies and could adversely impact our ability to execute on our business plans and growth goals, which could have a material adverse effect on our business, financial condition and results of operations.

We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain Assignors and employees.
We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more Assignors. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.
We may not be able to obtain additional capital to continue the development of our business.
There can be no assurance that our future proposed operations and claims recovery will be implemented successfully or that we will ever have profits. If we are unable to successfully recover on claims and continue pursuing recoveries, holders of our common stock may lose their entire investment. We face all of the risks inherent in a new business and a new public company, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including the need for significant additional capital requirements and management’s potential underestimation of initial and ongoing costs. In evaluating our business and future prospects, these difficulties should be considered. If we are not effective in addressing these risks, we would not be able to implement our business strategy and our results of operations would be adversely affected. To date, the Company’s sources of liquidity to fund working capital have been through funds from servicing agreements, member contributions and investments from other third parties. Our ability to obtain necessary financing may be impaired by factors such as the health of and access to capital markets, our limited track record or the substantial doubt about our ability to continue as a going concern.
If we do not successfully integrate future acquisitions or strategic partnerships that we may enter into, we may not realize the anticipated benefits of any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
We expect to pursue future acquisitions in order to expand and diversify our business. We may also form strategic partnerships with third parties that we believe will complement or augment our existing business. We cannot, however, provide assurance that we will be able to identify any potential acquisition or strategic partnership candidates, consummate any additional acquisitions or enter into any strategic partnerships or that any future acquisitions or strategic partnerships will be successfully integrated or will be advantageous to us. Entities we acquire may not achieve the revenue and earnings we anticipate or their liabilities may exceed our expectations. We could face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also could fail to realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Assignor dissatisfaction or performance problems with a particular acquired entity or resulting from a strategic partnership could have a material adverse effect on our reputation as a whole. We may be unable to profitably manage any acquired entities, or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems. We may not achieve the anticipated benefits from any strategic partnerships we form. In addition, business acquisitions and strategic partnerships involve a number of risks that could affect our business, financial condition and results of operations, including but not limited to:

•	our ability to integrate operational, accounting and technology policies, processes and systems and the implementation of those policies and procedures;

•	our ability to integrate personnel and human resources systems as well as the cultures of each of the acquired businesses;

•	our ability to implement our business plan for the acquired business;

•	transition of operations, users and Assignors to our existing platforms or the integration of data, systems and technology platforms with ours;

•	compliance with regulatory requirements and avoiding potential conflicts of interest in markets that we serve;

•	diversion of management’s attention and other resources;

•	our ability to retain or replace key personnel;

•	our ability to maintain relationships with the clients of the acquired business or a strategic partner and further develop the acquired business or the business of our strategic partner;

•	our ability to cross-sell our solutions of the acquired businesses or strategic partners to our respective Assignors;

•	entry into unfamiliar markets;

•	assumption of unanticipated legal or financial liabilities and/or negative publicity related to prior acts by the acquired entity;

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, Assignors, former stockholders or third parties;

•	misuse of intellectual property by our strategic partners;

•	disagreements with strategic partners or a misalignment of incentives within any strategic partnership;

•	becoming significantly leveraged as a result of incurring debt to finance an acquisition;

•	unanticipated operating, accounting or management difficulties in connection with the acquired entities; and

•	impairment of acquired intangible assets, including goodwill, and dilution to our earnings per share.
If we fail to successfully integrate the businesses that we acquire or strategic partnerships that we enter into, we may not realize any of the benefits we anticipate in connection with the acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
We may incur substantial additional indebtedness, including in connection with future claims acquisitions.
We may incur substantial additional indebtedness in order to finance acquisitions, which are an important part of our long-term growth strategy, or otherwise in connection with financing our operations, and such increased leverage could adversely affect our business. In particular, the increased leverage could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue other operational and strategic opportunities. The increased leverage, potential lack of access to financing and increased expenses could have a material adverse effect on our financial condition, results of operations and cash flows.
In connection with the Prepaid Forward, we may receive only a portion of the Prepayment Amount, which could materially affect the amount of proceeds we receive from the Prepaid Forward.
Pursuant to the Prepaid Forward described below, in “Prospectus Summary - OTC Equity Prepaid Forward Agreement” and in Note 13, “Subsequent Events - OTC Equity Prepaid Forward Agreement” in the accompanying March 31, 2022 unaudited interim condensed combined and consolidated financial statements, CF entered into an agreement for the Prepaid Forward (the “Confirmation”) in which it agreed to acquire up to 3.5 million shares of Class A Common Stock from holders of Common Stock that had elected or intended to redeem Common Stock in connection with the Business Combination at a price per share equal to the redemption price as defined in the Company’s amended and restated certificate of incorporation, as amended from time to time (the “Redemption Price”). Upon the closing of the Business Combination, the Company paid to CF $11,420,144.79, which was the product of the number of shares subject to the Forward Purchase Agreement multiplied by the Redemption Price (the “Prepayment Amount”).
At any time, and from time to time, after May 23, 2022 (the closing of the Business Combination), CF may sell Subject Shares (as defined in the Confirmation) at its sole discretion in one or more transactions, publicly or privately and, in connection with such sales, terminate the Prepaid Forward in whole or in part in an amount corresponding to the Terminated Shares. Any OET Shares will cease to be Subject Shares. CF will give written notice to MSP of any sale of Subject Shares by CF within one business day of the date of such sale, such notice to include the date of the sale, the number of Subject Shares sold, and the sale price per Subject Share. In connection with each such optional early termination, on the Valuation Date (as defined in the Confirmation), (a) CF will receive from the Escrow Account an amount equal to the positive excess, if any, of (x) the product of the Redemption Price and the aggregate number of OET Shares over (y) an amount equal to the proceeds received by CF in connection with sales of the OET Shares, and (b) the Company will receive from the Escrow Account the amount set forth in (y) above.
Because CF is not obligated to sell any shares under the Prepaid Forward and the amounts to be released to us from the Escrow Account will be reduced to the extent CF sells shares for less than the Redemption Price, we will not receive any amount with respect to shares not sold by CF and the amounts we receive for any shares sold may be significantly less than their Redemption Price, which could significantly affect the amount of proceeds we receive and reduce the liquidity benefit we might receive from the Prepaid Forward.
If we fail to maintain or upgrade our operational platforms, it could have a material adverse effect on our business, financial condition and results of operations.
We expect to make substantial investments in and changes to our operational platforms, systems and applications to compete effectively and keep up with technological advances. We may also face difficulties in integrating any upgraded platforms into our current technology infrastructure. In addition, significant technological changes could render our existing solutions obsolete. Although we have invested, and will continue to invest, significant resources in developing and enhancing our solutions and platforms, any failure to keep up with technological advances or to integrate upgraded operational platforms and solutions into our existing technology infrastructure could have a material adverse effect on our business, financial condition and results of operations.
We are currently party to and may in the future become party to additional litigation, regulatory, or other dispute resolution proceedings. Adverse judgments or settlements in any of these proceedings could have a material adverse effect on our business, financial condition and results of operations.
We are currently party to may in the future become party to lawsuits and other claims against us that arise from time to time in the ordinary course of our business. These may include lawsuits and claims related to, for example, contracts, subcontracts, protection of confidential information or trade secrets, wage and benefits, employment of our workforce or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We also may be required to initiate expensive litigation or other proceedings to protect our business interests. In addition, because of the payments we may receive from potential future government Assignors, we may become subject to unexpected inquiries, investigations, legal actions or enforcement proceedings pursuant to the False Claims Act, healthcare fraud, waste and abuse laws or similar legislation. Any investigations, settlements or adverse judgments stemming from such legal disputes or other claims may result in significant monetary damages or injunctive relief against us, as well as reputational injury that could adversely affect us. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, costs of litigation, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to successfully identify and recover on future claims, our results of operations could be adversely affected.
As a part of our business plan, we have acquired the right to pursue recoveries and we intend to continue to pursue acquiring additional claims to support our business strategy. These recoveries can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include:

•	underperformance relative to our expectations and the price paid for the claims

•	unanticipated demands on our management and operational resources;

•	failure to successfully recover on legal claims;

•	difficulty in integrating personnel, operations, and systems;

•	maintaining current customers and securing future customers of the combined businesses;

•	assumption of liabilities; and

•	litigation-related charges.
The profits of claims may take considerable time to recover, and certain recoveries may fall short of expected returns. If our recoveries are not successful, we may record impairment charges. Our ability to grow our capital will depend upon our success at identifying and recovering legal claims, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.
If we fail to accurately calculate the Paid Amount and Paid Value of Potential Recoverable Claims, it can have a material adverse effect on our business, results of operations, financial condition, and cash flows.
Typically, we identify recoverable claims using our proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. Our potential ability to achieve recovery revenues are based largely on the Paid Value of Potentially Recoverable Claims of our portfolio and our ability to discover, quantify and settle the gap between Billed Amount and Paid Amount on a large scale. If we fail to accurately calculate the Paid Amount or the Paid Value of Potential Recoverable Claims, the Recovery Multiple or the recovery rights we are entitled to may not be appropriately captured, which may have a material adverse effect on our business, results of operations, financial condition and cash flows.
We use software vendors, utility providers and network providers in our business and if they cannot deliver or perform as expected or if our relationships with them are terminated or otherwise change it could have a material adverse effect on our business, financial condition and results of operations.

Our ability to service our Assignors and deliver and implement solutions requires that we work with certain third-party providers, including software vendors, utility providers and network providers, and depends on such third parties meeting our expectations in both timeliness and quality. We might incur significant additional liabilities if the services provided by these third parties do not meet our expectations, if they terminate or refuse to renew their relationships with us or if they were to offer their services to us on less advantageous terms, which could have a material adverse effect on our business, financial condition and results of operations. In addition, while there are backup systems in many of our operating facilities, an extended outage of utility or network services supplied by these vendors or providers could impair our ability to deliver our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.
Our ability to service our Assignors and deliver and implement solutions requires that we use several data sources when identifying recoveries. If we were to lose access to those data sources, including as a result of any termination of our data access arrangements, it could have a material adverse effect on our business, financial condition and results of operations.
Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and develop non-infringing
technology, cease using the solutions or providing the services that use or contain the infringing intellectual property or obtain a license. We may be unable to develop non-infringing
solutions or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our Assignors if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly. If we are subject to claims of misappropriating or infringing the intellectual property or other proprietary rights of others, it could have a material adverse effect on our business, financial condition and results of operations.
Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.
We have operations throughout the United States as well as in Puerto Rico. Accordingly, we are subject to taxation in many jurisdictions with increasingly complex tax laws, the application of which can be uncertain.
Unanticipated changes in our tax rates could affect our future financial condition and results of operations. Our future effective tax rates could be unfavorably affected by changes in the tax rates in jurisdictions where our income is earned and taxed, by changes in, or our interpretation of, tax rules and regulations in the jurisdictions in which we do business, by increases in expenses not deductible for tax purposes including impairments of goodwill, by changes in U.S. GAAP or other applicable accounting standards or by changes in the valuation of our deferred tax assets and liabilities.
In addition, we are subject to the continual examination of our income tax returns by the U.S. Internal Revenue Service (“IRS”) and other domestic and international tax authorities. Tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their state or country, which may result in increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase. There can be no assurance that the final determination of any of these examinations will not have a material adverse effect on our financial condition and results of operations.
We will be required to pay the TRA Parties (as defined in the TRA) for most of the benefits relating to, among other things, an increase in tax attributes as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, and the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of
Up-C
Units after the Business Combination.

In connection with the Business Combination, we entered into a Tax Receivable Agreement with the TRA Parties (as defined in the TRA) that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Opco as a result of the Business Combination and as a result of sales or exchanges of
Up-C
Units for cash or shares of the Company’s Class A common stock, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Opco. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of
Up-C
Units for shares of the Company common stock, the applicable tax rate, the price of shares of the Company’s Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Opco and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Opco Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within five business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ Representative (as defined in the TRA), for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
The Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the Tax Receivable Agreement early, assuming all
Up-C
Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of
Up-C
Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Opco are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Company common stock.
In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Company common stock in a change of control transaction.
Our success may depend on the continued service and availability of key personnel.
Our success and future growth is dependent upon the ability of our executive officers, senior managers and other key personnel to operate and manage our business and execute on our growth strategies successfully. We cannot provide assurance that we will be able to continue to retain our executive officers, senior managers or other key personnel or attract additional key personnel. We may incur increased expenses in connection with the hiring, promotion, retention or replacement of any of these individuals. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations.
Our business is dependent on our ability to attract and retain qualified employees.
Our ability to operate our business and provide our solutions is dependent on our ability to recruit, employ, train and retain the skilled personnel who have relevant experience in the healthcare and data analytics industries as well as information technology professionals who can design, implement, operate and maintain complex information technology systems. For example, certain of our employees in our company must either have or rapidly develop a significant amount of technical knowledge with regard to medical insurance coding and procedures. In addition, certain of our retrospective data driven solutions rely on a team of trained registered nurses or medical coding professionals to review medical information and provide feedback with respect to the medical appropriateness of care provided. Innovative, experienced and technologically proficient professionals, qualified nurses and experienced medical coding professionals are in great demand and are likely to remain a limited resource. Our ability to recruit and retain such individuals depends on a number of factors, including the competitive demands for employees having, or able to rapidly develop, the specialized skills we need and the level and structure of compensation required to hire and retain such employees. We may not be able to recruit or retain the personnel necessary to efficiently operate and support our business. Even if our recruitment and retention strategies are successful, our labor costs may increase significantly. In addition, our internal training programs may not be successful in providing inexperienced personnel with the specialized skills required to perform their duties. If we are unable to hire, train and retain sufficient personnel with the requisite skills without significantly increasing our labor costs, it could have a material adverse effect on our business, financial condition and results of operations.

General economic, political and market forces and dislocations beyond our control could reduce demand for our solutions, which could have a material adverse effect on our business, financial condition and results of operations.
The demand for our data driven solutions may be impacted by factors that are beyond our control, including macroeconomic, political and market conditions, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates and inflation. The United States economy recently experienced periods of contraction and both the future domestic and global economic environments may continue to be less favorable than those of prior years. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally and could result in a reduction in demand for our solutions, which could have a material adverse effect on our business, results of operations and financial condition.
COVID-19
or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.
The severity, magnitude and duration of the ongoing
COVID-19
pandemic is uncertain and rapidly changing. As of the date of this prospectus, the extent to which the
COVID-19
pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the
COVID-19
pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
Numerous state and local jurisdictions, including certain of the markets where we operate, had or have imposed, and others in the future may impose,
“shelter-in-place”
orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of
COVID-19.
Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the
COVID-19
pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of
COVID-19
and the actions to contain
COVID-19
or treat its impact, among others.
It is not currently possible to reliably project the direct impact of
COVID-19
on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses.
In response to the
COVID-19
pandemic, we made operational changes to the staffing and operations of our offices to minimize potential exposure to
COVID-19.
If the
COVID-19
pandemic worsens, especially in regions where we have offices, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, and employee productivity, any of which could harm our financial condition and business operations.
We are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.
Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.

Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, our offices, especially those in Florida and Puerto Rico, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our employees. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our offices are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.
We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.
Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss (including as a result of a
COVID-19
infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, John H. Ruiz, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.
Our overall business results may suffer from an economic downturn.
During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities and may decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our Assignors.
Risks Related to Legal and Regulatory Matters and Being a Public Company
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to MSP prior to the Business Combination and to the Company following the Business Combination.
We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.
The Members (or their designees) hold all of our issued and outstanding Class V Common Stock, which control approximately 97.9% of the combined voting power of our common stock, and John H. Ruiz and Frank C. Quesada, as a group, control approximately 97.8% of the combined voting power of our common stock. See “Beneficial Ownership of Securities.” They effectively have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which could cause the market price of our Class A Common Stock to decline or prevent stockholders from realizing a premium over the market price for Class A Common Stock. The Members’ interests may conflict with our interests as a company or the interests of our other stockholders.
Our stockholders will experience substantial dilution as a consequence of, among other transactions, any future issuances of common stock.
The Company currently has an aggregate of 4,780,821 Public Warrants outstanding and no Private Warrants outstanding, which have become exercisable as of 10 days after closing of the Business Combination, on a cashless basis with an exercise price of $0.0001.

In addition, there are outstanding or designated
Up-C
Units that may be exchanged for 3,167,967,900 shares of Common Stock.
In addition, the Company will have the ability to issue up to 98,736,750 shares of Class A Common Stock pursuant to awards under the Incentive Plan. The shares of Class A Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up
agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares that may be issued pursuant to awards under the Incentive Plan will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. The Company is expected to file one or more registration statements on Form
S-8
under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan. Any such Form
S-8
registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
Depending upon market liquidity at the time, sales of shares of our Class A Common Stock under the CF Purchase Agreement may cause the trading price of our Class A Common Stock to decline. After CF has acquired shares under the CF Purchase Agreement, it may sell all, some or none of those shares. Sales to CF by us pursuant to the CF Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A Common Stock. The sale of a substantial number of shares of our Class A Common Stock to CF, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to CF, and the CF Purchase Agreement may be terminated by us at any time at our discretion without penalty.
The sale of substantial amounts of shares of our Common Stock or warrants being offered in this prospectus, or the perception that such sales could occur, could cause the prevailing market price of shares of our Common Stock and warrants to decline significantly. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
We qualify as a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, we will qualify as a “controlled company” under the Nasdaq listing requirements. Mr. Ruiz controls more than a majority of the voting power of our outstanding capital stock. As a result, we qualify as a “controlled company” under the Nasdaq listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of Nasdaq; (ii) a nominating and corporate governance committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors. In addition, the Members, including John H. Ruiz and Frank C. Quesada have the ability to control matters requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See “We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.”
The Members, including John H. Ruiz and Frank C. Quesada, may have their interest in us diluted due to future equity issuances, repurchases under the LLC Agreement from the MSP Principals in connection with the exercise of New Warrants or Members or their designees selling shares of Class A Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq. If Nasdaq delists our Class A Common Stock, Public Warrants or New Warrants from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that the Class A Common Stock is a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our Class A Common Stock, Public Warrants and New Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.
If our shares are delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.
Our success is dependent upon the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of the Company and its financial condition could suffer as a result.
It is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Company. We anticipate that some or all of the management of the Company will remain in place.
The Company’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of the Company’s officers could have a material adverse effect on the Company’s business, financial condition, or operating results. The Company does not maintain key-man
life insurance on any of its officers. The services of such personnel may not continue to be available to the Company.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although due diligence was conducted on MSP prior to the Business Combination, we cannot assure you that this diligence surfaced all material issues that may be present in MSP’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MSP’s business and outside of our and MSP’s control will not later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to federal and state income taxes in the United States and potentially in other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	changes in tax laws, regulations, or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Past performance by members of our management team may not be indicative of future performance of an investment in the Company.
Past performance by members of our management team is not a guarantee of success with respect to the Company. You should not rely on the historical record of members of our management team’s performance as indicative of the future performance of an investment in the Company or the returns the Company will, or is likely to, generate going forward.
We may be unable to obtain additional financing to fund the operations and growth of the Company.
We may require additional financing to fund the operations or growth of the Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Company. None of our officers, directors or stockholders is required to provide any financing to us.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
In some jurisdictions, our recoveries may be limited due to legal restrictions, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, for our ability to do business in certain jurisdictions or for our cost of doing business.
There exist in various jurisdictions prohibitions or restrictions in connection with purchasing claims from plaintiffs (known as maintenance, and a form of maintenance, called champerty), assignment of certain kinds of claims, and/or participating in a lawyer’s contingent fee interests. Such prohibitions and restrictions to the extent they exist are governed by the rules and regulations of each state and jurisdiction in the United States and vary in degrees of strength and enforcement in different states and federal jurisdictions. Some jurisdictions in the US and other jurisdictions may not, for legal and professional ethics reasons, permit us to pursue certain recoveries, or the law and regulations in those jurisdictions may be uncertain, and accordingly we may not have the ability or the desire to pursue recoveries in these jurisdictions, thereby limiting the size of the potential market. If we, our counterparties or the lawyers handling the underlying matters were to be found to have violated the relevant prohibitions or restrictions in connection with certain matters, there could be a materially adverse effect on the value of the affected assets, our ability to enforce the relevant contractual agreements with our counterparties and the amounts we would be able to recover with respect to such matters, or our costs for such matters.
Anti-takeover provisions contained in our Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our Second Amended and Restated Certificate of Incorporation (our “Charter”) contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of the Board;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•
the requirement that, at any time from and after the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares entitled to vote (“Voting Rights Threshold Date”), directors elected by the stockholders generally entitled to vote may be removed from the Board solely for cause and only by affirmative vote of the holders of at least 662/3% of the voting power of the then outstanding shares entitled to vote, voting together as a single class

•
the exclusive right of the Board to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on the Board;

•
the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;

•
the requirement that special meetings of stockholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Company or the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of the Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least 662/3% in voting power of the then outstanding shares of the Company generally entitled to vote;

•
our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

•
advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to the Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

•
an exclusive forum provision which provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim

•
arising pursuant to any provision of the DGCL, the Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware).

The Charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.
The Charter provides that the Company will have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any holder of common stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate thereof (“Relevant Persons”) as of the date of the filing of the Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by the Relevant Persons after the date of the filing of the Charter with the Secretary of State of the State of Delaware in such person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Company). These provisions of the Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the Relevant Persons.
The Company’s operations may be materially adversely affected by the
COVID-19
pandemic.
The
COVID-19
pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide.
The Company’s financial condition and results of operations are materially affected by
COVID-19.
The disruptions posed by
COVID-19
have continued, and other matters of global concern may continue, for an extensive period of time, and if the Company is unable to recover from business disruptions due to
COVID-19
or other matters of global concern on a timely basis, the Company’s financial condition and results of operations may be materially adversely affected. The Company may also incur additional costs due to delays caused by
COVID-19,
which could adversely affect the Company’s financial condition and results of operations.

Risks Related to Ownership of Our Common Stock
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Company.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter- dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.
In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for MSP’s stock and trading in the shares of the Company’s Class A Common Stock was not active. Accordingly, the valuation ascribed to MSP and the Company’s Class A Common Stock in the Business Combination may not be indicating of the price of the Company that will prevail in the current trading market. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.
If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our Class A Common Stock adversely, then the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We cannot predict the impact our dual class capital structure may have on the market price of the shares of Class A Common Stock.
We cannot predict whether our dual class structure, combined with the concentrated control of the Company, will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or provide for the delivery of Alternative Issuance (as defined in the Existing Warrant Agreement) but requires the approval by the holders of at least 65% of the then- outstanding Public Warrants to make any other change, including any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Public Warrant.
We may redeem unexpired Public Warrants and New Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.
We have the ability to redeem outstanding Public Warrants and New Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (or as otherwise adjusted pursuant to the Existing Warrant Agreement or New Warrant Agreement, as applicable) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. During the most recent
60-day
trading period, the price of our Class A Common Stock has remained below the threshold that would allow us to redeem the Public Warrants and New Warrants. If and when the Public Warrants and New Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants and New Warrants could force the warrant holders: (i) to exercise their Public Warrants or New Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants or New Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or New Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding New Warrants are called for redemption, is likely to be substantially less than the market value of their New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or such initial purchasers’ permitted transferees. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants has decreased to $0.0001 after giving effect to the issuance of the New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
The Company has no obligation to notify holders of the Public Warrants or the New Warrants that they have become eligible for redemption. However, in the event the Company determined to redeem the Public Warrants or the New Warrants, holders of the Public Warrants and the New Warrants, as applicable, would be notified of such redemption as described in the Existing Warrant Agreement and the New Warrant Agreement, as applicable. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Existing Warrant Agreement and the New Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
Warrants have become exercisable for our Class A Common Stock, which has increased the number of shares eligible for future resale in the public market and may result in dilution to our stockholders.
We issued Public Warrants to purchase 11,500,000 shares of Class A Common Stock as part of our IPO and, on the IPO closing date, we issued Private Warrants to the Sponsor and Nomura to purchase in the aggregate 325,000 shares of our Class A Common Stock. In addition, the Company issued an aggregate of 1,028,046,326 New Warrants to the holders of the Company’s Class A Common Stock as of the close of business on the Closing Date. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants decreased to $0.0001 per share after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. Notwithstanding the foregoing, the shares of Class A Common Stock issuable upon exercise of our warrants will result in dilution to the then existing holders of Class A Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.
The Private Warrants are identical to the Public Warrants sold as part of the Public Units issued in our IPO except that, so long as they are held by the Sponsor, Nomura or their permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a net share (cashless) basis; and (iv) are subject to registration rights. The New Warrants will be issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The New Warrant Agreement is filed as an exhibit to the registration statement and incorporated by reference herein.
The securities being offered in this prospectus represent multiples of our outstanding
Class
A Common Stock, and the sales of such securities could cause the market price of our Common Stock to decline significantly.
This prospectus relates, among other things, to the offer and resale from time to time by the Selling Securityholders, or their permitted transferees, of up to 3,981,159,239 shares of Common Stock, which includes up to 755,525,000 shares Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to certain Selling Securityholders in a private placement by the Company pursuant to the terms of existing contracts, from time to time, through any means described in the section entitled “Plan of Distribution.” The market price of our Common Stock could decline as a result of the sales of our Common Stock being offered in this prospectus, and such declines could be significant.

In connection with the Business Combination, holders of 9,741,374 shares of Company Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.11 per share, for an aggregate of $98,439,223.89, which represented approximately 76.68% of the total Company Class A Common Stock then outstanding. Additionally, in connection with the Extension Amendment, holders of 10,946,369 shares of the Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.00 per share for an aggregate of $109,469,789. As a result, total outstanding Class A Common Stock as of the closing of the Business Combination represent only a small fraction (approximately 0.3%) of the 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units originally issued to certain Selling Securityholders, including the Members, that are included in the Total Resale Shares registered hereunder. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Even though the current trading price of the Common Stock is close to the price at which the units were issued in the Company’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. Certain of the Selling Securityholders may also have different tax considerations from public securityholders arising from, for example, the receipt of shares of Common Stock as bonus compensation. Such Selling Securityholders may also have tax or other economic incentives to sell that may differ from public securityholders.
The Company’s management has limited experience in operating a public company.
The Company’s executive officers have limited experience in the management of a publicly traded company. The Company’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a publicly traded company may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
The provision of our Charter requiring exclusive forum in the courts in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Charter requires that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Amended and Restated Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Charter provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act and the rules and regulations thereunder. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); (ii) the exemptions from say-on-pay,
say-on-frequency
and
say-on-golden
parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 18, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates
exceeds $700 million as of the last business day of our prior second fiscal quarter, and the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three-year period.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Class A Common Stock less attractive because we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

We have expressed substantial doubt about our ability to continue as a going concern.
Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and was also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the amount reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CF Purchase Agreement and the ICA. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the March 31, 2022 interim unaudited condensed and consolidated financial statements are issued. On June 16, 2022, the Company executed a promissory note with John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively, to provide operating cash to the Company. The aggregate principal amount was $112.8 million and bears interest at an annual rate of 4%, which is payable in kind. The promissory note matures on the four year anniversary of issuance. Based on this, the Company concluded there is no longer a substantial doubt about its ability to continue as a going concern within one year of the date of this filing.
As the Company makes investments to increase the markets and customers it serves, we expect our operating losses to increase until the Company reaches the necessary scale to generate cash profits from operations. The Company has incurred operating losses and negative cash flows from operations since inception and expects to continue incurring losses for the foreseeable future. As such, we will be required to raise additional capital to fund its operations. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all, or to grow its revenues.
There are no guarantees as to the amount of proceeds, if any, that the Company will receive under the Forward Purchase Agreement. If all shares were sold at the last reported sale price as of June 29, 2022, we would only receive $8,750,000. The Company also issued further an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million and an unsecured promissory note to Keefe, Bruyette & Woods, Inc. in a principal amount of approximately $20.3 million. In addition, on May 17, 2022, the Company entered into the CF Purchase Agreement with CF. Pursuant to the CF Purchase Agreement, the Company has the right to sell to CF up to the lesser of (i) $1,000,000,000 of newly issued shares of the Company’s Common Shares, and (ii) the Exchange Cap (as defined in the CF Purchase Agreement). The actual proceeds that the Company could receive under the CF Purchase Agreement and the FEF Agreement, however, may be less than the maximum amounts set out in the agreements.
The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Absent the proceeds described in the paragraph above, there can be no assurance that the Company will achieve or sustain positive cash flows from financing or can reduce sufficiently its expenses. If the Company is unable to maintain adequate liquidity, future operations will need to be scaled back or discontinued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary from the outcome of this uncertainty.
The Company has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner. We may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.
Following the issuance of the “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” by the staff of the SEC (the “SEC Staff Statement”), after consultation with the Company’s independent registered public accounting firm, the Company’s management and audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.

Additionally, the Company previously recorded a portion of our Class A common stock subject to possible redemption in permanent equity. In accordance with SEC Staff guidance on redeemable equity instruments, ASC
480-10-S99,
“Distinguishing Liabilities from Equity”, and EITF Topic
D-98,
“Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity. The Company’s management re-evaluated
the effectiveness of our disclosure controls and procedures and concluded that the misclassification of the Class A common stock was quantitatively material to individual line items within the balance sheet. The Company concluded that the restatement of the Class A common stock represents a material weakness. In addition, on March 31, 2022, the Company’s management and its audit committee concluded that a disclosure in regard to related parties was not disclosed within the notes to the Company’s audited Financial Statements for the year ended December 31, 2021. As a result, the Company identified a material weakness in its internal controls over financial reporting.
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
The Company identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments. As a result of this material weakness, the Company’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of the Company’s derivative liabilities, change in fair value of derivative liabilities, Class A Common Stock subject to possible redemption, Class A Common Stock, additional paid-in
capital, accumulated deficit and related financial disclosures for the period from December 23, 2019 (inception) through December 31, 2020. For a discussion of management’s consideration of the material weakness identified related to the Company’s accounting for a significant and unusual transaction related to the warrants the Company issued in connection with the IPO, see “Note
2-Restatement
of Previously Issued Financial Statements” to the Company’s audited financial statements included elsewhere in this prospectus. In addition, the Company identified a material weakness in its internal controls over financial reporting as a result of not including certain disclosure in regard to related parties within the notes to its audited Financial Statements for the year ended December 31, 2021. As a result, such financial statements were amended in order to appropriately disclose the related party transaction. See “Certain Relationships and Related Party Transactions.”
The Company has concluded that its internal control over financial reporting was ineffective as of December 31, 2020 and 2021 because material weaknesses existed in the Company’s internal control over financial reporting. The Company has taken a number of measures to remediate the material weaknesses described herein; however, if it is unable to remediate its material weaknesses in a timely manner or the Company identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner, and the Company may incorrectly report financial information. Likewise, if the Company’s financial statements are not filed on a timely basis, the Company could be subject to sanctions or investigations by the stock exchange on which the Company’s common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on the Company. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect the Company’s reputation or investor perceptions, which could have a negative effect on the trading price of the Class A Common Stock. In addition, the Company will incur additional costs to remediate material weaknesses in its internal control over financial reporting.
Further, as a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, the Company faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in the Company’s internal control over financial reporting and the preparation of the Company’s financial statements. As of the date of this prospectus, the Company has no knowledge of any such litigation or dispute. However, the Company can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the Company, results of operations and financial condition.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
The Company can give no assurance that the measures it has taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if the Company is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
MSP has identified material weaknesses in MSP’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of MSP’s annual or interim financial statements will not be prevented or detected on a timely basis. If MSP is unable to remediate these material weaknesses, or if MSP identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, MSP may not be able to accurately or timely report their financial condition or results of operations, which may adversely affect investor confidence in MSP and, as a result, their stock price.
As of December 31, 2021 and 2020, MSP has identified material weaknesses in MSP’s internal control over financial reporting. The material weaknesses MSP identified were as follows:

•	MSP did not have sufficient accounting and financial reporting resources to address MSP’s financial reporting requirements. Specifically:

•	MSP did not have sufficient resources with an appropriate level of knowledge and U.S. generally accepted accounting principles expertise to identify, evaluate and account for transactions;

•	MSP did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.

•	MSP did not design, implement or maintain an effective control environment over our financial reporting requirements. Specifically:

•	MSP did not have effective controls over the period end financial reporting process and preparation of financial statements due to:

•	A lack of a sufficient level of formal accounting policies and procedures that define how transactions should be initiated, recorded, processed and reported;

•	A lack of an effective control environment over period end close procedures.

•	MSP did not have appropriate controls or documented segregation of duties over information technology systems used to create or maintain financial reporting records;

•	MSP did not design or maintain the appropriate controls related to the separation of accounting records for each entity included within the combined and consolidated financial statements of MSP.

These control deficiencies did not result in errors that were material to MSP’s annual financial statements. However, these control deficiencies could result in a misstatement in MSP’s accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, MSP determined that these control deficiencies constitute material weaknesses.
MSP is in the process of implementing measures designed to improve their internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses. As of March 31, 2022, MSP has hired key accounting personnel with appropriate levels of U.S. generally accepted accounting principles expertise and financial reporting knowledge and experience as well as begun developing formal accounting policies and procedures, designing a control environment over how transactions are initiated, recorded, processed and reported, and implementing period end close procedures. MSP also has implemented certain accounting systems to automate manual processes, to help implement segregation of duties and to assist in consolidation and period end close. However, MSP is still in the process of addressing these deficiencies and there is no assurance that these measures will significantly improve or remediate the material weaknesses described above. MSP and their independent registered public accounting firm, were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2021 in accordance with the provisions of the Sarbanes-Oxley Act and as such, there is no assurance that MSP has identified all material weaknesses or that there will not be additional material weaknesses or deficiencies that are identified. While MSP’s independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after MSP is no longer an “emerging growth company” as defined in the JOBS Act, a failure to design, implement or maintain effective internal control over financial reporting could adversely affect the results of annual independent registered public accounting firm audit reports regarding the effectiveness of MSP’s internal control over financial reporting that the Company will eventually be required to include in reports that will be filed with the SEC. If at such time, MSP’s independent registered public accounting firm issue an audit report that is adverse due to one or more material weaknesses in MSP’s internal control over financial reporting, this could have a material and adverse effect on MSP’s business, results of operations and financial condition, and it could cause a decline in the trading price of the Company’s Class A common stock.
Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company may be required to provide the management report on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of MSP as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX until the date we are no longer an emerging growth company. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.
Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Company or are unable to comply with the requirements of Section 404 of SOX or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.
If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because the Company distributed the proceeds held in the Public Shares to the Company’s Public Stockholders in connection with the Closing, this may be viewed or interpreted as giving preference to the Company’s Public Stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, the LCAP Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.
Risks Related to the Committed Equity Facility
We cannot predict the actual number of shares we will sell under the CF Purchase Agreement to CF, or the actual gross proceeds resulting from those sales.
On May 17, 2022, we entered into the CF Purchase Agreement with CF, pursuant to which CF committed to purchase up to $1 billion in shares of Common Stock, subject to certain limitations and conditions set forth in the CF Purchase Agreement. Our shares of Common Stock that may be issued under the CF Purchase Agreement may be sold by us to CF at our discretion from time to time over the
36-month
period commencing on the date the registration statement that includes this prospectus becomes effective.
We generally have the right to control the timing and amount of any sales of our shares of Common Stock to CF under the CF Purchase Agreement. Sales of our shares of Common Stock, if any, to CF under the CF Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to CF all, some or none of the shares of Common Stock that may be available for us to sell to CF pursuant to the CF Purchase Agreement.
Because the purchase price per share to be paid by CF for the shares of Common Stock that we may elect to sell to CF under the CF Purchase Agreement, if any, will fluctuate based on the market prices of our shares of Common Stock at the time we elect to sell shares to CF pursuant to the CF Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to CF under the CF Purchase Agreement, the purchase price per share that CF will pay for shares purchased from us under the CF Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by CF under the CF Purchase Agreement.
Although the CF Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the CF Purchase Agreement, direct CF to purchase our shares of Common Stock from us in one or more purchases under the CF Purchase Agreement, for a maximum aggregate purchase price of up to $1,000,000,000, the CF Purchase Agreement is subject to a cap of 120,000,000 shares of Common Stock. Assuming all of the 120,000,000 shares remaining to be sold to CF were sold, per the terms of the CF Purchase Agreement, at a 2.0% discount to the last closing sale price of our shares of Common Stock as reported on NASDAQ on June 29, 2022, or $2.50 per share (inclusive of such discount), we would not receive aggregate gross proceeds from the sale of such shares to CF equal to CF’s $1,000,000,000 total aggregate purchase commitment under the CF Purchase Agreement. However, because the market prices of our shares of Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by CF for our shares of Common Stock that we direct it to purchase under the CF Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our shares of Common Stock, it is possible that we would need to issue and sell more than 120,000,000 shares of Common Stock to CF under the CF Purchase Agreement in order to receive aggregate gross proceeds equal to CF’s $1,000,000,000 total aggregate purchase commitment under the CF Purchase Agreement.

The number of our shares of Common Stock ultimately offered for sale by CF is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to CF under the CF Purchase Agreement.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the CF Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to CF. If and when we do elect to sell our shares of Common Stock to CF pursuant to the CF Purchase Agreement, after CF has acquired such shares, CF may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from CF in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from CF in this offering as a result of future sales made by us to CF at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to CF under the CF Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with CF may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of proceeds from sales of our shares of Common Stock made pursuant to the CF Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our shares of Common Stock.

USE OF PROCEEDS
All of the Common Stock and the warrants (including shares of Common Stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Because of the adjusted exercise price of the Public Warrants and the Private Warrants, we expect to receive only nominal proceeds, if any, from the exercise thereof.
To the extent any New Warrants are exercised in accordance with their terms, we are required under the LLC Agreement to use the net proceeds to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. Accordingly, we will not retain any proceeds from the exercise of New Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus and, if not defined in the
Form 8-K, the
Registration Statement on
Form S-4 (File No.
333-260969) (the
“Registration Statement”). Unless the context otherwise requires, the “Company” refers to MSP Recovery, Inc. after the Closing, and Lionheart Acquisition Corporation II prior to the Closing.
The following unaudited pro forma condensed combined financial information present the combination of the financial information of LCAP and MSP Recovery adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X as
amended by the final rule, Release No.
33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses”.
LCAP is a blank check company incorporated on December 20, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
MSP Recovery is a leading healthcare recoveries and data analytics company. The business model includes two principal lines of business:

(a)
Claims Recovery
. MSP Recovery acquires payment claims from its Assignors, and leverages its data analytics capability to identify payments that were improperly paid by secondary payers, and seek to recover the full amounts owed to its Assignors against those parties who under applicable law or contract were primarily responsible. In addition, MSP Recovery derives revenues from contracts with customers for claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights; and

(b)
Chase to Pay Services
. “Chase to pay” service (“Chase to Pay”), through which MSP Recovery uses its data analytics to assist its healthcare provider clients to identify in the first instance the proper primary insurer at the point of care and thereby avoid making a wrongful payment. MSP Recovery has yet to generate revenue from Chase to Pay, nor have they executed any agreements with customers for Chase to Pay services. MSP Recovery is currently in the process of determining the pricing and form of these arrangements. As part of our Chase to Pay model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.

On May 18, 2022, LCAP held a special meeting of its shareholders (the “Meeting”). At the Meeting, holders of an aggregate of 9,421,362 shares of Class A Common Stock of LCAP, par value $0.0001 per share (the “Class A Common Stock”), and 5,750,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), which represents 82.2% of the Common Stock outstanding and entitled to vote as of the record date of April 18, 2022, were represented in person or by proxy, which constitutes a quorum. The proposal to approve the MIPA was approved with 13,845,364 for votes. On May 20, 2022, LCAP consummated the Business Combination pursuant to the terms of the MIPA. In addition, in connection with the consummation of the Business Combination, the Company changed its name to “
MSP Recovery, Inc.
”
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of LCAP and MSP Recovery on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 combines the historical statements of operations of LCAP and MSP Recovery for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined financial information presents the pro forma effects of the following transactions:

•	the reverse recapitalization between LCAP and MSP Recovery, whereby the Post-Combination Company will be organized in an Up-C structure;

•	the redemption of 10,946,369 shares of Class A Common Stock for $109.5 million in connection with the Company stockholder vote to approve the Extension Amendment;

•	the redemption of 10,870,963 shares of Class A Common Stock for $109.8 million in connection with the Company stockholder vote to approve the Business Combination;

•
MSP Recovery’s planned purchase of assets from VRM MSP discussed in Note 3 and the payment, in connection with the Virage Exclusivity Termination, of $200 million in Up-C Units,
valued at $10
per Up-C Unit,
from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing;

•	MSP Recovery’s planned Series MRCS asset acquisitions discussed in Note 3;

•	the issuance of New Warrants; and

•	the exercise of the existing LCAP Public and Private Warrants.
This information should be read together with LCAP’s audited and unaudited consolidated and MSP Recovery’s audited and unaudited combined and consolidated financial statements and related notes, the section titled
 “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”
 and other financial information included or incorporated by reference in this prospectus.
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. MSP Recovery’s founder, John H. Ruiz, and certain other related parties will continue to control the Post-Combination Company. As the Business Combination represents a common control transaction from an accounting perspective, the Business Combination was treated similar to a reverse recapitalization. As there is no change in control, MSP Recovery has been determined to be the accounting acquirer.
Under this method of accounting, LCAP was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MSP Recovery issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP was stated at historical cost, with no goodwill or other intangible assets recorded.
Description of the Business Combination
On July 11, 2021, LCAP entered into the MIPA by and among LCAP, Opco, the “MSP Purchased Companies”, the Members, and the “Members’ Representative”. Subject to the terms and conditions set forth in the MIPA, including the approval of LCAP’s stockholders, the Members sold and assigned all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic voting
shares of Class V common stock, par value $0.0001, of LCAP (“Class V Common Stock”)
and non-voting economic
Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”),
with Up-C Units
being exchangeable on
a one-for-one basis
for shares of Class A common stock, par value $0.000l, of LCAP (“Class A Common Stock”) on the terms and subject to the conditions set forth in the first amended and restated limited liability company agreement of Opco. Upon the Closing, LCAP owned all of the voting Class A Units of Opco and the Members or their designees owned all of the non-voting economic
Class B Units of Opco. The Post-Combination Company has
an Up-C structure.

Subject to the terms and conditions set forth in the MIPA, the aggregate consideration paid to the Members (or their designees) consisted of (i) a number of Up-C Units
(or shares of Class A Common Stock) equal to (a) $32.5 billion divided by (b) $10.00 and (ii) rights to receive payments under the tax receivable agreement (the “Tax Receivable Agreement”). Of the Up-C Units
to be issued to certain Members at Closing, 6,000,000 was deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the terms of the MIPA during the Survival Period (12 months following the Closing). Of the Up-C Units,
a portion was used for the purchase of assets from VRM MSP and MRCS as described below the capitalization at close table below and Note 3 to these unaudited pro forma condensed combined financial information. Additionally, in connection with the Business Combination, LCAP declared a dividend comprising approximately 1,028,046,326 newly issued warrants, each to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “New Warrants”), conditioned upon the consummation of any redemptions by LCAP’s stockholders and the Closing, to the holders of record of Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right to participate in such dividend by the Members. On or around May 25, 2022, the Company issued an aggregate of 1,028,046,326 New Warrants to stockholders of record of Class A Common Stock as of the close of business on the Closing Date. Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, the exercise price of the Public Warrants has decreased to $0.0001 per share of Class A Common Stock.
In connection with the Closing, LCAP, Opco, and certain of the Members entered into a Tax Receivable Agreement pursuant to which, among other things, Opco will pay to certain Members 85% of the benefits, if any, that Opco realizes from an increase in tax basis and certain other tax benefits, including Contribution Basis and Transferred Basis as those terms are defined in the Tax Receivable Agreement. A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership.
The following summarizes the number of shares of common stock of MSP Recovery at Closing:

	Shares	%
Class A - LCAP Public Stockholders (1)(5)(6)	1,832,668	0.1%
Class A - LCAP Initial Stockholders (1)	5,750,000	0.2%
Class A - LCAP Private and Public Warrantholders (1)(4)	11,825,000	0.4%

Total LCAP	19,407,668	0.6%

Class V - MSP Recovery Members (2)(7)	2,616,718,953	80.6%
Class V - Virage Recovery Fund (3)(7)	126,505,392	3.9%
Class V - Other (2)(3)	68,750,847	2.1%
Class V - MRCS (3)	413,500,000	12.7%

Total MSP	3,225,475,192	99.4%

Total Shares at Closing (5)	3,244,882,860	100.0%

(1)	Class A Common Stock are economic shares and entitled to one vote per share.
(2)
Total enterprise value including the MRCS and VRM MSP assets purchases is $32.5 billion or 3.25 billion
Up-C
Units. The 3.25 billion
Up-C
Units include 3.25 billion
non-economic,
Class V Common Stock and 3.25 billion
non-voting
economic Class B Units of the Opco. Of that amount, $26.5 billion or 2.6 billion
Up-C
Units which includes 2.6 billion Class V Common Stock will be issued to MSP Recovery Members (this includes 6.0 million Class V Common Stock issued as part of the Escrow Units included in total consideration and 68.8 million Class V in the “Class V - Other” line); $1.2 billion or 120.0 million
Up-C
Units which includes 120.0 million Class V Common Stock will be issued to VRM for the assets acquired from VRM MSP discussed in footnote 4 to this table. Of the total $1.9 billion consideration to VRM, the $1.2 billion is prepaid at close in
Up-C
Units and the remaining $0.7 billion will be settled on or prior to the one-year
anniversary of the Closing by any of the following means (or any combination thereof): (a) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to VRM arising from Claims held by VRM MSP, (b) sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM, or (c) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM. The unaudited pro formas assume that this portion of the consideration owed to VRM is paid through the exchange of
Up-C
units for shares Class A Common Stock and sold to a party defined as “Class V - Other” as there is not enough cash in the unaudited pro forma balance sheet to settle this portion of the consideration. $4.2 billion or 416.3 million
Up-C
Units which includes 416.3 million Class V Common Stock will be issued to Series MRCS for the assets acquired from VRM MSP and asset acquisitions discussed in footnote 4 to this table.
(3)
Assumes 120,000,000
Up-C
Units are issued to VRM as Upfront Consideration and includes an additional 6,505,392
Up-C
Units to be paid in connection with the Virage Exclusivity Termination from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing. The 120,000,000
Up-C
Units to be issued as Upfront Consideration represent part of the consideration for the $4.0 billion of assets acquired from VRM MSP and $2.0 billion of assets from the MRCS asset acquisitions, and will be paid to VRM. Refer to Note 3 of the unaudited condensed combined pro forma section of this proxy statement/prospectus. The consideration paid to VRM MSP can be in the form of
Up-C
Units, LCAP Class A Common Stock, cash, or a combination thereof. The unaudited pro formas assume that the equity portion of the consideration will be paid in the form of
Up-C
Units at the Closing and as such, these investors would receive Class V Common Stock and Class B Units. The total $6.0 billion is deducted from the $32.5 billion above in footnote 3 to this table. An additional 13,494,608 Up-C Units are expected to be paid in connection with the Virage Exclusivity Termination over the next three years.

(4)
Shares include the 11,825,000 Class A Common Stock underlying LCAP’s Public and Private Warrants as they are expected to be in the money as of Closing when the exercise price could be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants. As such, it is assumed that the exercise price falls to less than $11.50 and 100% of the warrants are redeemed for LCAP Class A Common Stock.

(5)
Shares exclude 1,028,046,326 Class A Common Stock underlying approximately 1,028,046,326 New Warrants to be issued, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock is contingent upon, and will vary with, the aggregate number of shares of Class A Common Stock that are redeemed in connection with the Business Combination. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company following the Business Combination is required to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Class A Common Stock owned by such MSP Principal equal to the aggregate amount of the exercise price received in connection with exercise of the New Warrants during an applicable period (the “Aggregate Exercise Price”) divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. The figures shown in the table was affected by the level of redemptions by Public Stockholders and the exercise of outstanding warrants or New Warrants.

(6)
Shares reflect the redemption of 21,817,332 total shares of Class A Common Stock for $219.3 million. This includes 10,946,369 shares of Class A Common Stock for $109.5 million in connection with the Company stockholder vote to approve the Extension Amendment and 10,870,963 shares of Class A Common Stock for $109.8 million in connection with the Company stockholder vote to approve the Business Combination.

(7)
MSP Recovery Member Shares reflect the payment, in connection with the Virage Exclusivity Termination, of $200 million in
Up-C
Units, valued at $10 per
Up-C
Unit, from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes thereto. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated.

	As of March 31, 2022
	LCAP (Historical) (US GAAP)	MSP Recovery (As Adjusted) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$39	$—	$(39)	(a)	$—
Cash and cash equivalents	—	1,790	39	(a)	22,387
			11,962	(b)
			(11,904)	(e)
			20,500	(j)
Restricted cash	—	—	11,078	(l)	11,078
Affiliate receivable	—	4,153			4,153
Prepaid expenses and other current assets	—	16,366	(16,037)	(e)	329

Total Current Assets	$39	$22,309	$15,599		$37,947

Property, plant and equipment, net	—	942			942
Intangible assets, net	—	83,501			83,501
Investments	—	4,036,508			4,036,508
Other assets - Excluded Series and MSP Recovery Claim Series 01	—	1,985,667			1,985,667
Marketable securities held in Trust Account	121,354	—	(109,392)	(b)	—
			(11,962)	(b)

TOTAL ASSETS	$121,393	$6,128,927	$(105,755)		$6,144,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$5,139	$56,421	(e)	$61,560
Accrued expenses	5,716	—	(5,716)	(e)	—
Affiliate payable	—	48,265	(1,240)		47,025
Note Payable	750		—	(e)	750
Commission payable	—	465			465
Derivative Liability	—	—	—	(m)	—
Other current liabilities	—	6,542	(6,124)	(e)	418

Total Current Liabilities	6,466	60,411	43,341		110,218

Claims financing obligation & notes payable	—	109,125	20,500	(j)	129,625
Interest payable	—	102,617			102,617
Deferred tax liability	—	—	7,218	(g)	7,218
Warrant liability	5,679	—	(5,679)	(h)	—
Deferred underwriting fee payable	8,050	—	(8,050)	(e)	—

TOTAL LIABILITIES	20,195	272,153	57,330		349,678

Class A common stock subject to possible redemption	121,333	—	(109,392)	(b)	11,078
			(11,941)	(c)
			11,078	(l)
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value	—	—			—
Class A common stock, $0.0001 par value	—	—	2	(c)	4
			1	(d)
			1	(h)
Class B common stock, $0.0001 par value	1	—	(1)	(d)	—
Class V common stock, $0.0001 par value	—	—	324	(i)	324
Members’ deficit/capital	—	5,852,426	(5,852,426)	(i)	—
Additional paid-in capital	—	—	11,939	(c)	220,477
			(36,597)	(e)
			(40,086)	(f)
			(7,218)	(g)
			6,021,851	(i)
			(5,735,090)	(k)
			5,678	(h)
Accumulated deficit	(20,136)	—	(19,950)	(e)	176,434
			(6,685)	(e)
			40,086	(f)
			(169,749)	(i)
			—	(m)

Stockholders’ Equity Attributable to Stockholders	(20,135)	5,852,426	(5,776,842)		44,371

Noncontrolling interest	—	4,348	5,735,090	(k)	5,739,438

TOTAL EQUITY	(20,135)	5,856,774	(41,752)		5,783,809

TOTAL LIABILITIES AND EQUITY	$121,393	$6,128,927	$(105,755)		$6,144,565

	Three Months Ended March 31, 2022
	LCAP (Historical) (US GAAP)	MSP Recovery (Historical) (US GAAP)	Transaction Accounting Adjustments		Pro Forma Combined
Claims recovery income	$—	$109			$109
Claims recovery service income	—	8,076			8,076

Total Claims Recovery	—	8,185	—		8,185

Operating expenses
Cost of claims recoveries	—	2,724			2,724
General and administrative	—	6,918	(2,476)	(cc)	4,442
Professional fees	—	1,938			1,938
Depreciation and amortization	—	79			79
Operating and formation costs	1,825	—	(45)	(bb)	1,780

Total operating expenses	1,825	11,659	(2,521)		(10,963)

Operating (loss)/income	(1,825)	(3,474)	2,521		(2,778)

Interest expense	—	(10,415)	(273)	(ff)	(10,688)
Other (expense) income, net	—	(2)			(2)
Interest earned on marketable securities held in Trust Account	8	—	(8)	(aa)	—
Transaction costs associated with Initial Public Offering	—	—
Change in fair value of warrant liabilities	710	—			710

Income (loss) before provision for income taxes	(1,107)	(13,891)	2,240		(12,758)

(Provision for) Benefit from income taxes	—	—	(527)	(dd)	(527)

Net income (loss)	(1,107)	(13,891)	1,713		(13,285)

Net income (loss) attributable to non-controlling members	—	—	(10,913)	(ee)	(10,913)

Net income (loss) attributable to Stockholders	$(1,107)	$(13,891)	$12,626		$(2,372)

Basic and diluted weighted average shares outstanding, Class A Common Stock	15,987,542
Basic and diluted net income per share, Class A Common Stock	$(0.05)
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000
Basic and diluted net income per share, Class B Common Stock	$(0.05)
Basic and diluted pro forma weighted average shares outstanding, Class A Common stock					19,407,668
Basic and diluted pro forma income per share, Class A Common stock					$(0.12)

	Year Ended December 31, 2021
	LCAP (Historical) (US GAAP)	MSP Recovery (Historical) (US GAAP)	Transaction Accounting Adjustments		Pro Forma Combined
Claims recovery income	$—	$126			$126
Claims recovery service income	—	14,500			14,500

Total Claims Recovery	—	14,626	—		14,626

Operating expenses
Cost of claims recoveries	—	190			190
General and administrative	—	12,761	485	(cc)	13,246
Professional fees	—	8,502			8,502
Depreciation and amortization	—	343			343
Operating and formation costs	3,785	—	(180)	(bb)	3,605

Total operating expenses	3,785	21,796	305		25,886

Operating (loss)/income	(3,785)	(7,170)	(305)		(11,260)

Interest expense	—	(27,046)	(820)	(ff)	(27,866)
Other (expense) income, net	—	1,139			1,139
Interest earned on marketable securities held in Trust Account	15	—	(15)	(aa)	—
Transaction costs associated with Initial Public Offering	—	—
Change in fair value of warrant liabilities	6,977	—			6,977

Income (loss) before provision for income taxes	3,207	(33,077)	(1,140)		(31,010)

(Provision for) Benefit from income taxes	—	—	67	(dd)	67

Net income (loss)	3,207	(33,077)	(1,073)		(30,943)

Net income (loss) attributable to non-controlling members	—	16	(27,242)	(ee)	(27,226)

Net income (loss) attributable to Stockholders	$3,207	$(33,093)	$26,169		$(3,717)

Basic and diluted weighted average shares outstanding, Class A Common Stock	23,650,000
Basic and diluted net income per share, Class A Common Stock	$0.11
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000
Basic and diluted net income per share, Class B Common Stock	$0.11
Basic and diluted pro forma weighted average shares outstanding, Class A Common stock					19,407,668
Basic and diluted pro forma income per share, Class A Common stock					$(0.19)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, LCAP was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of MSP Recovery issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP are stated at historical cost, with no goodwill or other intangible assets recorded.
The New Warrants were equity classified upon issuance at the Closing. The fair value of the New Warrants exceeded the cash proceeds raised by LCAP in the IPO. However, the difference in the fair value of the New Warrants and cash proceeds raised is absorbed by the repurchase right held by the Post-Combination Company which states that the Members will re-sell
Up-C
Units or Class A Shares to the Post-Combination Company when the warrants are exercised. As the repurchase right has a mirrored value designed to offset the New Warrants, the debit and credit to APIC will offset so no pro forma adjustment is reflected since the amounts would net to zero.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination and related transactions occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2021.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	LCAP’s unaudited condensed balance sheet as of March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•	MSP Recovery’s unaudited combined and consolidated balance sheet as of March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	LCAP’s unaudited condensed statement of operations for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•	MSP Recovery’s unaudited combined and consolidated statement of operations for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	LCAP’s audited statement of operations for year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	MSP Recovery’s audited combined and consolidated statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated tax savings or cost savings that may be associated with the Business Combination and related transactions. The unaudited pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that MSP believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. MSP believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2. Accounting Policies
As part of the Business Combination and related transactions, management is performing a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, MSP has identified the presentation differences that would have an impact on unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3. VRM MSP & Series MRCS Asset Acquisitions
VRM MSP Asset Acquisition
In connection with the entry into the MIPA, and in contemplation of MSP’s desire to receive the distributable net proceeds of a portfolio of claims owned by VRM MSP and its subsidiaries (the “Proceeds”), VRM, Series MRCS, Messrs. Ruiz and Quesada and certain other parties agreed that, upon the payment to VRM of (i) $1.2 billion of Class A Common Stock or
Up-C
Units (in each case valued at $10.00 per share or unit, as applicable) in connection with the Closing (the “Upfront Consideration”) and (ii) the VRM Full Return on or prior to the one-year
anniversary of Closing, and the satisfaction of other customary conditions, then VRM and Series MRCS would assign and transfer to MSP their respective rights to receive all Proceeds (such assignment and transfer the “Assignment”, and the time of the Assignment, the “Trigger”).
The value of the VRM Full Return was $687.5 million as of March 31, 2022. Based on the above, the asset acquired from VRM MSP is valued at:

1)	$1.9 billion to VRM ($1.2 billion In-Kind Consideration in Up-C Units and $687.5 million VRM Full Return) and

2)
$2.2 billion to Series MRCS in
Up-C
Units. The $687.5 million for the VRM Full Return will be paid by (i) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to VRM arising from claims held by VRM MSP; (ii) on or prior to the one-year
anniversary of the Closing, (A) the sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM, or (B) sale of additional shares of Company Class A Common Stock and delivery of the net cash proceeds thereof to VRM; or (iii) any combination of the foregoing. Opco will acquire rights to the Proceeds from members of VRM MSP that held those interests, which is initially recognized as a financial asset at cost, for which Opco has not elected the fair value option. In subsequent periods, the Post-Combination Company will reduce its investment for realized (or receivable) distributions of net proceeds from this financial instrument in proportion to the amounts received or receivable to management’s estimate of expected net proceeds from the underlying investments, and subject to potential impairment if indicators are present; the excess of proceeds received (or receivable) over the portion of the financial asset deemed to be recovered will be recognized as income in the same period.
Series MRCS Asset Acquisitions
Series MRCS is party to that certain Investment Agreement, dated as of October 23, 2020, by and among Series MRCS, Hazel Holdings I LLC, a Delaware limited liability company, and MSP Recovery Holding Series 01, LLC, a Delaware limited liability company (the “Investment Agreement”). Series MRCS also owns all of the equity interests in each of the series set forth on Exhibit A to that certain Asset and Interest Transfer Agreement (such series, the “Excluded Series”, and such equity interests, the “Equity Interests”). Pursuant to that certain Asset and Interest Transfer Agreement entered into, Series MRCS will transfer to MSP Recovery, and MSP Recovery will accept from Series MRCS, all right, title and interest of Series MRCS in, to and under the Investment Agreement, and the Equity Interests. The $2.0 billion in assets acquired pursuant thereto are reflected at fair value in the balance sheet below. The fair value was determined using a multi-period excess earnings valuation methodology.
For the purposes of the unaudited pro forma condensed combined balance sheet and statements of operations, the MSP historical unaudited condensed balance sheet as of March 31, 2022 was adjusted to include the acquisition of assets from VRM MSP and Series MRCS. The ending amounts from this exercise are included in the “MSP Recovery As Adjusted” columns in the unaudited pro forma combined balance sheet.
“MSP Recovery As Adjusted” for unaudited pro forma condensed combined balance sheet as of March 31, 2022 was determined as follows:

	As of March 31, 2022
	MSP Recovery (Historical) (US GAAP)	MRCS Asset Acquisition	VRM Asset	MSP Recovery (As Adjusted)
ASSETS
Current assets
Cash	$1,790	$—	$687,508	$1,790
Cash and cash equivalents	—	—	(687,508)	—
Affiliate receivable	4,153	—	—	4,153
Prepaid expenses and other current assets		—	—	16,366

Total Current Assets	22,309	—	—	22,309

Property, plant and equipment, net	942	—	—	942
Intangible assets, net	83,501	—	—	83,501
Investments	—	—	4,036,508	4,036,508
Other assets - Excluded Series and MSP Recovery Claim Series 01	—	1,985,667	—	1,985,667

TOTAL ASSETS	$106,752	$1,985,667	$4,036,508	$6,128,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,139	$—	$—	$5,139
Affiliate payable	48,265	—	—	48,265
Commission payable	465	—		465
Other current liabilities	6,542	—	—	6,542

Total Current Liabilities	60,411	—	—	60,411

Claims financing obligation & notes payable	109,125	—	—	109,125
Interest payable	102,617	—	—	102,617

TOTAL LIABILITIES	272,153	—	—	272,153

Equity (Deficit)
Members’ deficit capital	(169,749)	1,985,667	687,508	5,852,426
	—	—	3,349,000	—

Equity Attributable to MSP Recovery	(169,749)	1,985,667	4,036,508	5,852,426

Noncontrolling interest	4,348	—	—	4,348

TOTAL EQUITY	(165,401)	1,985,667	4,036,508	5,856,774

TOTAL LIABILITIES AND EQUITY	$106,752	$1,985,667	$4,036,508	$6,128,927

Of the total consideration to VRM, $1.2 billion is prepaid at close in
Up-C
Units and the remaining $0.7 billion will be settled on or prior to the one-year
anniversary of the Closing by any of the following means (or any combination thereof): (a) payment of the Recovery Proceeds (as defined in the VRM Full Return Guaranty) to

VRM arising from Claims held by VRM MSP; (b) sale of the Reserved Shares, and delivery of the resulting net cash proceeds thereof to VRM; or (c) sale of additional shares of Class A Common Stock and delivery of the net cash proceeds thereof to VRM. As there is not enough cash proceeds in VRM MSP to pay the $0.7 billion, the unaudited pro formas assume that approximately 68.8 million Up-C Units are exchanged into Class A Common Stock and then sold in exchange for $687.5 million in cash. That cash is contributed by the MSP Principals into the Post-Combination Company and the Post-Combination Company uses the cash to settle that portion of the consideration. The 68.8 million Class V Common Stock included in the 68.8 million
Up-C
Units sold are therefore shown in the unaudited pro forma capitalization table herein as belonging to a party defined as “Class V - Other” versus to the MSP Principals.
There is no “MSP Recovery As Adjusted” for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021. There is no amortization of the assets acquired from Series MRCS. For the asset acquired from VRM MSP, there would be a statement of operations impact based on the excess of proceeds received (or receivable) over the portion of the financial asset deemed to be recovered which will be recognized as income in the same period. For the periods included herein, there was no such difference to be reflected.
4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(a)	Reflects balance sheet reclassifications for presentation alignment between MSP Recovery and LCAP;

(b)
Reflects the redemption of 10,870,963 shares of Class A Common Stock for $109.8 million in connection with the Company stockholder vote to approve the Business Combination and $0.4 million of cash added to the trust account subsequent to March 31, 2022 related to the extension vote payments and reclassification of cash and investments held in the Trust Account that becomes available to fund the Business Combination;

(c)	Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value;

(d)	Reflects the reclassification of Initial Stockholder shares from Class B Common Stock to Class A Common Stock at the Closing;

(e)
Reflects the settlement of $84.7 million of estimated transaction costs expenses expected to be incurred for the Business Combination, of which $14.4 million was already paid as of March 31, 2022 and $5.3 million was already expensed as of March 31, 2022. Included in the amount that remains to be settled is $8.1 million for the settlement of LCAP’s deferred underwriting fee payable incurred during LCAP’s initial public offering due upon completion of the Business Combination, settlement of costs accrued as of the balance sheet date, costs that will be prepaid at the Closing of the Business Combination, estimated costs for advisory, legal, and other fees that can be deducted against additional paid in capital including those capitalized as prepaids and other current assets, estimates costs that will be expensed as incurred, and estimated costs to be offset against the net equity of LCAP at the Closing;

(f)
Reflects the reclassification of the historical accumulated deficit of LCAP to additional paid in capital as part of the reverse recapitalization, which includes the accumulated deficit of LCAP and transaction related costs incurred by LCAP;

(g)
Reflects the net deferred tax liability related to an outside basis difference. A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership. The actual liability may change based on the facts and circumstances at the time of recording the liability in the books and records of the Post-Combination Company;

(h)
Reflects the issuance of 11.8 million shares of Class A Common Stock underlying LCAP’s Public Warrants and Private Warrants as they are expected to be in the money as of Closing when the exercise price is expected to be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants, pursuant to the terms of the Existing Warrant Agreement. As such, the pro forma financial statements assume that the exercise price falls to $0.0001, and accordingly that 100% of the Public Warrants and Private Warrants are redeemed for shares of Class A Common Stock when such warrants become exercisable;

(i)
Reflects the recapitalization of MSP’s equity and issuance of 2,705.5 million shares of Class V Common Stock as consideration for the reverse recapitalization and 533.5 million shares of Class V Common Stock in connection with the purchase of assets from VRM and Series MRCS, respectively, at $0.0001 par value. The aggregate consideration of 3.25 billion
Up-C
Units or shares of Class A Common Stock that is payable to the Members in connection with the Business Combination includes 6.0 million
Up-C
Units or shares of Class A Common Stock that will be held in escrow to satisfy each of MSP and the Members’ potential indemnification obligations under the MIPA and released for distribution to the Members on the first anniversary of the Closing, 68.8 million
Up-C
Units that may be sold to satisfy the VRM Full Return discussed in Note 3, 6,505,392 Up-C Units paid at Closing and 13,494,608
Up-C
Units to be paid over the next three years in connection with the Virage Exclusivity Termination. The 533.5 million shares and 20.0 million shares can be in the form of
Up-C
Units or shares of Class A Common Stock for the purchase of assets from VRM and Series MRCS as discussed in Note 3, and the Virage Exclusivity Termination, respectively. The unaudited pro forma condensed combined balance sheet assumes that consideration will in the form of
Up-C
Units only;

(j)
Reflects cash raised from a loan from Messrs. Ruiz and Quesada (or one of their affiliates) at the Closing. The loan will have an annual interest rate of 4% and will mature on the day that is six months from the Closing Date (or, if such day is not a Business Day, the next Business Day). The maturity date may be extended, at the option of the borrower, for up to three successive six month periods (for a total of 24 months). The loan will be prepayable by the borrower at any time, without prepayment penalties, fees or other expenses. The adjustment reflects the maximum amount available to be loaned from the Service Fee Account as of March 31, 2022; and

(k)
Reflects the recognition of 99.4%
non-controlling
interests as a result of the
Up-C
structure. The Post-Combination Company will hold all of the voting Class A Units of Opco, whereas the Members (or their designees) will hold all of the non-voting
economic Class B Units of Opco (these Class B Units represent the non-controlling
interest in Opco). The ownership percentage of Class V Common Stock held in the Post-Combination Company by the Members (or their designees) will be equivalent to the number of Class B Units held in Opco, and as such, the non-controlling
interest in Opco is 99.4%, which is equivalent to the Class V Common Stock ownership percentage shown in the capitalization table above.

(l)
Reflects the purchase of 1.1 million shares by an affiliate of Cantor Fitzgerald & Co. (“Cantor”) through the OTC Equity Prepaid Forward Transaction (the “FEF Agreement”) entered into with LCAP from public stockholders of LCAP who have elected to redeem their shares shares of Class A Common Stock of LCAP. Per the FEF Agreement, MSP will deposit cash into a dedicated escrow account equal to the aggregate per share purchase price at or below the redemption price of such shares purchased in the open market by Cantor. Cantor may sell the shares at its sole discretion in one or more transactions. In addition, Cantor has agreed to (i) transfer to MSP for cancellation any warrants to purchase shares received as a result of being the stockholder of record of a share as of the close of business on the closing date of the Business Combination following the redemption, pursuant to the previously announced and declared LCAP dividend, and (ii) waive any redemption right that would require the redemption of the shares in exchange for a pro rata amount of the funds held in LCAP’s trust account. As a result 133,291,502 of the New Warrants will be transferred to MSP for cancellation.

(m)	Reflects the derivative liability due to the difference in the redemption price and the share price as of the Closing Date of May 23, 2022 related to the FEF shares noted in tickmark l.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are as follows:

(aa)	Reflects the elimination of interest income earned on the Trust Account;

(bb)	Reflects the elimination of the LCAP administrative service fee paid to the Sponsor that will cease upon the Closing;

(cc)
Reflects the portion of MSP estimated transaction costs for the Business Combination not eligible for capitalization. Transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma combined and consolidated statement of operations. This is a non-recurring
item;

(dd)
Reflects the income tax effect of pro forma adjustments using the current federal corporate tax rate of 21% for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively. In the historical periods, neither entity was subject to taxes and as such for pro forma purposes, it is assumed that the combined company would be subject to at least the minimum federal corporate statutory rate;

(ee)
Reflects the recognition of net income attributable to the 99.4%. The Post-Combination Company will hold all of the voting Class A Units of Opco, whereas the Members (or their designees) will hold all of the non-voting
economic Class B Units of Opco (these Class B Units represent the non-controlling
interest in Opco). The ownership percentage of Class V Common Stock held in the Post-Combination Company by the Members (or their designees) will be equivalent to the number of Class B Units held in Opco, and as such, the non-controlling
interest in Opco is 99.4%, which is equivalent to the Class V Common Stock ownership percentage shown in the capitalization table above. For the periods presented, pro forma net income (loss) of OpCo is allocated to the non-controlling
interest based on the
pro-rata
non-controlling
interest percentage. The pro forma net income (loss) of OpCo is substantially consistent with the pro forma consolidated net income (loss) before income taxes, except for certain registrant expenses, including the operating and formation costs of LCAP, and transaction-related expenses allocated to the issuance of the warrants; and

(ff)	Reflects interest expense related to member loans as noted in tickmark j.
5. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined loss per share for the three months ended March 31, 2022 and for year ended December 31, 2021 is outlined below:

(in thousands, except share and per share data)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Pro forma net loss attributable to Stockholders	$(2,372)	$(3,717)
Pro forma weighted average Class A Common Stock outstanding - basic and diluted	19,407,668	19,407,668
Pro forma Class A Common Stock net loss per share	$(0.12)	$(0.19)
Pro forma weighted average Class A Common Stock outstanding - basic and diluted
Class A - LCAP Public Stockholders	1,832,668	1,832,668
Class A - LCAP Initial Stockholders	5,750,000	5,750,000
Class A - LCAP Private and Public Warrants	11,825,000	11,825,000

Total LCAP	19,407,668	19,407,668

Total Shares at Closing (1) (2) (3)	19,407,668	19,407,668

(1)
Excludes the 3,167,967,900 shares of Class V Common Stock issued for consideration to the Members for this Business Combination and probable VRM MSP and Series MRCS asset acquisitions as those shares are non-economic
and as such are excluded from the earnings per share calculation. Each
Up-C
Unit, which consists of one share of Class V Common Stock and one Class B Unit, may be exchanged for either, at LCAP’s option, (a) cash or (b) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement.

(2)
Shares include the 11,825,000 Class A Common Stock underlying LCAP’s Public Warrants and Private Warrants as they are expected to be in the money as of Closing when the exercise price could be reduced from $11.50 per warrant to $0.0001 after giving effect to the issuance of the New Warrants. As such, it is assumed that the exercise price falls to less than $11.50 and 100% of the warrants are redeemed for LCAP Class A Common Stock.

(3)
Shares exclude approximately 1,028,046,326 shares of Class A Common Stock underlying approximately 1,028,046,326 New Warrants that will be issued at Closing to the holders of record of Class A Common Stock on the Closing Date on a pro rata basis after giving effect to any redemptions by holders of Class A Common Stock and the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. These are considered out of the money as the exercise price of $11.50 per warrant is higher than the current LCAP stock price. Such amounts were affected by the level of redemptions by Public Stockholders and the exercise of New Warrants.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis provides information that MSP Recovery, Inc.’s management believes is relevant to an assessment and understanding of the Company’s combined and consolidated results of operations and financial condition. The discussion should be read together with “The Company’s Historical Financial Information” and the historical audited annual combined and consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited interim condensed combined and consolidated financial statements as of March 31, 2022 and the three-month periods ended March 31, 2022 and 2021, and the related respective notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the Company’s unaudited pro forma financial information for the year ended December 31, 2021 and the three months ended March 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “We”, “the Company” or “MSP” refers to the business of the MSP Companies prior to the consummation of the Business Combination, which is now the business of the Company and its subsidiaries following the consummation of the Business Combination.’
Our Business
We are a leading healthcare recoveries and data analytics company. We focus on the Medicare, Medicaid and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and Commercial Health Insurers.
Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payer, because the responsible payer is not identified or billed. Because Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions a year in improper billing and lost recoveries. By discovering, quantifying and settling the billed-to-paid gap
on a large scale basis, MSP is positioned to generate meaningful annual recovery revenue at high profit margins.
Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover claims. We have developed over 1,400 proprietary algorithms which help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Health Insurance segments. Our deep team of data scientists and medical professionals analyze historical medical claims data to identify recoverable opportunities. Once these potential recoveries are reviewed by our team, they are aggregated and pursued. Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims. When we are assigned these rights, we take on a risk that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to certain recovery proceeds from our Assignors’ claims (and, in many cases, actually take assignment of the claims themselves, which allow us to step into the Assignor’s shoes). In the instances where we take Claims by assignment, we have total control over the direction of the litigation. We would be the plaintiff in any action filed and would have total control over the direction of the lawsuit. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. In the cases where we take Claims by assignment, we typically agree that 50% of the recoveries generated by those Claims is paid to the applicable Assignor. In the cases where we do not take Claims by assignment, we typically would still be entitled to receive 50% of the recoveries generated by those Claims, subject to certain expenses. Although we typically own assigned claims, for a significant portion of assigned claims our ability to pursue recoveries depends on our ongoing access to data through data access rights granted to us. In these cases, termination of such health care data access would affect our ability to generate recoveries on those claims.

Our current portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $367 billion in Paid Amount), which contains approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of March 31, 2022. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. We believe it would take any competitor a long time to amass the portfolio of claims rights currently owned by us due, among things, to the volume of our claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign claims to us.
Our Business Model
Recovery Model
In our current business model, we receive irrevocable assignments of health claims recovery rights through CCRAs from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, Hospitals, and other at risk entities. Prior to executing a CCRA, we utilize our proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths.
Once claims have been assigned, our data analysts run proprietary algorithms to identify potential recoveries. Results are then analyzed by our internal Medical Team. Each claim is then reviewed on an individual basis to ensure that the identified claim can be pursued. We contract with the Law Firm and various other firms across the country. After the Data and Medical teams review the claims, they are aggregated and ready to be pursued through the legal system. The Law Firm then reaches out to the liable parties to pay the amounts that are owed. Prior to litigation, there is an incentive for the primary insurer to settle. If legal action is required for recovery from primary insurers, claimholders are entitled to “double damages” under the Medicare Secondary Payer Act.
We are engaged on an Assignor by Assignor basis. As compensation for identifying and pursuing the assigned claims, under our typical assignment arrangement, our Assignors assign a percentage, typically 50%, of the net proceeds of any recovery made on the assigned claims. In some instances, we may purchase outright an Assignor’s recovery rights and, in this instance, we are entitled to the entire recovery. In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries.
We have yet to generate substantial revenue from the Recovery Model. To date, the majority of our revenue has been generated by claims recovery services which are either performance based or fee for service arrangements as described below.
Chase to Pay
Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary insurer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the points of care. Rather than allow an MAO to make a wrongful payment whereby we need to chase down the Primary Payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer.
As Chase to Pay works at the point of care, it is expected to decrease legal costs of recovery. As a result, Chase to Pay would improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline.

We have yet to generate revenue from this model, nor have executed any agreements with customers. We are currently in the process of determining the pricing and form of these arrangements. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.
Claims Recovery Services
We also recognize claims recovery service revenue for our services to customers to assist those entities with pursuit of claims recovery rights. We provide services to other parties in identifying recoverable claims as well as data matching and legal services. Under our claims recovery services model, we do not own the rights to claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month.
We are party to that certain Recovery Services Agreement (the “VRM Recovery Services Agreement”), dated March 27, 2018, by and between VRM MSP and MSP Recovery, LLC, which provides that MSP will provide recovery services to VRM MSP, including identifying, processing, prosecuting and recovering money from certain claims of VRM MSP. As part of Virage Recovery Master LP’s investment in VRM MSP, funds are set aside to pay service fees to MSP. Under the terms of the VRM Recovery Services Agreement, VRM MSP pays service fees to the Company, commensurate with the operational expenses and costs of MSP Recovery. As of March 31, 2022, VRM had $20.5 million reserved in an account for the payment of services fees (the “Service Fee Account”). The Service Fee Account has terminated in connection with the Closing.
In addition, we are party to that certain Recovery Services Agreement (the “MSP RH Series 01 Recovery Services Agreement”), dated as of October 23, 2020, by and between MSP Recovery Holdings Series 01, LLC (“MSP RH Series 01”) and MSP Recovery, LLC, pursuant to which MSP Recovery will provide services including identifying, processing, prosecuting and recovering money for certain claims of MSP RH Series 01. In return for these services, MSP RH Series 01 paid a one-time fee
of approximately $7.2 million and has agreed to pay annual service fees of approximately $3.0 million commencing January 1, 2021, subject to adjustment based on the aggregate value of claims of MSP RH Series 01 subject to the MSP RH Series 01 Recovery Services Agreement.
The fees received pursuant to these agreements are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the Recovery Model and Chase to Pay, we will continue to enter into these contracts as the market dictates.
Business Combination and Public Company Costs
On July 11, 2021, we entered into the MIPA with LCAP. Pursuant to the MIPA, the Members sold and assigned all of their membership interests in MSP to Opco in exchange for non-economic voting
shares of Class V Common Stock
and non-voting economic
Class B Units (or shares of Class A Common Stock). The Company is organized in an “Up-C” structure
in which all of the business of MSP is held directly or indirectly by Opco, and the Company owns all of the voting Class A Units of Opco, and the Members or their designees own all of the non-voting economic
Class B Units in accordance with the terms of the LLC Agreement (the “Business Combination”). MSP has been deemed the accounting predecessor, and the Company is the successor SEC registrant, which means that MSP’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.
The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, the Company is treated as the acquirer for financial statement reporting purposes. The most significant change in the Company’s, post-Business Combination (the “Post-Combination Company”), future reported financial position and results was an increase in cash and investments (as compared to MSP’s consolidated balance sheet at March 31, 2022).
Total non-recurring transaction
costs are estimated at approximately $85.2 million, of which MSP expensed approximately $5.3 million. See “
Unaudited Pro Forma Condensed Combined Financial Information
.”
As a consequence of the Business Combination, MSP became the successor to an SEC-registered and
Nasdaq-listed company, which requires that the Company hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Factors Affecting Our Results
Our Claims Portfolio
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such claims may not be recoverable. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $367 billion in Paid Amount), which contained approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of March 31, 2022. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned claims. In litigation, we have a competitive advantage by our experienced management and legal teams. While our model of being assigned the claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an upfront purchase price for these rights.
To date, we have not generated substantial revenue from our claims portfolio, and our business model is dependent of achieving revenue from this model in the future. If we are unable to recover the upfront purchase price from the assigned claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.
Our potential claims recovery revenue in a given period will be impacted by the amount of claims we review and ultimately pursue. The number of claims that we review is driven by the claims we receive through assignment. As we are assigned more claims, we can review the claims and identify additional recoveries. To expand our Assignor base and obtain more claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies. Our Assignors have grown from 32 in 2015, to 105 in 2018, to 123 in 2019, to 134 in 2020 and over 150 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.
In addition to obtaining new claims, our ability to collect on identified claims on our estimated multiples is key to our future profitability. Per the Medicare Secondary Payer Act, we are entitled to reasonable and customary rates. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, the Company is entitled to interest from Primary Payers on any amounts owed. Federal law also provides express authority to assess interest on Medicare Secondary Payer debts. Further the Medicare, Medicaid and SCHIP Extension Act (“MMSEA”) requires defendants and healthcare providers to report certain settlements with Medicare beneficiaries. The MMSEA statute includes a $1,000 per day, per claim penalty for inaccurate or untimely reporting.
As a result, we are able to pursue double damages, interest, and applicable penalties for non-compliance from
Primary Payers in our Medicare Secondary Payer Act related recoveries. We can recover these amounts under either the Recovery Model or the Chase to Pay Model. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. Per the terms of various legal services agreements we have with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total claim recovery which would include double damages and additional penalties. In the near term, we believe our claims portfolio can achieve a 1.9x Recovery Multiple. As we continue to expand our claims portfolio and data matching capabilities, we believe we can reach up to 2.9x Recovery Multiple.
Our claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. Of our Property & Casualty portfolio as of March 31, 2022, approximately 76% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched or resolution discussions are in process.
Key Performance Indicators
To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, the Company’s management utilizes KPIs to assist in tracking progress and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio.
Total Paid Amount:
 Total Paid Amount represents the total within the claims portfolio of the amount actually paid to the provider from the health plan, including incorporation of capitated amounts. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the Total Paid Amount, and correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.
Paid Value of Potentially Recoverable Claims:
 The Paid Value of Potentially Recoverable Claims represents the cumulative Paid Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. The Paid Value of Potentially Recoverable Claims is a measure of the actual Paid Amount that has been paid to providers in respect of those potentially recoverable claims. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. We believe our ability to generate future claims recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.
Billed Value of Potentially Recoverable Claims:
 Billed Value of Potentially Recoverable Claims “BVPRC” represents the cumulative Billed Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. For a majority of our claims, the Company believes it has the ability to recover in excess of the Paid Amount by collecting the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. Federal law expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. For additional information on potentially recoverable amounts, please see “
Business - The Opportunity
.”
We believe our ability to generate future claim recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.

Recovery Multiple:
 The Recovery Multiple is the amount of income of any generated claims recovery income obtained by the Company in respect of any claims as compared to the Paid Amount of those claims (e.g., on a $600 recovery, if the paid amount for said claim was $100, the Recovery Multiple is 6x). For these purposes, we record values under the Recovery Multiple only once we have recorded claims recovery income either through the receipt of cash or recognition of accounts receivable on the claims. Management believes this metric is useful to investors and in managing or monitoring company performance because the Recovery Multiple provides a measure of the Company’s ability to recover on its claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to collect in excess of the Paid Amount.
MSP has entered into settlement agreements to recover amounts in excess of the paid amount. In
 MSPA Claims 1, LLC v. Ocean Harbor Cas. Ins. Co.
, Case
No. 2015-1946-CA-01, MSP
was granted class certification and obtained approval of a class action settlement agreement, pursuant to which, subject to certain time and threshold limitations, Ocean Harbor has agreed to pay more than the
Medicare Fee-for-Service Schedule
Rate by 3.5 times, for Medicare Part A emergency services and Medicare Part D claims, and by 1.6 times, for Medicare Part
A non-emergency services,
claims for MRI services and Medicare Part B claims. In
 MSP Recovery Claims, Series LLC v. Horace Mann Insurance Company
, Case
No. 1:20-cv-24419, we
entered into a settlement agreement with Horace Mann in which it has agreed to pay matched claims according to applicable commercial rates, subject to the assertion of certain agreed upon defenses. We believe the difference between the Paid Amount of claims in that case and commercial rates would generally be between 4 to 6 times.
To date, because actual recoveries have been limited, this measure has had limited utility in historical periods. However, management believes this measure will become more meaningful during 2022 and beyond to the extent the Company begins to report actual increases in recoveries during those periods. As of March 31, 2022, the Company has obtained settlements with two counterparties where the Recovery Multiple would be in excess of the Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant and are therefore not shown in the table. Because the Recovery Multiple is based on actual recoveries, this measure is not based on the Penetration Status of Portfolio, as described below.
Penetration Status of Portfolio:
 Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of claims in the portfolio and tying it in with the estimated market share of the related Primary Payers. The total percentage represents the estimated aggregate market share for the respective Primary Payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional Primary Payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those Primary Payers in the property & casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future claims recovery income.

$ in billions	As of and for the Three Months Ended March 31, 2022		As of and for the Year Ended December 31, 2021		As of and for the Year Ended December 31, 2020
Paid Amount	$366.9		$364.4		$58.4
Paid Value of Potentially Recoverable Claims	87.3		86.6		14.7
Billed Value of Potentially Recoverable Claims	367.8		363.2		52.3
Recovery Multiple	N/A	(1)	N/A	(1)	N/A	(1)
Penetration Status of Portfolio	76.3%		75.6%		N/A

(1)
Each claim line that is paid or is otherwise converted from encounter data to Paid Amount and Billed Amount for which recoveries can be made have a potential for recovery through different Funnels. As of March 31, 2022, the Company has obtained settlements with two counterparties who have agreed to pay multiples of Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant, and are therefore not shown in the table.

Healthcare Industry
Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total addressable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion and approximately 63.5 million enrollees. Medicaid has a combined estimated annual expenditure during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.
Our addressable market and therefore revenue potential is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of claims available. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.
Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. While we believe the act has bipartisan support, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.
Impact of
the COVID-19 Pandemic
The impact of
the COVID-19 pandemic
and related stay at home orders and social distancing guidelines caused significant disruptions in many of the jurisdictions in which we operate. These measures had an impact on many aspects of our business operations, including delays within the court system due to court/administrative closures or reduced court dockets and the availability of associates, employees, and business partners. While we were able to continue operations throughout these periods, these delays potentially impacted timing of resolving pending legal matters as a result of court, administrative and other closures and could impact any potential future legislation or litigation. For the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021 and 2020, there was not a material impact to our operations or financial results including total claims recovery, claims recovery service revenue or cost of recoveries. In addition, changes in KPIs such as Paid Amount, Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio were not materially impacted for the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021 and 2020 and the number of Assignors or Clients has also not been negatively impacted by COVID-19. While
to date, there has not been a material impact on our operations, we are unable to predict the extent of the impact COVID-19 will
have on our financial position and operating results in the future due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include court, administrative and other closures, limitations on our operations, or mandates to us and our customers and providers). The situation surrounding COVID-19 remains
fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic,
which could have a material adverse impact on our business, results of operations, cash flows or financial condition. For more information on our operations and risks related to health epidemics, including the coronavirus. Please see the section of this prospectus entitled “
Risk Factors.
”
Key Components of Sales and Expenses
The following represent the components of our results of operations.

Claims Recovery Income
Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which we become the owner of those rights. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights we hold outright. We recognize claims recovery income based on a gain contingency model - that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.
In some cases, we would owe an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of proceeds and make payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
Claims Recovery Service Income
We also recognize claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. We enter into claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.
Costs of Recoveries
Costs of recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments payable to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those CCRAs in which we made upfront payments in order to acquire claims recovery rights.
Operating Expenses
General and Administrative Expenses
General, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General, and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.
As we continue to grow as a company and build out our team, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.
Professional Fees
Professional Fees consist of legal, consulting, accounting, and other professional services from third party providers.
Depreciation and Amortization
Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Interest Expense
In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. When such transfers are considered to be sales of future revenue that are debt-like in nature as defined in Accounting Standards Codification (“ASC”) 470, these arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. Our interest expense consists of the imputed interest on these payments. We anticipate that as we recognize claims recoveries related to CCRAs in these arrangements the interest expense on these arrangements will decrease.
Interest income consists primarily of interest on short term investments.
Other Income (expense)
Other income consists of equity investment earnings and some affiliate related income. Other expenses consist of bank service charges, airing fees, tax penalties, settlement expense, political contributions and donations, and some affiliate related expense.
Income Tax Benefit
The various entities that comprise the Company are each currently treated as partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, our taxable income or loss is passed through to and included in the tax returns of its members. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.
Results of Operations
Comparison of Three Months Ended March 31, 2022 to Three Months Ended March 31, 2021
The following table sets forth a summary of our combined and consolidated results of operations for the three

(In thousands)	Three Months Ended March 31
	2022	2021	$ Change	% Change
Claims recovery income	$109	$15	$94	627%
Claims recovery service income	8,076	3,414	4,662	137%

Total Claims Recovery	8,185	3,429	4,756	139%

Operating expenses
Cost of claims recoveries	2,724	39	2,685	6,885%
General and administrative	6,918	2,613	4,305	165%
Professional fees	1,938	1,119	819	73%
Depreciation and amortization	79	32	47	147%
Total operating expenses	11,659	3,803	7,856	207%

Operating Income(Loss)	$(3,474)	$(374)	$(3,100)	829%

Interest expense	(10,415)	(5,922)	(4,493)	76%
Other income (expense), net	(2)	424	(426)	(100)%

Net loss	$(13,891)	$(5,872)	$(8,019)	137%

Less: Net (income) loss attributable to non-controlling members	—	—	—	—%

Net loss attributable to controlling members	$(13,891)	$(5,872)	$(8,019)	137%

Claims Recovery Service Income.
 Claims recoveries service income increased by $4.7 million, or 137%, to $8.1 million for the three months ended March 31, 2022 from $3.4 million for the three months ended March 31, 2021, primarily driven by an increase in third party service fees due to volume as the headcount needed and related operational expenses to service the claims expanded.
Cost of Claims Recoveries.
 Cost of claims recoveries increased by $2.7 million, or 6,885%, to $2.7 million for the three months ended March 31, 2022 from $39 thousand for the three months ended March 31, 2021, primarily driven by the increase in amortization expense related to CCRAs.

General and Administrative.
 G&A increased by $4.3 million, or 165%, to $6.9 million in three months ended March 31, 2022 from $2.6 million for the three months ended March 31, 2021, primarily driven by increases in legal expenses of $2.4 million, wages of $1.1 million, data storage costs of $0.5 million and advertising of $0.4 million as compared to the three months ended March 31, 2021.
Professional Fees.
 Professional fees increased by $0.8 million, or 73%, to $1.9 million for the three months ended March 31, 20221 from $1.1 million for the three months ended March 31, 2021, primarily driven by an increase in accounting and consulting fees due to the Business Combination.
Depreciation and Amortization.
 Depreciation and amortization increased by $47 thousand, or 147%, to $79.0 thousand in three months ended March 31, 2022 from $32 thousand for the three months ended March 31, 2021, primarily driven by newly acquired office and computer equipment that was subsequently depreciated.
Interest Expense.
 Interest expense increased by $4.5 million, or 76%, to $10.4 million in three months ended March 31, 2022 from $5.9 million for the three months ended March 31, 2021, primarily driven by an increase in the basis for which interest is incurred on our Claims Financing Obligations.
Other income (expense), net.
 Other income (expense), net decreased by $426 thousand to expense of $2 thousand in three months ended March 31, 2022 from income of $424 thousand for the three months ended March 31, 2021, primarily driven by a gain on debt extinguishment related to PPP loans.
Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020
The following table sets forth a summary of our combined and consolidated results of operations for the years ended December 31, 2021 and December 31, 2020 indicated.

(In thousands)	Year Ended December 31
	2021	2020	$ Change	% Change
Claims recovery income	$126	$255	$(129	(51)%
Claims recovery service income	14,500	13,632	868	6%

Total Claims Recovery	$14,626	$13,887	$739	5%

Operating expenses
Cost of claims recoveries	190	172	18	10%
General and administrative	12,761	14,598	(1,837)	(13)%
Professional fees	8,502	2,211	6,291	285%
Depreciation and amortization	343	235	108	46%
Total operating expenses	21,796	17,216	4,580	27%

Operating Income/(Loss)	$(7,170)	$(3,329)	$(3,840)	115%

Interest expense	(27,046)	(20,886)	(6,160)	29%
Other income (expense), net	1,139	(51)	1,190)	(2,333)%

Net loss	$(33,077)	$(24,266)	$(8,811)	36%

Less: Net (income) loss attributable to non-controlling members	(16)	18	(34)	(189)%

Net loss attributable to controlling members	$(33,093)	$(24,248)	$(8,845)	36%

Claims Recovery Service Income.
 Claims recoveries service income increased by $0.9 million in 2021, or 6%, to $14.5 million in 2021 from $13.6 million in 2020, primarily driven by an increase in third party service fees due to volume as the headcount needed and related operational expenses to service the claims expanded.
Cost of Claims Recoveries.
 Cost of claims recoveries increased by $18 thousand in 2021, or 10%, to $190 thousand in 2021 from $172 thousand in 2020, primarily driven by the increase in amortization expense related to CCRAs.
General and Administrative.
 G&A decreased by $1.8 million in 2021, or 13%, to $12.8 million in 2021 from $14.6 million in 2020, primarily driven by decreases in legal expense. Legal expenses decreased by $1.8 million in 2021 due to a decreased use of expert witnesses during litigation for claims recovery and data matching related to discovering new claims as compared to 2020. Legal expenses in G&A related to services provided by the Law Firm were immaterial in 2020.
Professional Fees.
 Professional fees increased by $6.3 million in 2021, or 285%, to $8.5 million in 2021 from $2.2 million in 2020, primarily driven by an increase in accounting and consulting fees due to the Business Combination. Professional fees accounted for 59% of our revenue in 2021 compared to 16% in 2020.

Depreciation and Amortization.
 Depreciation and amortization increased by $0.1 million in 2021, or 46%, to $0.3 million in 2021 from $0.2 million in 2020, primarily driven by newly acquired office and computer equipment that was subsequently depreciated.
Interest Expense.
 Interest expense increased by $6.2 million in 2021, or 29%, to $27.0 million in 2021 from $20.9 million in 2020, primarily driven by an increase in the basis for which interest is incurred on our Claims Financing Obligations.
Other Income, net.
 Other income increased by $1.2 million in 2021 to income of $1.1 million in 2021 from a loss of $51 thousand in 2020 primarily driven by a gain on debt extinguishment related to PPP loans.
Liquidity and Capital Resources
Sources of Liquidity
Since inception, we have financed our operations primarily from partnership contributions. As of March 31, 2022, we had $1.8 million in cash and cash equivalents. As of March 31, 2022, we had loan payables of $109.1 million consisting of our Claims Financing Obligations and notes payable. We also had $102.6 million in interest payable related to our Claims Financing Obligations.
As an early stage growth company, we have incurred substantial net losses since inception. Our liquidity will depend on our ability to generate substantial claims recovery income and claims recovery services income in the near future. Our principal liquidity needs have been, and will continue to be, capital expenditures, working capital and claims obligation financing. Our capital expenditures support investments in our underlying infrastructure to enhance our solutions and technology for future growth. We expect our capital expenditures to increase primarily due to investments in our technology stack. Our strategy includes the expansion of our existing solutions and the development of new solutions, which will require cash expenditures over the next several years and will be funded primarily by cash provided by operating activities and the cash from the Business Combination. We also expect our operating expenses to increase as we hire additional employees to support to the claim recovery team. We expect these investments to be a key driver of our long-term growth and competitiveness but to negatively impact our free cash flow.
Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and was also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the full amount previously reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CF Purchase Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the March 31, 2022 unaudited interim condensed combined and consolidated financial statements were issued. On June 16, 2022, the Company executed a promissory note with John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively, to provide operating cash to the Company. The aggregate principal amount was $112.8 million and bears interest at an annual rate of 4%, which is payable in kind. The promissory note matures on the four year anniversary of issuance. A portion of the proceeds under the MSP Principal Promissory Note in an amount equal to $36.5 million will be advanced to MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”) for certain operating expenses as contemplated by the Legal Services Agreement. The execution of this promissory note alleviates substantial doubt about the Company’s ability to continue as a going concern within one year of the date of this filing. However, actual results, including sources and uses of cash, may differ from our current estimates due to the inherent uncertainty involved in making those estimates and any such differences may impact the Company’s ability to continue as a going concern in the future.
MSP Principals Promissory Note
On June 16, 2022, to finance the Company’s operations, the MSP Principals provided cash to the Company in an aggregate amount of $112,804,430. The Company issued the MSP Principals Promissory Note to the MSP Principals in an aggregate principal amount of $112,804,430 that will have an annual interest rate of 4%, payable in kind, and will mature on the day that is the four year anniversary of the issuance. On the maturity date, the Company is required to pay the MSP Principals an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest. The promissory notes will be prepayable by the Company at any time, without prepayment penalties, fees or other expenses.
A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36,480,000 will be advanced to the Law Firm for certain operating expenses as contemplated by the Legal Services Agreement. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the board of directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.
Nomura and KBW Promissory Notes
On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million and an unsecured promissory note to KBW in a principal amount of approximately

$20.3 million, in each case related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura and advisory fees and expenses that became due and payable by the Company to KBW, in connection with the consummation of the Business Combination. The maturity date of each of the promissory notes is May 29, 2023. On the maturity date, the Company is required to pay to each of Nomura and KBW an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest, plus any other obligations then due or payable under each of the promissory notes. Upon two days prior written notice to Nomura or KBW, as applicable, the Company may prepay all or any portion of the then outstanding principal amount under each promissory note together with all accrued and unpaid interest thereon.
OTC Equity Prepaid Forward Agreement
On May 17, 2022, the Company and CF entered into the Prepaid Forward. Pursuant to the terms of the Prepaid Forward, CF agreed to (a) transfer to MSP for cancellation any New Warrants received as a result of being the stockholder of record of any shares of Class A Common Stock as of the close of business on the closing date of the Business Combination, in connection with the New Warrant Dividend, and (b) waive any redemption right that would require the redemption of the number of shares of Class A Common Stock owned by CF at the closing of the Business Combination in exchange for a pro rata amount of the funds held in the Trust Account.
At closing of the Business Combination, the Company transferred from the trust account to an escrow account an amount equal to (a) the aggregate number of the Subject Shares (as defined below) (approximately 1.1 million shares), multiplied by (b) the per share redemption price for shares out of the Trust Account, as a prepayment to CF of the amount to be paid to CF in settlement of the Prepaid Forward for the Subject Shares. CF may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately. Any such sale shall constitute an optional early termination of the Prepaid Forward upon which (a) CF will receive from the escrow account an amount equal to the positive excess, if any, of (x) the product of the redemption price and the aggregate number of shares over (y) an amount equal to the proceeds received by CF in connection with sales of the shares, and (b) the Company will receive from the escrow account the amount set forth in (y) above. Any shares not sold will be returned to the Company and the redemption price relating to such shares will be released to CF.
Pursuant to the terms of the Prepaid Forward, CF purchased 1,129,589 shares of Class A Common Stock prior to the approval of the Business Combination and outside of the redemption process in connection with the Business Combination, for a purchase price of $10.11 per share, reflecting an aggregate purchase price of approximately $11,420,144.79. Pursuant to the terms of the Prepaid Forward, 133,291,502 of the New Warrants will be transferred for cancelation to the Company.
Committed Equity Facility
On May 17, 2022, the Company entered into the CF Purchase Agreement with CF. Pursuant to the CF Purchase Agreement, after the closing of the Business Combination, the Company will have the right to sell to CF from time to time at its option up to $1 billion in Class A common stock shares, subject to the terms, conditions and limitations set forth in the CF Purchase Agreement.
Sales of the shares of the Company’s common stock to CF under the CF Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by the Company about the use of proceeds of such common stock sales. The net proceeds from any such sales under the CF Purchase Agreement will depend on the frequency with, and the price at, which the shares of common stock are sold to CF.
Upon the initial satisfaction of the conditions to CF’s obligation to purchase shares of common stock set forth under the CF Purchase Agreement, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the CF Purchase Agreement, until no later than the first day of the month following the 36 month anniversary of the date that the registration statement of the shares is declared effective, to direct CF to purchase up to a specified maximum amount of common stock as set forth in the CF Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. The purchase price of the common stock that the Company elects to sell to CF pursuant to the CF Purchase Agreement will be 98% of the VWAP of the common stock during the applicable purchase date on which the Company has timely delivered a written notice to CF, directing it to purchase common stock under the CF Purchase Agreement.

Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and was also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the full amount previously reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CF Purchase Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the March 31, 2022 unaudited interim condensed combined and consolidated financial statements were issued. On June 16, 2022, the Company executed a promissory note with John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively, to provide operating cash to the Company. The aggregate principal amount was $112.8 million and bears interest at an annual rate of 4%, which is payable in kind. The promissory note matures on the four year anniversary of issuance. A portion of the proceeds under the MSP Principal Promissory Note in an amount equal to $36.5 million will be advanced to MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”) for certain operating expenses as contemplated by the Legal Services Agreement. The execution of this promissory note alleviates substantial doubt about the Company’s ability to continue as a going concern within one year of the date of this filing. However, actual results, including sources and uses of cash, may differ from our current estimates due to the inherent uncertainty involved in making those estimates and any such differences may impact the Company’s ability to continue as a going concern in the future.
The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this prospectus in the sections entitled “Risk Factors.”
Sale of Shares
The Total Resale Shares being offered in this prospectus represent over 99% of our current total outstanding shares of Class A Common Stock. The securities being offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Class A Common Stock as of the date of this prospectus. Additionally, if all the warrants are exercised, the Selling Securityholders would own an additional 1,032,827,147 shares of Class A Common Stock, representing an additional 98.6% of the total outstanding Class A Common Stock. So long as the registration statement of which this prospectus forms a part is effective, the sales of the securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock.
PPP Loan
During 2020, we obtained funds under the Paycheck Protection Program (the “PPP Loans”) in the amount of $1.1 million. As of December 31, 2021, all of the PPP Loans have been forgiven.
Claims Financing Obligations
On February 20, 2015 the Company entered into a Claims Proceeds Investment Agreement with a third-party investor to invest directly and indirectly in claims, disputes, and litigation and arbitration claims. For such investment, the Company has assigned to the investor a portion of the future proceeds of certain claims, albeit the Company remains the sole owner and assignee of rights to claims as the investor is only acquiring rights to a portion of the proceeds of the claims. The investor return is based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date. The investor has priority of payment regarding any proceeds until full payment of the investment is satisfied. However, to the extent that, upon final resolution of the Claims, the investor receives from proceeds an amount that is less than the agreed upon return, the investor has no recourse to recover such deficit from the Company. See Note 9 to our combined and consolidated financial statements appearing elsewhere in this prospectus for a description of the claims financing obligations.
Tax Receivable Agreement
Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.
Cash Flows
The following table summarizes our cash flows for the periods indicated:

(in thousands)	Years ended December 31,		Three Months ended March 31,
	2021	2020	2022	2021
Net cash provided by (used in) operating activities	$2,249	$(14)	$3,184	$(4,508)
Net cash (used in) provided by investing activities	(2,007)	986	(2,133)	(4,187)
Net cash (used in) provided by financing activities	(10,457)	(9,610)	(925)	(441)
Net increase (decrease) in cash	(10,215)	10,582)	126)	(9,136)
Cash at beginning of period	11,879	1,297	1,664	11,879

Cash at end of period	$1,664	$11,879	$1,790	$2,743

Cash Flows Provided by (Used in) Operating Activities
Net cash provided by operating activities increased by $2.2 million to $2.2 million for the year ended December 31, 2021 compared to net cash used of $14 thousand for the year ended December 31, 2020. The net cash provided in the year ended December 31, 2021 was primarily due to increases in 2021 in accounts payable and accrued liabilities of $2.0 million and increases in affiliate payable of $6.2 million, partially offset by an increase in our net loss from operations of $6.8 million for the year ended December 31, 2021 net of non-cash charges.
Net cash used for the year ended December 31, 2020, was primarily due to an increase in our net loss from operations of $2.8 million and an increase in affiliate receivables of $3.3 million, partially offset by an increase in affiliate payables of $5.7 million.
Net non-cash charges
primarily included $27.0 million and $20.8 million of
paid in-kind interest
for the year ended December 31, 2021 and 2020, respectively.
Net cash provided by operating activities increased by $7.7 million to $3.2 million for the three months ended March 31, 2022 compared to net cash used of $4.5 million for the three months ended March 31, 2021. The net cash provided in the three months ended March 31, 2022 was primarily due to increases for the three months ended March 31, 2022 in accounts payable and accrued liabilities of $1.4 million and increases in affiliate payable of $3.0 million, partially offset by net loss from operations of $0.7 million for the three months ended March 31, 2022 net of non-cash charges.
Net cash used for the three months ended March 31, 2021, was primarily due to a decrease in affiliate receivables of $3.6 million and an increase in affiliate receivables of $1.1 million.
Net non-cash charges
primarily included $10.4 million and $5.9 million of
paid in-kind interest
for the three months ended March 31, 2022 and 2021, respectively.
Cash Flows (Used in) Provided by Investing Activities
Net cash used in investing activities increased by $3.0 million to $2.0 million for the year ended December 31, 2021 compared to net cash provided of $1.0 million for the year ended December 31, 2020, primarily reflecting purchases of equity securities of $4.1 million and purchases to cover short position of $1.8 million. This was partially offset by proceeds from sale of equity securities of $4.5 million.
Net cash used in investing activities decreased by $2.1 million to $2.1 million for the three months ended March 31, 2022 compared to $4.2 million for the three months ended March 31, 2021, primarily reflecting purchases of equity securities of $2.4 million and purchases to cover short position of $1.8 million for the three months ended March 31, 2021. This was partially offset by purchases of CCRA’s of $2.0 million for the three months ended March 31, 2022.
Cash Flows (Used in) Provided by Financing Activities
Net cash used in financing activities increased to $10.5 million for the year ended December 31, 2021 compared to net cash provided of $9.6 million for the year ended December 31, 2020. This is primarily due to additions to deferred transaction costs of $8.0 million, distributions of $2.7 million in 2021 compared to contributions of $8.5 million and proceeds from debt financing of $1.1 million in 2020.

Net cash used in financing activities increased to $0.9 million for the three months ended March 31, 2022 compared to $0.4 million for the three months ended March 31, 2021. This is primarily due to additions to deferred transaction costs of $0.8 million and distributions of $0.1 million for the three months ended March 31, 2022 compared to additions to deferred transaction costs of $0.4 million, distributions of $0.3 million partially offset by contributions of $0.2 million for the three months ended March 31, 2021.
Contractual Obligations, Commitments and Contingencies
The following table and the information that follows summarizes our contractual obligations as of March 31, 2022.
The future minimum lease payments
under non-cancelable operating
leases as of March 31, 2022 are as follows (in thousands):

Year Ending December 31,	Lease Payments
Remaining 2022	$173
2023 (1)	217

Total	$390

(1)
Operating lease expires before or during the year ending December 31, 2023 Based on claims financing obligations and notes payable agreements, as of March 31, 2022 and December 31, 2021, the present value of amounts owed under these obligations were $211.7 million and $201.4 million, respectively, including unpaid interest to date of $102.6 million and $94.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $211.7 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.

As March 31, 2022, the minimum required payments on these agreements are $376.1 million with $125.6 million of the required payments being non-recourse. Certain
of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.
During the first quarter of 2022, the Company announced the launch of LifeWallet, which is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. LifeWallet has committed to advertising costs within the next 12 months of approximately $3.2 million.
Off-Balance Sheet
Commitments and Arrangements
As of the balance sheet dates of March 31, 2022 and December 31, 2021, we have not engaged in any off-balance sheet
arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies
Our combined and consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of our combined and consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our combined and consolidated financial condition and results of our operations. See Note 2 to our combined and consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies.
Revenue Recognition
Claims Recovery Income
We recognize revenue based on a gain contingency model when the amounts are reasonably certain of collection, typically upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
Claims Recovery Service Income
We recognize claims recovery service income for our services to third parties for our services to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. Amounts owed under existing arrangements or as a result of actual settlements or resolved litigation are recognized as accounts receivable. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. We enter into claims recovery service contracts with third parties. Amounts for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.
Impairment of Intangible Assets
We evaluate long-lived assets, such as property and equipment, and finite-lived intangibles such as claims recovery rights and capitalized software costs, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators or charges in the periods ended March 31, 2022 and 2021.
For the CCRA intangibles we will also assess the intangible assets recognized for CCRAs for impairment in accordance with
ASC 350-30-35-14,
whereby an impairment loss shall be recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value based on the model for long-lived assets to be held and used under
ASC 360-10.
ASC 360-10
requires entities to evaluate long-lived assets (including finite-lived intangible assets) when indicators are present. Impairment indicators would result only when the potential recoveries under the claim paths of all remaining claims suggests the unamortized carrying value is not recoverable. As the amount of upfront payments for CCRAs is typically only a fraction of the potential recoveries, it would typically take a substantial negative event (such as an unfavorable court ruling upheld on appeal or a change in law/statute with retroactive effect) to suggest an impairment may be triggered. There were no impairment indicators or charges in the periods ended March 31, 2022 and 2021.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to our audited combined and consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth
companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, the Company, as an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. The Company is expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of concentrations of credit risk.
Concentration of Credit
Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

BUSINESS
Industry Overview
The market for healthcare data and healthcare claims recovery solutions is large and growing. In 2019, U.S. National Health expenditure was an estimated $3.8 trillion and accounted for 17.7% of the United States’ gross domestic product (or GDP). The Office of the Actuary of CMS estimates that U.S. National Healthcare expenditure will amount to $6.2 trillion, accounting for 19.7% of the GDP in 2028. National health expenditures are projected to grow 1.1% faster than the GDP over 2019 through 2028.
CMS estimates that $1.6 trillion will be spent on Medicare and Medicaid in 2021. This $1.6 trillion includes $684 billion on Medicaid expenditures and $923 billion on Medicare expenditures. The serviceable addressable market for Medicare is $102 billion and $75 billion for Medicaid for 2021.
Further, CMS estimates that they review less than 0.2% of the over one billion claims that Medicare processes every year, which leads to a potential high frequency or number of improper payments of claims submitted.
The Company’s Business Overview
We are a leading healthcare recoveries and data analytics company. Our business model includes two principal lines of business:

•
Claims Recovery.
 Through our claims recovery services, we acquire payment claims from our Assignors, leverage our data analytics capability to identify payments that were improperly paid by our Assignors, and seek to recover the full amounts owed to our Assignors against those parties who under applicable law or contract were primarily responsible.

•
Chase to Pay Services.
 Our “chase to pay” service (“Chase to Pay”), through which we use our data analytics to assist our clients who are healthcare providers to identify, in the first instance, the proper primary insurer at the point of care and thereby avoid making wrongful payments. We are currently developing the Chase to Pay Platform and are in the initial stages of offering these services.

For both lines of business, we focus on Medicare Advantage, Medicaid and Commercial Insurance markets.

•
Medicare Advantage
 - MAOs contract with CMS to administer Medicare benefits to Medicare beneficiaries pursuant to Medicare Advantage plans; and MAOs, in turn, contract with First Tier and Downstream Entities to assist the MAOs in administering those Medicare benefits.

•	Medicaid - Health coverage provided to eligible low-income adults, children, pregnant women, elderly adults and people with disabilities.

•	Commercial Insurance - Employer-sponsored purchased health insurance coverage.
The Company’s History
In April 2014, MSP Recovery’s predecessor, La Ley Recovery Systems, entered into its first Assignment Agreement. Later that year, MSP Recovery, LLC was founded, and La Ley Recovery Systems filed its first lawsuit against a Primary Payer - Allstate Insurance Company. Towards the end of 2014, we signed our second and third Assignors. To date, we have over 150 Assignors.
Since 2014, we have had several significant victories, specifically several significant appellate court wins, including;
 Humana Med. Plan, Inc. v. W. Heritage Ins. Co.
, 832 F.3d 1229, 1238 (11th Cir. 2016) in which MSP participated as an Amicus;
 MSP Recovery, LLC v. Allstate Ins. Co.
, 835 F.3d 1351, 1358 (11th Cir. 2016);
 MSPA Claims 1, LLC v. Tenet Fla., Inc.
, 918 F.3d 1312 (11th Cir. 2019);
 MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co.
, 950 F.3d 764 (11th Cir. 2020); and
 MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co.
, 974 F.3d 1305 (11th Cir. 2020), cert. denied, No.
20-1424, 2021
WL 2405179 (U.S. 2021). In
 MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co.
, 974 F.3d 1305, 1308 (11th Cir. 2020), cert. denied, No.
20-1424, 2021
WL 2405179 (U.S. June 14, 2021), the court agreed with MSP on all issues, including:

•	Downstream entities (such as MSOs and IPAs) having standing to sue primary plans under the Medicare secondary payer laws;

•	A plaintiff under the Medicare secondary payer laws not being required to first transmit a demand letter to a Primary Payer; and

•	The entering of a settlement agreement with beneficiaries being an example of an instance when a Primary Payer has constructive knowledge that they owed the primary payments.
Our Recovery Model
Through our claims recovery business, we acquire claims from our Assignors, and leverage our data analytics capability to identify payments that were improperly paid by secondary payers, and seek to recover the full amounts owed to our Assignors against those parties who, under applicable law or contract, are primarily responsible.
As of March 31, 2022, we have been assigned certain recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance space, with approximately $1.5 trillion in Billed Amount of health care claims. We have Assignors with claims stemming from all 50 states, as well as Puerto Rico.
Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion with approximately 63.5 million enrollees. Medicaid is a state-based program with estimated annual expenditures during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the amount spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% equals improper payments by private Medicare Advantage plans instead of a Primary Payer.
Under the MSP Act, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead. Legislation enacted after the MSP Act authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including “double damages” provisions, to hold Primary Payers accountable.
We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. Using our proprietary algorithms and data system, we identify fraud, waste, and abuse in the Medicare, Medicaid, and Commercial Insurance segments. Our proprietary algorithms have identified what we currently estimate to be significant amounts of potentially recoverable claims.
Our team of data scientists and medical professionals create the algorithms and processes that are applied to our data sets, and analyze historical medical claims data to identify recoverable opportunities in respect of Claims we have acquired. Once these potential recoveries are reviewed by our team, we can aggregate them and pursue them. To date, we have developed over 1,400 proprietary algorithms which we believe will help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Insurance segments.
Our assets are generally comprised of a portion of the recovery rights of our Assignors relating to the improper payment of medical expenses. We are typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery. As opposed to service-based contracts, the entirety of these recovery rights have been irrevocably assigned to us, and because we own these rights, our assets cannot be cancelled.

Although we primarily target MAOs, MSOs and IPAs, we also can (and in certain cases do) provide our claims recovery services to other entities such as:

•	Health Maintenance Organizations (HMOs)

•	Accountable Care Organization (ACOs)

•	Physicians

•	Home Healthcare Facilities

•	Self-Funded Plans

•	States and Municipalities

•	Skilled Nursing Facilities

•	Hospitals/Health Systems
Additionally, our data recovery system operates across a Health Insurance Portability and Accountability Act (“HIPAA”) compliant IT platform that incorporates the latest in business intelligence and data technology. Due to the sensitive nature of the data we receive from our Assignors, our systems need to pass certain HIPAA security mandates. In April 2022, our systems received HITRUST CSF v9.1 certification. This certification assures that we are in compliance with HIPAA rules and regulations. For our cloud computing services, we currently use the Amazon Web Services (AWS), which has received HITRUST certification.
The Opportunity
Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.
By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate meaningful annual recovery revenue at high profit margins. The Billed Amount is the full amount billed by the provider to the health plan or commercial insurer. In other words, it is the total charged value of the claim. The Billed Amount for a specific procedure code is based on the provider and varies from location to location. The Billed Amount is often referred to as the “charged amount,” which we also refer to as the “retail price.” The Paid Amount is the amount actually paid to the provider from the health plan or insurer, which we also refer to as the “wholesale price.” This amount varies based on the party making payment. For example, Medicare pays a lower fee for service rate than commercial insurers. Pursuant to the “right-to-charge” provision
in the MSP Laws, an MAO may charge, or authorize providers to charge, insurance carriers for any charges allowed under a law, plan, or policy. Because such laws, plans, and policies provide for payment of the providers’ actual charges - rather than the reduced Medicare payments - MSP is able to pursue recovery of the Billed Amount and in certain cases, as provided by law, pursue two times the Billed Amount for medical services and treatments. The below graphic demonstrates the difference between the Paid Amount, the Billed Amount, the potential for double damages, and additional statutory penalties for noncompliance:

For additional information, see “Development of Medicare and the MSP Law” below.

Medicare Paid Rate:
 The Paid Amount actually paid to the provider from the health plan. Medicare pays a lower fee for service (“FFS”) rate than commercial insurers. Subsequent thereto, the Company can recover in excess of the Paid Amount pursuant to federal law.
Charged Amount from Provider (Billed Amount):
 For a majority of claims, the Company has the ability to recover in excess of the Paid Amount by collecting the Billed Amount and/or collecting double damages plus additional penalties and interest under applicable law.
Double Damages:
 Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We are entitled to recover medical expenses paid by our Assignors that should have been paid by Primary Plans. Under the MSP Act, we are entitled to double the amount that a provider charged. The private cause of action under 42 U.S.C. § 1395y(b)(3)(A), works in concert with 42 U.S.C.
§ 1395w-22(a)(4), which
expressly provides MAOs with the right to “
charge
 or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or policy
, described in such section-
the insurance carrier
, employer, or other entity which under such law, plan, or policy is to pay for the provision of such services…”.
1,2
 Moreover, the MSP regulations in Part 411 also support the fact that a provider may bill its full charges for services to primary payers. The statute provides the Company the ability to seek double the charged or otherwise Billed Amounts from primary plans. The payment disparity between the Paid Amount and the Billed Amount creates a free rider scenario where the primary payer is in a better financial position if it does not comply with the law. In other words, if a primary payer’s liability is capped at double the Paid Amount (an amount less than
 what the primary payer would have paid) then the entire purpose of the MSP
Act-to
make Medicare
secondary-is
defeated. That is why Congress set the damage amount at the billed rate, to incentivize compliance with the MSP Act.

1
See MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305, 1315 (11th Cir. 2020), cert. denied, 141 S. Ct. 2758, 210 L. Ed. 2d 906 (2021) (finding that “the payment of medical expenses that should have been covered by a primary payer-is
precisely the kind of injury that the Medicare Secondary Payer Act was meant to remove from the Medicare and Medicare Advantage systems”).

2
42 U.S.C. §
1395w-22(a)(4)(A)
(emphasis added); see also W. Heritage, 832 F.3d at 1238 (“An MAO has a statutory right to charge a primary plan when an MAO payment is made secondary pursuant to the MSP.”); ACE, 974 F.3d at
1308-09
(noting that if an MAO “has made a conditional payment, and the primary payer’s ‘responsibility for such payment’ has been ‘demonstrated,’…the primary payer is obligated to reimburse…the MAO” pursuant to §
1395w-22(a)(4)).

MMSEA Multiple:
 In addition, the MMSEA provides for a $1,000 per day, per claim, penalty for inaccurate or untimely reporting of certain settlements with Medicare beneficiaries. The precedential effect of ongoing settlements supports the Company’s ability to collect multiples of the Paid Amount. Since individual claim lines may have the potential to be recoverable from either a property and casualty insurer (or other self-insurer), product liability manufacturers or other potential responsible parties, each claim line may represent the ability to collect from different responsible parties.
Interest Multiple:
 In addition to the full billed amount, MSP is entitled to interest pursuant to Section 1862(b)(2)(B)(i) of the Social Security Act and 42 C.F.R. 411.24(m) which provide express authority to assess interest on Medicare Secondary Payer debts. Therefore, when litigation is needed to recover on a claim, MSP can recover the amount owed for its Assignor’s accident-related medical expenses plus interest. Then, that amount is statutorily required to be doubled under 42 U.S.C. § 1395y(b)(3)(A).
Chase to Pay
Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary payer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the point of care. Rather than allow an MAO to make a wrongful payment whereby the Company would need to chase down the proper payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and the Company will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.
Competitive Strengths
Irrevocable Assignments
We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims, and with respect to a significant portion of our claims, identify recoveries through data access rights granted to us by Assignors. When we are assigned these rights, we take on ownership rights that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to our Assignors’ claims, and therefore step into the Assignor’s shoes. Because we take claims by assignment, we are the plaintiff in any action filed in connection with such claims and therefore, have total control over the direction of the litigation. By receiving claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot.
Scale of Current Portfolio
Our current portfolio has scaled significantly. As of March 31, 2022, we are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $368 billion in Paid Amount), which contains an approximately $87 billion in Paid Value of Potentially Recoverable Claims. We are typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery that would otherwise typically be retained by such Assignors. As of March 31, 2022, we were entitled to up to approximately 54% in the aggregate of the approximately $87 billion in Paid Value of Potentially Recoverable Claims. Our recoveries would constitute a portion of the approximately $87 billion in Paid Value of Potentially Recoverable Claims that are actually recovered, after giving effect to our expenses, including any contingent fee payment payable including to the Law

Firm, described below under “
Fee Sharing Arrangement
.” See “
Risk Factors - Our fee sharing arrangement with the Law Firm materially reduces our recoveries.
” This approximately $87 billion in Paid Value of Potentially Recoverable Claims was identified using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. As of March 31, 2022, the approximately $87 billion in Paid Value of Potentially Recoverable Claims and approximately $367 billion in Paid Amount included approximately $5.0 billion and approximately $23.1 billion in capitated payments, respectively. Such capitated amounts are typically based on a fixed amount per enrollee in a plan rather than amounts paid on a fee-for-service basis
and, in calculating the equivalent of Paid Amount for purposes of measuring potential recoveries, in cases where payments were based on capitated amounts, MSP Recovery reviews capitated encounter data typically found in Medicare Part B payments. MSP has successfully recovered full amounts on these capitated payments in prior settlements.
The typical timeline for claims being identified as potentially recoverable claims to actual claims recovery revenue can vary greatly depending on the complexity of recovery strategy and litigation, as well as the status of each claim in the recovery process. The Company monitors the penetration status of the claims portfolio, which categories the status of cases based on their status in the recovery process in the following categories: in development, recovery process initiated, data collected and matched, resolution discussions in process and other cases. Potentially recoverable claims can take multiple years to reach resolution based on their status in the recovery process.

Our Proprietary Data Analytics System
We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. We have developed a proprietary system with over 1,400 algorithms that combs through historical paid claims data and searches for possible recoveries. Each recovery path is categorized into an “MSP Funnel”. We currently have identified approximately 600 funnels and 1,100 Layers to estimate a Paid Value of Potentially Recoverable Claims of $87 billion as of March 31, 2022. We continue to identify new trends and more reimbursement opportunities, as data mining identifies new potential recoveries.
Our Founders and Broad Team with Extensive Experience
Our experienced management also gives us a competitive advantage. Our founder, John H. Ruiz, is recognized as one of America’s pre-eminent
trial lawyers, named “2019’s DBR Florida Trailblazer” for groundbreaking work in integrating data analytics into the practice of law and for the impact it is having on healthcare recoveries. Over the course of a distinguished 30-year legal
career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, multi-district litigation (“MDL”) consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Our Chief Legal Officer, Frank C. Quesada, has extensive experience in healthcare litigation, including numerous legal wins at the state and federal level.
Due to our team’s extensive knowledge of the MSP Act, and decades worth of experience in data analytics within the medical industry and the regulations affecting this industry, we believe we are well positioned to recover monies owed to our Assignors under the MSP Act, as well as other state and federal laws. We use our proprietary software and a highly trained staff including IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims already paid.
Growth Strategy
Expansion of Assignor Claims.
 CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We anticipate that this trend will be reflected in our own growth. We plan to expand our Assignor base by implementing new strategies to secure new Assignors and continue receiving assignments of claims from our existing Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies.
Further Development of our Chase to Pay Services.
 The Company is currently developing the Chase to Pay model. This model would allow payers and providers to identify the proper Primary Payer in real time, at the point of care. Our plan is to develop these services to form a source of revenue that does not require the acquisition costs and recovery sharing associated with our claims recovery business.
Continued Development of our Data Analytics System.
 We will also continue to develop our proprietary system and anticipate shifting to AI and machine learning to better enhance our recovery potential. The development of our system will allow us to be more efficient in the services we provide our Assignors, as well as being able to attract more Assignors.
Monetizing Existing Software Applications
. We intend to offer certain of our software applications, including our Claims to Med application as separate products. The Claims to Med application translates medical claims data, and medical bills, specifically the codified component of procedural codes (CPT codes), into medical records that are consistent with claims records. This allows patients, providers, attorneys, corporations, and the general public to better understand their medical history.
Virage Investment Capacity Agreement
. On September 30, 2021, the Company announced the ICA providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage, which transactions may include the sale of claims by the Company. The ICA provides that the maximum value of such claims would be $3 billion.
When the Company takes an assignment, we take an assignment of the entire recovery but often we have a contractual obligation to pay the Assignor 50% of any recoveries. This 50% interest typically is retained by the Assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries from the Assignor, and the applicable Assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these Assignors, and the Company keeps the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing or new the Company’s Assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable Assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, MSP may receive certain fees, including a finder’s fee for identifying the recoveries and a servicing fee for servicing the claims.
Although the ICA provides for potential future transactions regarding sales by the Company of Retained Interests to Virage, no definitive documentation with respect to any transactions under the ICA has been entered into as of the date of this prospectus. The first transaction under the ICA may occur as early as before the end of the second quarter of 2022.

Our Services
Claims Recovery
As part of our claims recovery business, we pursue a number of types of recoveries, including:
Contractual Cases
When Medicare or an MAO, as a secondary payer, makes a payment on behalf of a beneficiary for injuries related to the use, maintenance, or operation of a vehicle, that payment may be recoverable from a no-fault insurer,
as a Primary
Payer. No-fault coverage
does not require an assessment of liability, and thus, when a covered medical expense is incurred, the insurer must accept Primary Payer responsibility.
The no-fault insurer’s
failure to pay or reimburse Medicare and MAOs constitutes a breach of the beneficiary’s no-fault coverage.
Settlement Cases
The MSP Act allows Medicare beneficiaries, providers and MAOs to seek reimbursement from any entity or person that has settled a dispute and failed to pay or reimburse Medicare and MAOs for an enrollee’s medical expenses related to that dispute. We review our Assignor’s claims data and compare these records with the CMS database and court dockets to determine if any of our Assignor’s enrollees have been involved in a dispute that resulted in a settlement.
Product Liability
Defective or dangerous products cause thousands of injuries every year. Many product liability cases arise from instances in which an implantable medical device causes an adverse reaction due to a design or manufacturing defect. These adverse reactions may range from minor rashes to cancer and subsequent death. Where Medicare or an MAO has paid an enrollee’s medical expenses for these injuries, we can pursue recoveries.
Antitrust-Pharmaceutical
Antitrust laws, including the Sherman Antitrust Act of 1890 (the “Sherman Act”) and the Clayton Antitrust Act of 1914 (the “Clayton Act”) prohibit business practices that unreasonably deprive consumers of the benefits of competition, resulting in higher prices for products and services. The Sherman Act also outlaws all contracts, combinations, and conspiracies that unreasonably restrain interstate and foreign trade.
Our antitrust cases typically derive from one of the two following scenarios: (1) either a group of manufacturers who make similar products decide to raise product prices collectively irrespective of market fluctuations; or (2) a manufacturer of a branded pharmaceutical enters into a “pay for delay” agreement with a generic drug manufacturer so that the generic drug manufacturer delays the market launch of a cheaper competing drug. We are able to bring antitrust claims on behalf of our Assignors under both scenarios pursuant to the Sherman Act, Clayton Act or state consumer protection statutes.
False Claims Act
The False Claims Act (the “FCA”) is widely regarded as an effective tool in combating waste, fraud and abuse against the federal government. The FCA prohibits the submission of false or fraudulent claims for payment from the government. The FCA, which imposes civil penalties, fees, and treble damages for fraudulent claims, permits private individuals to file qui tam suits on behalf of the federal government.
Mass Tort and Private Lien Resolution Programs
When a defendant in an MDL settles its cases with the plaintiffs, the issues can be resolved through a Master Settlement Agreement (“MSA”), which settles all pending lawsuits and provides that the defendant(s) agrees to set aside funds to settle the MDL related cases involving various conditions.
An MSA governs the terms of the settlement and provides for the resolution of all liens against the settlement proceeds. A lien resolution administrator assists in resolving all liens that are asserted by government payers or private payers against settlement funds and ensures that all such liens are resolved prior to settlement payments being disbursed to the settling claimants.

An MSA typically provides for a Private Lien Resolution Agreement (the “PLRP Agreement”) whereby the lien resolution administrator and our entities (the “MSP Group”) establish an efficient procedure to resolve MSP Group’s claims and liens accordingly.
Upon payment of MSP Group’s liens as provided in the PLRP Agreement, MSP Group’s reimbursement claims against recoveries by claimants as defined in the MSA are resolved, and all potential liabilities related to such liens in favor of MSP Group are released. The only liens subject to resolution are those liens that qualify for a settlement payment pursuant to the MSA. No other claims owned or otherwise held by the MSP Group are encompassed in the PLRP Agreement.
MSP Group conducts an analysis of the claimants in the MDL settlement and identifies liens belonging to MSP Group arising from medical care and treatment provided to claimants for which MSP Group has a legal right of recovery. A lien administrator provides the list of claimants to MSP Group. MSP Group then provides the claims data supporting MSP Group’s liens to the lien administrator, which includes the specific Billed and Paid Amount of MSP Group’s liens. The lien administrator reviews and verifies MSP Group’s data and confirms that the claims included in the liens are reimbursable.
Our Claims Portfolio
As of March 31, 2022, we have received assignments to recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance segments, associated with approximately $1.5 trillion in Billed Amount of health care claims. Our clients have assigned claims stemming from all 50 states, as well as Puerto Rico.
We typically acquire claims by entering into a CCRA with an Assignor, pursuant to which the Assignor assigns all right, title, and interest in and to its claims recovery and reimbursement rights to the Company, or to an affiliated entity, partner, or investor, in exchange for (a) deferred compensation, typically structured as 50% of any net recovery earned by and paid to us or (b) an upfront lump sum payment. Some of these CCRAs are “limited recovery” agreements, meaning that they are limited in time or scope as to what is assigned to us. For example, certain of our CCRAs relate specifically to claims against manufacturers, distributors and producers of Actos, pioglitazone, metformin, glimepiride or Duetact. Additionally, certain other CCRAs relate specifically to healthcare services rendered and paid for during a specified timeframe. We engage individuals or companies to assist us in entering into assignment agreements with prospective Assignors in exchange for a commission. In general, our CCRAs allow the Company to recover historical claims. Under the current CCRAs, the Company has been assigned rights to both historical and future claims data and therefore has the ability to collect through both the Recovery Model and Chase to Pay model with each Assignor. However, the Company currently expects to generate substantially all revenue from current CCRAs through recoveries on historical claims under our Recovery Model. The Company believes as it builds out the Chase to Pay platform and recovery model, a significant portion of the Company’s revenue from these CCRAs will also be derived through the Chase to Pay model by recovering on claims as they occur.
In the cases where we acquire claims for an upfront lump sum payment, instead of a CCRA we typically enter into a Claims Purchase and Assignment Agreement. In our Claims Purchase and Assignment Agreements, an entity typically assigns all right, title, and interest in and to its claims recovery and reimbursement rights to us (or our affiliated entity, partner or investor) in exchange for an upfront lump sum payment. In these arrangements, we (or our affiliated entity, partner or investor) would typically own all of the future net recoveries from those purchased claims.
MSP Lien Resolver
We intend to further develop and expand the offering for our MSP Lien Resolver. MSP Lien Resolver is a disruptive new product that helps identify, quantify, and resolve outstanding liens. Currently, this product is primarily used by attorneys as an online platform that enables settlement on individual cases with the Company. Key areas of functionality for MSP Lien Resolver include modules for related lien notices, claims history, claims dispute and negotiation, and case settlement and payment. MSP Lien Resolver benefits us because the additional proprietary data enhances overall data quality and efficacy. This product also deepens relationships with attorneys and outside information providers.

Geographic Coverage
We have Assignors with claims stemming from all 50 states, as well as Puerto Rico. Each dot in the following graphic represents a ZIP code for which the Company maintains data.

Sales and Marketing
Our sales force is comprised of internal and external sales professionals. We have sales professionals located throughout the United States and Puerto Rico. Our sales force finds potential Assignors and also manages our relationships with existing Assignors. The sales force is incentivized via a performance-based strategy. Once we have received recoveries for claims related to an Assignor, the applicable sales professional is compensated. This mechanism ensures to keep our salary and fixed costs low while encouraging the sales team to take advantage of a generous commission model.
We have also created and produced our own health awareness program that is broadcast daily to the local community. Our marketing strategies generate new Assignors, educate investors and Assignors about our company, as well as many other benefits.
Development of Medicare and the MSP Law
The Medicare Secondary Payer Act
The MSP Act states that, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are conditional. Conditional payments are made by Medicare (or an MAO) as an accommodation for its beneficiaries, but are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead.
Subsequent to the initial passage of the MSP Laws, Congress provided a private cause of action, which authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including its “double damages” provisions to hold Primary Payers accountable.

Medicare Advantage Plans
In 1997, Congress enacted the Medicare Part C program to allow Medicare beneficiaries to receive Medicare Part A and B benefits through privately-run managed
care plans. Under the Medicare Advantage program, a private insurance company contracts with CMS to provide Medicare Parts A and B benefits on behalf of Medicare beneficiaries enrolled in an MA Plan. Under such a contract, the MAO receives a fixed amount per enrollee (the “capitation”) and must provide at least the same level of benefits that enrollees would receive under the fee-for-service option.
The capitation structure incentivizes MAOs to provide Medicare benefits more efficiently than under the fee-for-service model
due to the competition among MAOs for enrollees as well as the savings recovered from Primary Payers resulting in additional benefits to enrollees.
An MAO’s payment obligation under Part C is coextensive with that of the Secretary under Parts A and B. Part C includes a reference to the MSP Act and renders an MAO a “secondary payer” under the Act. In addition, the CMS regulations provide that an MAO will exercise the same rights to recovery from a primary plan, entity or individual that the Secretary exercises under the MSP regulations. The U.S. Court of Appeals for the Eleventh Circuit has accordingly recognized parity between MAOs and Medicare, as “Congress empowered (and perhaps obligated) MAOs to make secondary payments under the same circumstances as the Secretary.” MAOs, however, are merely the first layer of the Medicare Advantage program. Due to the customary practices within the MAO industry, the financial injury caused by a primary plan’s failure to reimburse conditional payments is often felt primarily by First Tier and Downstream Entities.
First-Tier and Downstream Entities
Federal regulations recognize First Tier and Downstream Entities as active participants in the provision of benefits under Medicare Part C. 42 C.F.R. § 422.2 defines a “first-tier entity” as “any party that enters into an acceptable written arrangement with an MA organization or contract applicant to provide administrative services or health care services for a Medicare eligible individual.” A “downstream entity” is an entity that enters into a similar written arrangement at a level below that of a first-tier entity. Such written arrangements continue down to the level of the ultimate provider of both health and administrative services. These contracts are both encouraged and regulated by CMS, which requires First Tier and Downstream Entities to furnish healthcare services in a manner consistent with the dictates of the Medicare program and a Medicare Advantage plan’s obligations thereunder. In this way, First Tier and Downstream Entities are the parties actually responsible for managing and providing healthcare services to Medicare beneficiaries under the Medicare Advantage program.
First-tier entities include MSOs and IPAs. An IPA is a business entity organized and owned by a network of independent physician practices for the purpose of reducing overhead and optimizing efficiency and effectiveness in the delivery of health care to Medicare beneficiaries. Put simply, IPAs are healthcare providers who often bear the full financial risk of managing their patients’ care. An MSO is a group that owns or manages multiple physician practices for the same purpose. The core business of IPAs and MSOs within the Medicare Part C infrastructure is to manage the care of patients, leverage their delivery systems, and focus on preventive health in order to create value and cost savings.
Because of an MSO and IPA’s role as a point of service provider and manager of a beneficiary’s care, MAOs customarily pass their risk of loss onto MSOs and IPAs. Under these arrangements, an MAO deducts a percentage of the CMS Capitation Rate for its administrative costs and pays the balance to the IPA or MSO. In exchange, the provider (IPA or MSO) assumes the full financial risk for the care of the MAO’s enrollee. As such, “at-risk” IPAs
and MSOs are charged with producing competition, innovation, progress, and savings in the Medicare Part C environment. In accepting the full financial risk of a Medicare beneficiary’s health care, an IPA or MSO assumes the MAO’s position within the Medicare Part C framework.
When a Medicare Advantage enrollee is injured in an accident, an IPA or MSO can meet its obligation to that enrollee in one of two ways. First, it can render the requisite care to the enrollee directly through its network of physicians, providers, or medical centers. Under this scenario, the MSO or IPA suffers the full cost of providing items and services to the Medicare beneficiary.
Alternatively, if the enrollee is treated in an emergency room or other facility outside of the MSO or IPA’s provider system, then the MSO or IPA must pay the full cost of that treatment because it is financially responsible for the enrollee’s care. Under this second scenario, the contracting MAO pays the outside provider (i.e., the emergency room) and then charges the full amount of that payment to the MSO or IPA who bears the risk of loss. In other words, the MSO or IPA must reimburse the MAO for the full amount of its payment to the outside provider (or that payment is applied as a set-off against
capitated funds that the MSO or IPA would otherwise receive).
If an MAO makes a secondary payment which is later appropriately reimbursed by a Primary Payer, then the MAO will not charge and collect that same amount from the MSO or IPA responsible for that particular enrollee. On the other hand, if the Primary Payer violates the MSP Act, it is the First Tier and Downstream Entities that are damaged as a result. When an MSO or IPA is damaged by a Primary Payer, that entity may likewise turn to the MSP Act’s broadly worded private cause of action against the Primary Payer.
Licensing and Regulation
We are subject to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, HIPAA and other health information privacy and security requirements. Some of our Assignors with which we have or may establish business relationships, are “covered entities” that are regulated under HIPAA. We also are a “business associate” of our Assignors; as such, we must comply with HIPAA regulations. To provide our covered entity Assignors with services that involve the use or disclosure of protected health information, HIPAA requires us to enter into business associate agreements with our Assignors.
In addition to HIPAA, we may be subject to other U.S. federal and state laws relating to the collection, dissemination, use of and access to, personal information. While we believe that we are in material compliance with such laws and regulations, failure to comply with these laws could expose us to lawsuits, data security incidents, regulatory enforcement or fines.
Intellectual Property and R&D
We rely on trade secret laws. We use a combination of confidential agreements and licenses with our Assignors, employees, vendors, and other parties. We also rely on other security measures to control the access to our confidential information, software, and other intellectual property.
Our research and development team uses proprietary software and a highly trained staff including I.T. personnel, accountants, statisticians, physicians, data analysts and attorneys to search through numerous data sources. We will continue the investment of resources into our proprietary systems.
Our intellectual property licensing agreements grant, during the term of the agreement, a non-exclusive,
non-transferable,
non-assignable,
irrevocable, worldwide,
fully paid-up license
under our software and technology to use, perform, import, export, and all other rights pursuant to our software and technology solely in connection with the parties’ assigned claims and the transactions contemplated in the agreements between the parties. Nothing in these agreements affect our ownership or control in our software and technology. Except for the license, all of our other rights with respect to our software and technology are reserved.
Competition
We believe we do not have any direct competitors. Other entities in the industry act as vendors and pursue reactive recoveries, while we aggressively pursue recovery using various state and federal laws. Although somewhat different in approach, we compete with in-house recovery
departments, collection and financial services companies and other companies. Some of these entities are Cotiviti Holdings, Inc., MultiPlan Corporation, Encore Capital Group, Inovalon Holdings, Inc., Optum, Inc., Verisk Health, Inc., McKesson Corporation, Change Healthcare Corporation, HMS Holdings Corp., The Rawlings Group, Equian, LLC, Trover Solutions, Inc. and other, smaller companies.
Human Capital
Our employees and culture are critical components to our success and growth as a company. As of March 31, 2022, we had approximately 90 employees. None of our employees are covered by collective bargaining agreements or represented by a labor union. We believe that the relationships we have with our employees are positive.

In addition, we employ specialized contract or part-time employees on a temporary basis, which include highly trained IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims. We have historically been able to transition many of these top performers from contract or part-time to full time employment.
We strive to attract, develop and retain the best talent by providing competitive pay and benefits, continuous growth and development, and a diverse and inclusive workplace. Our human capital resource objectives include not only acquiring the best talent but also motivating those that drive our business forward. We aim to achieve these objectives using generous compensation programs and offering a one-of-a-kind employee
experience.
To better develop and incentivize our employees, we regularly provide employee feedback and recognition. We have an annual bonus program, and we regularly utilize spot bonuses in order to continue to drive our employees to find opportunities and innovate our business.
Fee Sharing Arrangements
We are engaged on
an Assignor-by-Assignor basis.
As compensation for identifying and pursuing the assigned claims, an Assignor typically assigns to us (or our affiliated entity, partner or investor) 50% of the Net Proceeds of any recovery made on the assigned claims. The “Net Proceeds” of any assigned claim is defined as the gross amount recovered on an assigned claim, minus any costs directly traceable to such assigned claim(s) for which recovery was made. In some instances, we may purchase outright an Assignor’s recovery rights; in this instance, we are entitled to the entire recovery.
We enter into legal services agreements with the Law Firm and the various entities that hold claims. In this relationship, the Company (and other claims holding entities) serves as the Assignor and the Law Firm serves as its counsel. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel and
these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee from the proceeds recovered, which amount is typically paid from our 50% portion of the Net Proceeds. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award.
The below is an illustration of how the recovery proceeds arrangement typically works when co-counsel is
(and is not) involved:

Properties
Our corporate headquarters, which we lease, is located at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, FL 33134. We also lease office space in Puerto Rico.
Seasonality
Seasonality does not have a material impact on our business.
Other Information about MSP Recovery, Inc.
COVID-19
In March 2020, the World Health Organization labeled the outbreak of COVID-19 as
a global pandemic. The outbreak has led to material and adverse impacts on the economy. We will continue to monitor the COVID-19 situation
and make adjustments to our business operations if necessary. We do not know the full extent COVID-19 could
have on our business, results of operations and financial condition. We will take actions as required by the federal, state, local authorities or actions that we determine are best for our company.
Organizational Structure
The following diagram depicts the current ownership structure of the Company:

(1)	The Members (or their designees) hold all of the Class B Units of Opco.
(2)
The Members (or their designees) hold all of the shares of the Class V Common Stock of the Company, which are voting, non-economic
shares. The shares of Class V Common Stock, together with their accompanying Class B Units of Opco, are convertible on a
1-for-1
basis into shares of the Company’s Class A Common Stock (or cash, at the Company’s option), in accordance with the terms of the LLC Agreement.

(3)	Former LCAP stockholders hold Class A Common Stock of the Company.
(4)	The Company holds all of the Class A Units of Opco.
(5)	The MSP Purchased Companies own 50% of the membership interest in each of MAO-MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

MANAGEMENT
References in this section to “we,” “our,” “us” and the “Company” generally refer to MSP and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following sets forth certain information, as of June 29, 2022, concerning the persons who serve as executive officers and members of the Board following. The directors below were appointed to the Board effective as of the Closing Date.

Name	Age	Position
Directors
John H. Ruiz	54	Class III Director
Frank C. Quesada	41	Class III Director
Ophir Sternberg	52	Class III Director
Beatriz Assapimonwait	59	Class I Director
Michael F. Arrigo	63	Class II Director
Thomas W. Hawkins	60	Class II Director
Roger Meltzer	71	Class I Director
Executive Officers
John H. Ruiz	54	Chief Executive Officer
Frank C. Quesada	41	Chief Legal Officer
Calvin Hamstra	36	Chief Financial Officer
Ricardo Rivera	50	Chief Operating Officer
Alexandra Plasencia	36	General Counsel
Information about Executive Officers and Directors
Director Nominees
John H. Ruiz
. John Ruiz is a founder of MSP Recovery and has served as President and Chief Executive Officer since the Company’s inception. Mr. Ruiz was named one of Lawyers of Distinction’s “2020 Power Lawyers”, for his accomplishments in healthcare law. He was also named “2019’s DBR Florida Trailblazer”, for his work in integrating data analytics into the practice of law, and for its positive impact on healthcare recoveries across the mainland U.S. and Puerto Rico. Over the course of his
30-year
legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, MDL consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Recently, Mr. Ruiz led the legal strategy in the landmark victory handed down by the U.S. Court of Appeals for the Eleventh Circuit, in
MSP Recovery Claims Series v. Ace American
(11th Circuit). In addition, he has certified more than 100 class actions and led MSP’s participation in
Humana v. Western Heritage
(11th Cir),
MSP Recovery v. Allstate
(11th Cir.), and
MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co.
(11th Cir.). Mr. Ruiz has been involved as counsel in cases that have totaled more than $20 billion in settlements. These class actions resulted in some of the largest awards in Florida against major insurance companies. In total, Mr. Ruiz has certified class actions against major car insurers in the State of Florida, resulting in the current and potential redistribution of billions of dollars in improperly paid claims spanning a period of more than 10 years. Starting as early as 1996, Mr. Ruiz filed class-action lawsuits on behalf of more than 30,000 Miami-Dade County residents against the Florida Department of Agriculture for trespassing onto the private properties of homeowners and chopping down their citrus trees without any compensation. The case was ultimately certified and the Department of Agriculture directly compensated all members of the aggrieved class. In 2001, Mr. Ruiz represented consumers in a class action lawsuit against Firestone that resulted in dozens of fatalities and thousands of serious blowouts. Mr. Ruiz was also hired as local counsel by numerous out of state law firms that had pending cases in Florida courts. The cases in aggregate settled for more than $30 million. Mr. Ruiz also represented the families of crash victims in a wrongful death suit against Chalk’s International Ocean Airway. Mr. Ruiz was the first lawyer to file a limited fund class action.
The case settled for a confidential agreed amount. Mr. Ruiz is licensed to practice before the Court of Appeals for the Fourth Circuit, the US Court of Appeals for the Second Circuit, the US Court of Appeals for the Third Circuit, and the Florida Supreme Court. Mr. Ruiz has a proven track record of leadership, business entrepreneurship, and IT innovation.

Frank C. Quesada
. Frank C. Quesada is a founding member of MSP Recovery and has served as the Chief Legal Officer since its inception. Mr. Quesada is also a Partner at MSP Recovery Law Firm. With over 15 years of healthcare and complex commercial litigation experience, Mr. Quesada oversees MSP’s in-house
attorneys and several nationally recognized law firms that assist the MSP Recovery Law Firm in their efforts. Additionally, he develops MSP’s legal strategies and spearheads execution. Notably, Mr. Quesada led the execution of federal appellate strategies in MSP cases resulting in landmark legal victories and new Medicare Secondary Payer Act precedent benefitting Medicare entities across the country. These legal victories include
MSP Recovery v. Allstate
(11th Circuit),
MSPA Claims 1 v. Tenet
(11th Circuit),
MSPA Claims 1 v. Kingsway Amigo
(11th Circuit), and
MSP Recovery Claims Series v. Ace American
(11th Circuit). Mr. Quesada currently serves on the Board of Directors of USA Water Polo, Inc.
Ophir Sternberg
. Ophir Sternberg is the Founder and Chief Executive Officer of Miami-based Lionheart Capital, founded in 2010. Under Mr. Sternberg’s leadership, Lionheart Capital executed numerous prominent real estate transactions and repositions, including The Ritz-Carlton Residences in Miami Beach, which resulted in a total sell-out value in excess of $550 million. In addition to The Ritz-Carlton Residences, Miami Beach, Lionheart Capital also developed The Ritz-Carlton Residences Singer Island, Palm Beach, cementing a reputation for developing high-end luxury branded properties. In March 2020, Mr. Sternberg became Chairman of Nasdaq-listed OPES, which on June 30, 2020, announced a definitive agreement to merge with BurgerFi International LLC. The OPES-BurgerFi merger closed on December 16, 2020 to form BurgerFi, a fast-causal “better burger” concept that consists of approximately 125 restaurants nationally and internationally. Mr. Sternberg currently serves as the Executive Chairman of the post-combination Nasdaq-listed company, BurgerFi (NASDAQ: BFI). On October 11, 2021, BurgerFi, led by Ophir Sternberg as Executive Chairman, acquired Anthony’s Coal Fired Pizza & Wings, creating a multi-brand platform of premium casual restaurant concepts. Mr. Sternberg also served as the Chairman, President and Chief Executive Officer of Lionheart Acquisition Corporation II, the $230MM special purpose acquisition company that merged with MSP to form the current public company, and is currently the Chairman, President and Chief Executive Officer of Lionheart III Corp, a special purpose acquisition company that raised $125MM in connection with its initial public offering in November of 2021.
Beatriz Assapimonwait
. Beatriz (Betty) Assapimonwait has over 38 years of experience in the managed health care industry. Ms. Assapimonwait was, up until August 2021, Regional President for the South Florida region at Humana Inc. (NYSE:HUM), one of the largest private insurance health insurers in the U.S. with a focus on administering Medicare Advantage plans. In her role at Humana, Inc., Ms. Assapimonwait was responsible for developing market strategies and leading all market operations for all Medicare lines of business, including HMOs and PPOs for the South Florida region. Prior to her role at Humana, she served as CEO of Family Physicians of Winter Park, Inc., until its acquisition by Humana, Inc., where from December 2016 to July 2019, she led the strategic and operational efforts of a global risk MSO with 22 primary clinics in the Central Florida Region.

Additionally, she served as the Vice President of Medicare Advantage Prescription Drug Plans at Aetna, Inc. from November 2014 to November 2016; Chief Operations Officer at Innovacare Health, from January 2014 to October 2014; Founder and President of Seven Stars Quality Healthcare, from July 2013 to December 2013; and Regional President for the North Florida region at Humana, Inc., from January 2009 to June 2013. Ms. Assapimonwait was appointed to serve on the board of directors of CareMax Inc. (Nasdaq: CMAX) in September 2021 and also serves as the Chair of the Strategy and Operations Committee since September 2021. She earned her Bachelor of Arts degree from Florida International University in 1983, and is certified in Healthcare Compliance by the Health Care Compliance Association and in HIPAA Compliance from Kennesaw State University. She has won several awards and commendations, including being a Stevie Award Finalist of the American Business Awards for Best Customer Service Organization in 2004 and appointed Preceptor and Clinical Adjunct Faculty for the Healthcare Administration Program in 1997 at the University of Houston-Clear Lake.
Michael F. Arrigo
. Michael Arrigo is a
co-founder
and the chief executive officer of No World Borders, Inc., a healthcare data, regulations, and economics firm with clients in the pharmaceutical, medical device, hospital, surgical center, physician group, diagnostic imaging, laboratory and genetic testing, health information technology and health insurance markets. In his role at No World Borders, Inc., Mr. Arrigo advises MAOs who provide health insurance under Part C of the Medicare Act and serves as an expert witness regarding medical coding and medical billing, fraud damages, HIPAA privacy, and Electronic Health Record software. Prior to his current role, Mr. Arrigo served as Vice President at First American Financial (NYSE: FAF) from October 2002 to February 2007, overseeing eCommerce and regulatory compliance technology initiatives for top mortgage banks; Vice President of Fidelity National Financial (NYSE: FNF) from 2002 to 2003; chief executive officer of one of the first cloud-based billing software companies, Erogo, from 2000 to 2002; Vice President of Marketing for an email encryption and security software company until its acquisition by a company that merged into Axway Software SA (Euronext: AXW.PA) from 1999 to 2000; CEO of LeadersOnline, an online recruiting venture of Heidrick & Struggles from 1997 to 1999; management consultant to Hewlett Packard, Oracle and Symantec from 1994 to 1997; Vice President of Marketing for a software company acquired by a company that merged into Cincom Systems from 1992 to 1994; Product Manager at Ashton-Tate from 1987 to 1992 responsible for database software products including Microsoft / Sybase SQL Server. Mr. Arrigo earned his Bachelor of Science in Business Administration from the University of Southern California in 1981. His post-graduate studies include biomedical ethics at Harvard Medical School, biomedical informatics at Stanford Medical School, blockchain and crypto economics at the Massachusetts Institute of Technology, and training as a Certified Professional Medical Auditor (CPMA).
Thomas W. Hawkins
. Thomas Hawkins has served as a member of the Board since 2021. He has completed hundreds of transactions including acquisitions of publicly traded and private companies, financings, divestitures, complex joint ventures and partnerships resulting in significant positive financial impact for investors. With experience in multiple industry verticals, Mr. Hawkins has served on boards, board committees and as board secretary in public and private corporations, advising boards on sophisticated transactions, risk and crisis management in highly regulated industries and developing corporate governance infrastructure. Mr. Hawkins helped develop the legal division of Blockbuster, beginning his tenure there when there were only 23 stores, and was promoted to General Counsel early in his tenure. As General Counsel, he led the $8.5 billion sale to Viacom in 1994, with 5500 stores in 14 countries, and other film, production and distribution businesses, and the related tender for Paramount Communications. Mr. Hawkins also helped build the Corporate Development department at AutoNation that delivered over 300 transactions, $5 billion in acquisitions, and grew into the largest publicly traded automotive retailer. Acquisitions formed AutoNation’s dealer network and subsequent spin off companies including ANC Rental Corp., owner of National Car Rental and Alamo Car Rental, and Republic Services, a solid waste company. Mr. Hawkins also drove strategic alignment as member of the executive leadership team for Mednax Health, a high growth, high margin healthcare company which experienced a 500% + market cap increase and 300% increase in revenue over 9 years, and Mr. Hawkins also initiated the Government Relations function for this highly regulated business and partnered in the launch of new service lines to fuel additional growth. In 2020, Mr. Hawkins served on the board of directors of a newly established private equity management company providing oversight for businesses engaged in the automotive retail, healthcare, technology enabled services and waste management industries. Mr. Hawkins currently serves on the board of directors of the Alumni Association of the University of Michigan and Jumptuit Inc., a data analytics technology company. Mr. Hawkins also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Hawkins received his Juris Doctor from Northwestern University in 1986 and his A.B. in Political Science from the University of Michigan in 1983. Mr. Hawkins is qualified to serve as a director due to his previous board and committee service across multiple industries.

Roger Meltzer
. Roger Meltzer has served as a member of the Board since 2021. Mr. Meltzer has practiced law at DLA Piper LLP since 2007 and has held various roles: Global
Co-Chairman,
since 2015, and currently as Chairman Emeritus; Americas
Co-Chairman,
since 2013; Member, Office of the Chair, since 2011; Member, Global Board, since 2008;
Co-Chairman,
U.S. Executive Committee, since 2013; Member, U.S. Executive Committee, since 2007; and Global
Co-Chairman,
Corporate Finance Practice, 2007 through 2015. Prior to joining DLA Piper LLP, Mr. Meltzer practiced law at Cahill Gordon & Reindel LLP from 1977 through 2007 where he was a member of the Executive Committee from 1987 through 2007,
Co-Administrative
Partner and Hiring Partner from 1987 through 1999, and Partner from 1984 through 2007. Mr. Meltzer currently serves on the Advisory Board of Harvard Law School Center on the Legal Profession (May 2015-Present); Board of Trustees, New York University Law School (September 2011-Present); and the Corporate Advisory Board, John Hopkins, Carey Business School (January 2009-December 2012). He has previously served on the board of directors of: The Legal Aid Society (November 2013 to January 2020), Hain Celestial Group, Inc. (December 2000 to February 2020) and The Coinmach Service Corporation (December 2009 to June 2013). Mr. Meltzer has also received several awards and honors and has been actively involved in philanthropic activity throughout his career. Mr. Meltzer received Juris Doctor degree in law from New York University School of Law and an A.B. from Harvard College. In December 2021, Mr. Meltzer joined the board of directors of certain subsidiaries of Nordic Aviation Capital, an international aircraft leasing company that filed for chapter 11 bankruptcy earlier in December of 2021. In February 2021, Mr. Meltzer joined the board of directors and the audit committee of Haymaker Acquisition Corp. III (NASDAQ: HYAC) (“HYAC”), a special purpose acquisition corporation, and Ubicquia LLC, a privately-held smart lighting solutions provider. Mr. Meltzer also serves on the board of directors of Lionheart III and Lionheart IV. Mr. Meltzer is qualified to serve as a director due to his experience representing clients on high-profile, complex, and cross-border matters and his leadership qualities.
Executive Officers
John H. Ruiz
- See “–
Management and Board of Directors
.”
Frank C. Quesada
- See “–
Management and Board of Directors
.”
Alexandra Plasencia
. Alexandra Plasencia currently serves as the General Counsel of MSP Recovery, Inc. Prior to becoming General Counsel, Ms. Plasencia served as the Company’s Chief Compliance Officer and Corporate Counsel. Ms. Plasencia is a corporate and healthcare attorney who focuses her practice on complex business transactions, contracting, and healthcare and organizational compliance. Ms. Plasencia utilizes her comprehensive healthcare background to advise the Company on a full spectrum of legal and regulatory business issues. Prior to her role at the Company, Alexandra was General Counsel and Corporate Secretary for Conviva Care Solutions, a management services organization overseeing 300,000 patients, throughout 300 practices and 800 clinicians throughout Florida and Texas. In that role, Ms. Plasencia worked closely with and advised the board of directors, developed the organization’s legal strategy and oversaw legal affairs, including acquisitions, regulatory compliance & oversight, corporate governance, litigation oversight, and provider, payor, and physician contracting. Ms. Plasencia has extensive experience in managed care and full-risk arrangements. Prior to her role with Conviva, Ms. Plasencia was the General Counsel for MCCI Medical Group where she developed a legal team and oversaw the company’s legal and organizational strategy. During her tenure, Ms. Plasencia handled various multi-million dollar acquisitions, corporate financing, and successfully integrated various physician practices into MCCI. Most notably, Ms. Plasencia represented MCCI in its sale to Humana and played a pivotal role in the structure, development and creation of Conviva Care Solutions and Conviva Physician Group. Ms. Plasencia earned her Juris Doctor and MBA in 2011 from the University of Miami, where she also received her BBA from the School of Business, and is certified in healthcare compliance. Ms. Plasencia has supported and contributed her time to Kristi House, the Leadership Learning Center, Amigos for Kids, and the Friends of St. Jude.
Ricardo Rivera
. Ricardo Rivera currently serves as Chief Operating Officer of MSP Recovery, Inc. Mr. Rivera joined the Company in September 2019, and from September 2019 until July 2021, Mr. Rivera served as the Chief of Staff. Over the past 25 years Mr. Rivera has held positions as COO & CFO at various private corporations in the US and internationally. Before joining the Company, Mr. Rivera was COO & CFO of Transatlantic Power Fund Management, LLC, a subsidiary of Transatlantic Power Holdings LLC. Mr. Rivera has a Master’s in Professional Accounting and a BBA in Accounting from the University of Miami.
Calvin Hamstra
. Calvin Hamstra currently serves as Chief Financial Officer of MSP Recovery, Inc. Mr. Hamstra joined the Company in September 2021, and from September 2021 until June 2022, Mr. Hamstra served as Vice President of Accounting and Reporting. Before joining the Company, Mr. Hamstra was Financial Reporting Manager of Lennar Corporation, directing internal and external reporting and technical accounting. Prior to this, Mr. Hamstra provided accounting and consulting services to various public accounting firms and other public or private entities through various roles including as Principal of Hamstra Consulting. Mr. Hamstra is a Certified Public Accountant and has a B.S. in Accounting from Purdue University.

Controlled Company Exemption
Because Mr. Ruiz controls more than a majority of the total voting power of the Company, the Company is a “controlled company” within the meaning of the Nasdaq listing standards. Under Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, another company or a group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq listing standards regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•
the requirement that compensation of its executive officers be determined by a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Four of our seven directors are independent directors, and the Board has an independent audit committee comprised of three directors that meet the applicable Nasdaq and SEC rules for audit committee service. However, the Company does not anticipate that the Board will have a compensation committee or a nominating committee comprised of solely independent directors. Our Board has determined that Ophir Sternberg, Beatriz Assapimonwait, Thomas Hawkins, Roger Meltzer and Michael Arrigo are “independent directors,” as defined in Nasdaq listing standards.
Classified Board of Directors
In accordance with the Charter, the Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
As discussed above, in connection with the Business Combination, the Board nominated Roger Meltzer and Beatriz Assapimonwait to serve as Class I directors, Thomas Hawkins and Michael Arrigo to serve as Class II directors and John H. Ruiz, Frank C. Quesada and Ophir Sternberg to serve as Class III directors of the Company.
Board Committees
The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, compensation committee, and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:

•	retaining, overseeing the work of and evaluating the independence and performance of independent auditor;

•	reviewing and discussing with the independent auditors their annual audit, including the timing and scope of audit activities;

•	pre-approving audit services;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	reviewing the adequacy and effectiveness of our accounting and internal control over financial reporting and disclosure controls and policies and procedures;

•	reviewing and discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;

•	reviewing, and if appropriate, approving or ratifying any to related party transactions and other significant conflicts of interest;

•
establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing our program to monitor compliance with our code of ethics; and

•	overseeing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting.
Our audit committee consists of Thomas Hawkins, Roger Meltzer and Michael Arrigo, with Thomas Hawkins serving as chair. Rule
10A-3
of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Thomas Hawkins, Roger Meltzer and Michael Arrigo each meet the definition of “independent director” for purposes of serving on the audit committee under Rule
10A-3
of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board has determined that Thomas Hawkins and Michael Arrigo each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation
S-K.
Our Board has adopted a written charter for the audit committee, which is available on our corporate website at https://www.msprecovery.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee is responsible for, among other things:

•	evaluating and determining, and recommending to our Board, the compensation of our executive officers;

•	administering and recommending to our Board the compensation of our directors;

•	reviewing and approving our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;

•
administering our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and

•	reviewing and approving at least annually the corporate goals and objectives relevant to the compensation of the CEO and other executive officers.
Our compensation committee consists of Michael Arrigo and Beatriz Assapimonwait, with Michael Arrigo serving as chair. Our Board determined that each of Michael Arrigo and Beatriz Assapimonwait meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules. Our Board adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee are responsible for, among other things:

•	identifying, screening and recommending to our Board director candidates for election or re-election;

•	overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;

•
reviewing and recommending to our Board for approval, as appropriate, and reviewing disclosure concerning our policies and procedures for identifying and screening Board nominee candidates, the criteria used to evaluate Board membership and director independence and any policies with regard to diversity on our Board;

•	reviewing independence qualifications of directors under the applicable Nasdaq rules;

•	developing and coordinating with management on appropriate director orientation programs; and

•	reviewing stockholder engagement plan, if any, and overseeing relations with stockholders.
Our nominating and corporate governance committee consists of John H. Ruiz, and Frank C. Quesada, with John H. Ruiz serving as chair. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at https://www.msprecovery.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Limitation on Liability and Indemnification of Directors and Officers
The Charter limits the Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Board Leadership Structure
It is not anticipated that a policy requiring the positions of the Chairperson of the Board and Chief Executive Officer to be separate or held by the same individual will be implemented by the Board, as the Board’s determination is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates and governance efficiency. The Board intends to elect Mr. Ruiz as Chairman of the Board because it believes that Mr. Ruiz’s strategic vision for the business, his in-depth
knowledge of the Company’s operations, and his experience serving as the Chief Executive Officer of the Company make him well qualified to serve as both Chairman of the Board and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. If the Board convenes for a meeting, it is expected that the non-management
directors will meet in one or more executive sessions, if the circumstances warrant. The Board may consider appointing a lead independent director, if the circumstances warrant.
Risk Oversight
The Board will administer the risk oversight function directly through the Board as a whole, as well as through its committees, where applicable, monitoring and assessing strategic risk exposure, enterprise risk, and governance risks. The audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company.
Code of Business Conduct and Ethics
The Board has adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on the Company’s website. In addition, the Company intends to post on the Corporate Governance section of the Company’s website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

EXECUTIVE COMPENSATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to MSP and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following section provides compensation information applicable to “emerging growth companies” and “small reporting companies” under the SEC disclosure rules.
MSP Recovery’s Named Executive Officer and Director Compensation
Overview
The following tables and accompanying narrative disclosure provide information regarding compensation during the fiscal year ended December 31, 2021, awarded to, earned by or paid to those individuals who serve as our principal executive officer and two most highly compensated executive officers, other than our principal executive officer (such executive officers, our “named executive officers”). These individuals became employees of the Company in connection with the Business Combination. These individuals include:

•	John H. Ruiz, Chief Executive Officer

•	Frank C. Quesada, Chief Legal Officer

•	Ricardo Rivera, Chief Operating Officer
As further detailed below, during the fiscal year ended December 31, 2021, compensation to Mr. Ruiz and Mr. Quesada for their services to the Company was primarily paid by the Law Firm. For a discussion of the relationship between the Company and the Law Firm, including the Legal Services Agreement, see “Certain Relationships and Related Party Transactions.”
Summary Compensation Table
Our named executive officers received compensation for their services to the Company in 2021 and 2020 either directly from the Company or by the Law Firm for services provided to the Company. The following table sets forth certain information regarding the total compensation awarded to, earned by or paid to our named executive officers for their services to the Company in respect of the fiscal years ended December 31, 2021 and December 31, 2020. These amounts do not include any ownership interest in, or fees paid by, the Law Firm for services outside of those to the Company.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($) (2)		Total ($)
John H. Ruiz, Chief Executive Officer	2021	—	—	—	—	—	—	$739,832	(3)	$739,832
	2020							675,000		1,384,090	(4)

Frank C. Quesada, Chief Legal Officer	2021	—	—	—	—	—	—	$355,750	(5)	$355,750	(6)
	2020				—			769,985		1,519,985	(7)

Ricardo Rivera, Chief Operating Officer	2021	$400,000	$75,000	—	—	—	—	—		$475,000
	2020	$413,462	$50,000	—	—	—	—	150,000		613,462

(1)	The 2021 base salary amounts represent the actual amounts paid during fiscal year 2021.
(2)
Amounts reported in the “All Other Compensation” column for 2021 reflect amounts paid to our named executive officers by the Law Firm for their services to the Company. The relationship between the Company and the Law Firm, which is an entity that is not part of the Business Combination, is fully described in “Certain Relationships and Related Party Transactions - Certain Relationships and Related Party
Transactions-The
Company - Legal
Services-MSP
Recovery Law Firm.” In 2021, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000.

(3)	This amount includes $89,832 paid by the Law Firm for life insurance premium.
(4)	This amount includes $709,090 paid by the Law Firm to a limited liability company, which is owned by Mr. Ruiz.
(5)	This amount includes $5,750 paid by the Law Firm for life insurance premium.
(6)	This amount includes $350,000 paid by the Law Firm to a limited liability company, which is owned by Mr. Quesada.
(7)	This amount includes $750,000 paid by the Law Firm to a limited liability company, which is owned by Mr. Quesada.
Narrative Disclosure to Summary Compensation Table
Base Salary
During 2021, the base salary paid to Mr. Ruiz and Mr. Quesada was paid by the Law Firm and is reflected in the “All Other Compensation” column of the Summary Compensation Table above. Mr. Rivera’s base salary was paid by the Company. Each of our named executive officers will receive an annual base salary from the Company to provide a fixed component of compensation for such executive officers. See the section entitled “Company Executive Officer and Director Compensation”.
Cash Bonus Compensation
None of our named executive officers received (i) a cash bonus, except that Mr. Rivera received a discretionary cash bonus of $75,000 from the Company in the fiscal year ended December 31, 2021, and (ii) a discretionary cash bonus of $50,000 from the Company and a cash bonus of $150,000 from the Law Firm in the fiscal year ended December 31, 2020.
Equity Compensation
The Company did not issue any equity compensation in fiscal year ended December 31, 2021. The Company intends to issue equity awards under the Incentive Plan, a copy of which is filed as Exhibit 10.16 to the registration statement.
Outstanding Equity Awards at Fiscal
Year-End
As of December 31, 2021, the named executive officers did not have any outstanding equity awards.
Director Compensation
During fiscal year 2021, there were no
non-employee
directors and no fees were paid to any individuals for services as a director.
Company Executive Officer and Director Compensation
The following disclosure concerns the compensation of individuals who will serve as the Company’s executive officers and directors.
Employment Agreements
Under the terms of the MIPA and in connection with the Business Combination, Mr. John Ruiz and Mr. Frank C. Quesada entered into an employment agreement with Opco prior to the Closing which became effective as of the Closing (the “Employment Agreements”). The Employment Agreements provide for an initial term of three years that automatically renews for one-year
terms thereafter, unless notice of
non-renewal
is provided 90 days before the end of the term then in effect, and a minimum base salary of $1,800,000 per year for Mr. Ruiz and $600,000 per year for Mr. Quesada. In addition, the Employment Agreements provide for annual target bonuses, based on pre-established
performance metrics, equal to at least 100% of base salary for Mr. Ruiz and 100% of base salary for Mr. Quesada and certain other benefits and perquisites, which are discussed in detail in the Employment Agreements.
The Employment Agreements provide that Mr. Ruiz and Mr. Quesada will be granted long-term incentive equity awards under the Incentive Plan.

In the event of a termination of employment by the Company without cause or by Mr. Ruiz or Mr. Quesada for good reason at any time other than within 18 months following a change in control, Mr. Ruiz and Mr. Quesada will receive (i) continuation of annual base salary for 6 months following the termination date, (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year of termination; and (iii) payment of an amount equal to the COBRA premium costs for 6 months (equal to the amount the Company was paying as the employer-portion of health care premiums prior to termination of employment). In the event of a termination of employment by the Company without cause or by Mr. Ruiz or Mr. Quesada for good reason within 18 months following a change in control, Mr. Ruiz and Mr. Quesada will also receive the severance payments and benefits previously described and an amount equal to the target bonus in effect for the year of termination. Any such severance payments will be subject to applicable taxes and the executive’s execution and non-revocation
of a general release of claims and continued compliance with restrictive covenant provisions.
The Employment Agreements also contain a covenant not to compete, generally prohibiting Mr. Ruiz and Mr. Quesada from providing services to a competitor or soliciting or hiring employees or business contacts for the greater of two years following the termination of employment and three years after the date of the Closing. In addition, the Employment Agreements mandate that Mr. Ruiz’s and Mr. Frank’s confidentiality obligations continue after his termination of employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party
Transactions-MSP
MIPA Designation
On June 29, 2022, the Company issued 50,022,000 Up-C Units to certain persons in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled but designated back to the Company and Opco pursuant to the terms of the Business Combination. The issuance of these securities is neither incremental to nor does it increase the aggregate voting or economic power of securities contemplated as consideration in the Business Combination. In addition, the recipients of such securities have agreed to a lock-up that precludes resales of 60% such securities prior to December 27, 2022. Such securities were issued pursuant to the exemption from registration contained in Sections 4(a)(2) and 3(a)(9) of the Securities Act. In connection with this issuance, Alex Ruiz, John H. Ruiz’s son, received 42,000,000 shares of Common Stock. An additional 45,504,708 Up-C Units (and/or shares of Class A common stock into which they are exchangeable), which were previously approved by stockholders for issuance in connection with the Business Combination, have not yet been allocated and may be issued in the future, including to employees as part of an employee plan, in lieu of a corresponding number of Up-C Units that were cancelled.
Legal Services - MSP Recovery Law Firm
Various MSP subsidiaries previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm for the recovery of claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of claims in exchange for a portion of the recovered proceeds relating to such claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such claims. During the three-months ended March 31, 2022, and the fiscal years-ended December 31, 2021 and December 31, 2020, MSP made payments to the Law Firm of $0, $58,000 and $0, respectively, and had accrued an additional $2,000 and $0, respectively, for legal services under the Existing LSAs for claims recoveries for which the Law Firm had a right to receive payment from MSP. During these periods, the Law Firm also received legal services payments awarded pursuant to court orders as a result of fee shifting statutes in respect of claims recoveries in which MSP had an interest. These payments were made directly by third parties to the Law Firm as required by the applicable court orders, and not by MSP. Most of the Existing LSAs will be replaced by the Legal Services Agreement as further described in the following paragraph. A small number of the Existing LSAs will continue to operate in accordance with their existing terms.
The Company and the Law Firm have entered into the Legal Services Agreement as of May 23, 2022. The Law Firm is an affiliate of John H. Ruiz and Frank C. Quesada. Pursuant to the terms of the Legal Services Agreement, among other things, the Company will engage the Law Firm to act as its exclusive lead counsel to represent MSP Recovery and each of its subsidiaries as it pertains to CCRAs (as defined in the MIPA). In exchange, the Company will pay the Law Firm (i) all documented costs of the Law Firm related to representation of the Company and its subsidiaries and approved in accordance with a budget agreed between the Law Firm and the Company (including but not limited to filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees, collectively the “Costs”), (ii) any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in such case, and (iii) an amount, if greater than zero, equal to the difference between 40% of the recovery proceeds due to the Company or its subsidiaries for recovered claims less
any amount due to the Law Firm under the foregoing clauses (ii) ((ii) and (iii) together, the “Compensation”). The Legal Services Agreement further provides that the Company will advance to the Law Firm an amount (the “Advance”) equal to (x) $1,000,000 plus
(y) overhead costs (i.e. salaries rent, utilities, and similar expenses; provided that any compensation paid to John H. Ruiz or Frank C. Quesada by the Law Firm shall not be included in such overhead costs) to operate the Law Firm in an amount necessary to pay such overhead costs reasonably anticipated by the Law Firm to become due in such month. The Advance shall be offset from the Compensation. In the event that the Legal Services Agreement is terminated, certain additional fees may become payable to the Law Firm pursuant to the terms of the Legal Services Agreement.
The foregoing summary of the Legal Services Agreement is not complete and is qualified in its entirety by reference to the complete text of the Legal Services Agreement as set forth in Exhibit 10.18 to the registration statement.
MSP Principals Promissory Note
On June 16, 2022, to finance the Company’s operations, the MSP Principals provided cash to the Company in an aggregate amount of $112,804,430. The Company issued the MSP Principals Promissory Note to the MSP Principals in an aggregate principal amount of $112,804,430 that will have an annual interest rate of 4%, payable in kind, and will mature on the day that is the four year anniversary of the issuance. On the maturity date, the Company is required to pay the MSP Principals an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest. The promissory notes will be prepayable by the Company at any time, without prepayment penalties, fees or other expenses.
A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36,480,000 will be advanced to the Law Firm for certain operating expenses as contemplated by the Legal Services Agreement. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the board of directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.

Aviation Services - MSP Recovery Aviation, LLC
Historically, MSP has been provided with aviation services pursuant to an Air Transportation Services Agreement, dated June 3, 2019, by and between MSP Recovery Aviation, LLC (“MSP Aviation”) and Series MRCS, a designated series of MDA Series, LLC, pursuant to which MSP Aviation agreed to provide Series MRCS and its affiliates with air transportation services via its private, non-commercial
plane. In exchange for such services, Series MRCS agreed to reimburse MSP Aviation for aircraft rental and flight time along with related fees, expenses and taxes in accordance with a lease agreement for each flight. MSP Aviation is owned by John H. Ruiz.
During the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, MSP Aviation was paid $0, $179,000 and $705,000 for aviation services provided to the MSP Purchased Companies. During the years ended December 31, 2021 and December 31, 2020, MSP Aviation was paid $0 and $1.1 million, respectively, for aviation services provided to Series MRCS. Management of MSP intends to continue its relationship with MSP Aviation under an informal arrangement that provides MSP and its representatives with economic terms that are at least no less favorable than the terms it would receive if it were to engage an unrelated third party to provide substantially similar services.
Service Fee Account Loan
The Closing was conditioned upon the satisfaction of the Minimum Cash Condition. In connection with Closing, John H. Ruiz and Frank C. Quesada agreed to loan (or cause to be loaned) to MSP up to the aggregate amount then-remaining in the Service Fee Account, and the Minimum Cash Condition will be deemed to be satisfied if that amount is so loaned, irrespective of the amount of cash actually held by MSP and Opco. As of March 31, 2022, VRM had $20.5 million reserved in the Service Fee Account. Pursuant to the MIPA, the loan was made on terms no less favorable to the MSP Purchased Companies than: (i) bearing interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) at a rate per annum equal to 4.0%, payable in arrears on the last business day of each quarter and at maturity, (ii) maturing on the day that is six months from the Closing Date (or, if such day is not a business day, the next succeeding business day); provided that such date may be extended, at the option of the borrower, for up to three successive six month periods (for a total of 24 months) and (iii) being prepayable by the borrower at any time, without prepayment penalties, fees or other expenses.
Transaction Bonus Pool - MSP
In connection with the Closing, John H. Ruiz, Frank C. Quesada and/or their respective affiliates who are Members designated to Opco (and forfeit any and all rights with respect thereto) the Forfeited Units from the consideration that otherwise would have been paid to them pursuant to the MIPA. In addition, the Company intends to establish a bonus pool of 22,010,100 Up-C Units (the “Bonus Pool”). Any allocations from such Forfeited Units or Bonus Pool (which may be paid to certain individuals, including executive officers and other employees of MSP, or may be made under the terms of the Incentive Plan) will be determined by Mr. Ruiz and Mr. Quesada in their discretion. In addition, the number of Forfeited Units and the number of securities comprising the Bonus Pool may be increased, and greater bonuses may be paid, in order to gross up recipients thereof for any applicable withholding taxes.

Virage; VRM
On February 1, 2017, VRM entered into an arrangement with Series MRCS, an affiliate of MSP, pursuant to which, among other things, VRM and Series MRCS formed VRM MSP to acquire and pursue recoveries of claims. In connection with the formation of VRM MSP, VRM committed to make capital contributions in an aggregate amount equal to its capital commitment, and Series MRCS contributed all the membership interests in certain legal entities which, at the time, owned $2,672,154,108.35 of paid claims. As of March 31, 2022, VRM has contributed $410.9 million to VRM MSP.
Pursuant to the organizational documents of VRM MSP, distributable amounts of recovery proceeds received by VRM MSP and its subsidiaries (which represent recovery proceeds received by such entities, net of costs incurred in pursuing the applicable claims and receiving such recovery proceeds, expenses of VRM MSP, certain reserves established by VRM MSP and the amount of any such recovery proceeds owed to the applicable Assignor in respect of its Assignor Interest) would be distributed (i) first, 100% to VRM until VRM received, in the aggregate, the VRM Full Return and (ii) thereafter, pursuant to an agreed upon allocation between VRM and Series MRCS. If paid on March, 31, 2022, the VRM Full Return would have equaled approximately $687.5 million.
In connection with the entry into the MIPA, and in contemplation of MSP’s desire to receive the distributable net proceeds of a portfolio of claims owned by VRM MSP and its subsidiaries (the “Proceeds”), VRM, Series MRCS, Messrs. Ruiz and Quesada and certain other parties agreed that, upon the payment to VRM of (i) $1.2 billion of Class A Common Stock or
Up-C
Units (in each case valued at $10.00 per share or unit, as applicable) in connection with the Closing (the “Upfront Consideration”) and (ii) the VRM Full Return on or prior to the one-year
anniversary of Closing, and the satisfaction of other customary conditions, then VRM and Series MRCS would assign and transfer to MSP their respective rights to receive all future Proceeds (such assignment and transfer the “Assignment”, and the time of the Assignment, the “Trigger”).
In support of the receipt by VRM of the VRM Full Return (x) the parties agreed that VRM would continue to receive 100% of any distributable amounts of recovery proceeds until the VRM Full Return was paid, (y) Messrs. Ruiz and Quesada agreed (1) to cause 65,000,000
Up-C
Units to be held in escrow (either by a third party or by the Company), which such
Up-C
Units could be converted into shares of Class A Common Stock and sold to satisfy the VRM Full Return, subject to compliance with applicable law and (2) that if, at any time following the Closing but prior to the payment of the VRM Full Return, MSP, the Company or any of their controlled affiliates raises debt or equity capital, that neither of Messrs. Ruiz or Quesada (nor any of their affiliates) would receive any cash consideration, directly or indirectly, for personal use until the VRM Full Return has been paid and (z) the parties thereto entered into the VRM Full Return Guaranty.
Upon the occurrence of the Trigger and subject to approval under the HSR Act and other customary closing conditions, the Assignment will take effect for no further consideration and in satisfaction of the prior payments comprising the Upfront Consideration and the VRM Full Return.
In addition, pursuant to a termination letter (the “Virage Exclusivity Termination”) by and among MSP, Virage and MRCS, MSP has agreed to deliver, or cause to be delivered, to Virage an aggregate amount of $200 million in
Up-C
Units or shares of Class A Common Stock (valued at $10 per
Up-C
Unit or share) over the next three years, from the aggregate consideration being paid to the Members (or their designees) pursuant to the MIPA at Closing. Pursuant to the Virage Exclusivity Termination, certain arrangements, pursuant to which MSP agreed to provide Virage with the exclusive right to acquire certain new claims acquired by MSP, will terminate upon Virage’s receipt of such
Up-C
Units or shares.
Certain Relationships and Related Party
Transactions-the
Company-General-Legal Counsel
On January 10, 2017, an affiliate of the Company’s Sponsor, Lionheart Capital, LLC (“Lionheart Capital”), engaged Jessica L. Wasserstrom, LLC (“Wasserstrom”), to represent Lionheart Capital and its affiliated companies, as corporate general counsel and otherwise in connection with any corporate and/or transactional matters as requested by Lionheart Capital. The engagement letter between Lionheart Capital and Wasserstrom is for an indefinite period only subject to termination rights of either party, of which no termination has occurred since the agreement was executed. Jessica Wasserstrom, the principal of Wasserstrom, currently holds the title of Chief Legal Officer of Lionheart Capital and its affiliated companies.

In connection therewith, Wasserstrom was specifically engaged by the Company to provide counsel for general corporate legal matters, including related to mergers and acquisitions activity and, as such, may be deemed to be a related party of the Company. For the period ended March 31, 2022, the Company incurred approximately $220,000 of legal fees from Wasserstrom. For the year ended December 31, 2021, the Company incurred approximately $430,000 of legal fees from Wasserstrom. For the period ended December 31, 2020, the Company incurred approximately $220,000 of legal fees from Wasserstrom. The total aggregate balance of $732,221 in fees incurred by the Company from Wasserstrom were recorded within accounts payable and accrued expenses and remained unpaid and outstanding as of March 31, 2022. Of this amount, the sum of $262,343 was paid at the close of the Business Combination and the balance remains outstanding.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of June 30, 2022 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company common stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.
The percentage of beneficial ownership is based on 67,173,336 shares of Class A Common Stock issued and outstanding as of June 30, 2022, and 3,154,473,292 shares of Class V Common Stock issued and outstanding as of June 30, 2022, as applicable, the only outstanding classes of the Company’s common stock. At the Closing, the Class B Common Stock was automatically converted into shares of Class A Common Stock on a one-for-one basis.
Unless otherwise indicated, the address for each of the persons listed in the table is c/o MSP Recovery, Inc. 2701 Le Jeune Road, Floor 10 Coral Gables, Florida 33134.

Name and Address of Beneficial Owner	Class A Common Stock (1)		Class V Common Stock (2)
	Number of shares	%	Number of shares	%
John H. Ruiz (3)(4)	2,120,069,100	96.93%	2,119,157,566	67.18%
Frank C. Quesada (5)(6)	901,833,778	93.07%	901,390,330	28.57%
Ophir Sternberg (7)	601,617,492	90.67%	—	—
Thomas W. Hawkins (8)(9)(10)	2,430,000	3.49%	—	—
Roger Meltzer (11)(9)(12)	1,190,000	1.74%	—	—
Ricardo Rivera (13)	25,691	* *	—	—
Beatriz Assapimonwait	—	—	—	—
Michael Arrigo	—	—	—	—
Calvin Hamstra	—	—	—	—
Alexandra Plasencia	—	—	—	—

All directors and officers as a group (9 individuals)	3,627,166,061	98.33%	3,020,547,896	95.75%

Virage Recovery Master LP (14)	120,000,000	64.11%	120,000,000	**
Oliver SPV Holdings LLC (9)(15)	59,549,998	47.20%	—	—
Alex Ruiz (16)	42,000,000	62.52%	—	—
Paul Rapisarda	27,508,874	29.13%	—	—
Nomura Securities International Inc. (17)	16,389,999	19.65%	—	—
Faquiry Diaz Cala	13,671,377	16.94%	—	—
JLS Equities LLC (18)	11,912,499	15.08%	—	—
Jessica Wasserstrom (9)(19)	9,527,499	12.44%	—	—
Leviathan Group LLC	8,330,000	11.04%	—	—
John H. Ruiz, II (20)	7,420,004	9.95%	7,420,004	**
Virage Recovery Participation LP (21)	6,505,392	8.83%	6,505,392	**
Boris Hirmas (9)(22)	4,760,000	6.62%	—	—
Jose Alfredo Armas	3,500,000	5.21%	—	—
Series MRCS (23)	413,478,000	86.02%	413,478,000	13.11%

**	Represents less than 1%
(1)	Includes shares of Class A Common Stock issuable pursuant to derivatives (including Up-C Units and warrants) exercisable within 60 days of June 30, 2022.

(2)	Includes shares of Class V Common Stock, which are non-economic voting shares of the Company.
(3)
Includes 65,534 shares of Class A Common Stock and 846,000 warrants directly held by Mr. Ruiz. In addition to securities directly held by Mr. Ruiz in his individual capacity, includes shares held by the following entities Jocral Family LLLP, Ruiz Group Holdings Limited, LLC and Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company (“Series MRCS”), including shares held by Series MRCS for the benefit of Jocral Holdings LLC. Reported figures do not include securities held by John Ruiz II, Mr. Ruiz’s son, in his capacity as a Member, or by Alex Ruiz, Mr. Ruiz’s son, of which Mr. Ruiz disclaims beneficial ownership.

(4)
Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.

(5)
Includes 58,909 shares of Class A Common Stock and 384,539 warrants directly held by Mr. Quesada. In addition to securities directly held by Mr. Quesada in his individual capacity, includes shares held by Quesada Group Holdings LLC and Series MRCS.

(6)
Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.

(7)
Includes (i) 832,498 shares of Class A Common Stock and 87,320,000 shares of Class A Common Stock underlying New Warrants owned by Lionheart Investments, LLC; (ii) 1,000,000 shares of Class A Common Stock and 118,000,000 shares of Class A Common Stock underlying New Warrants owned by Star Mountain Equities, LLC; (iii) 2,435,060 shares of Class A Common Stock and 273,029,934 shares of Class A Common Stock underlying New Warrants owned by Sponsor; and (iv) 1,000,000 shares of Class A Common Stock and 118,000,000 shares of Class A Common Stock underlying New Warrants owned by the 2022 OS Irrevocable Trust. Mr. Sternberg holds sole voting and investment control over the shares held by each of Lionheart Investments, LLC, Star Mountain Equities, LLC, and Sponsor as the sole manager. Mr. Sternberg’s spouse holds sole voting and investment control over the shares owned by the 2022 OS Irrevocable Trust as its trustee and as a result, Mr. Sternberg may be deemed to have beneficial ownership of the shares owned by the 2022 OS Irrevocable Trust.

(8)
Thomas Hawkins has been a member of the Board since 2021. Beneficial ownership includes (i) 60,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants held in an individual capacity and (ii) 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants held by the Estate of Steven R. Berrard. Thomas Hawkins holds sole voting and investment control over the shares held by the Estate of Steven R. Berrard as the personal representative.

(9)	The business address for each of these individuals is c/o, Lionheart Equities LLC, 4218 NE 2nd Avenue, Miami FL 33137.
(10)	Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(11)	Roger Meltzer has been a member of the Board since 2021.
(12)	Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(13)	Includes 15,691 shares of Class A Common Stock and 10,000 shares of Class A Common Stock underlying New Warrants.
(14)	Beneficial ownership includes 120,000,000 shares of Class A Common Stock issuable upon exchange of the Up-C Units.
(15)
Beneficial ownership includes 549,998 shares of Class A Common Stock and 59,000,000 shares of Class A Common Stock underlying New Warrants. Alan Rubenstein holds sole voting and investment control over the shares held by Oliver SPV Holdings, LLC as its manager. The address for Mr. Rubenstein and Oliver SPV Holdings, LLC is 822 Oliver St, Woodmere, NY 11598.

(16)	Alex Ruiz is the son of John H. Ruiz, the Company’s Chief Executive Officer.
(17)	Beneficial ownership includes 164,999 shares of Class A Common Stock and 16,225,000 shares of Class A Common Stock underlying New Warrants.
(18)
Beneficial ownership includes 112,499 shares of Class A Common Stock and 11,800,000 shares of Class A Common Stock underlying New Warrants. Jacob Sod holds sole voting and investment control over the shares held by JLS Equities LLC as its manager. The address for Jacob Sod and JLS Equities LLC is 58 Larch Hill Rd, Lawrence, NY 11559.

(19)	Beneficial ownership includes 87,499 shares of Class A Common Stock and 9,440,000 shares of Class A Common Stock underlying New Warrants.
(20)
John H. Ruiz, II is the son of John H. Ruiz, the Company’s Chief Executive Officer. Beneficial ownership includes 7,420,004 shares of Class A Common Stock issuable upon exchange of the Up-C Units held in an individual capacity.

(21)	Beneficial ownership includes 6,505,392 shares of Class A Common Stock issuable upon exchange of the Up-C Units.
(22)	Beneficial ownership includes 40,000 shares of Class A Common Stock and 4,720,000 shares of Class A Common Stock underlying New Warrants.
(23)
Includes 124,043,400
Up-C
Units held by Series MRCS that are beneficially owned by Frank C. Quesada and 289,434,600 shares beneficially owned by John H. Ruiz (including through his affiliate, Jocral Holdings, LLC).

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 3,981,159,239 shares
of Common Stock, including 755,525,000 shares of Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to certain Selling Securityholders pursuant to the terms of existing contracts. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Common Stock and warrants beneficially owned prior to the sale of the securities offered hereby by the Selling Securityholders, the aggregate number of shares of Common Stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. The beneficial ownership of our common stock is based on 67,173,336 shares of Class A Common Stock issued and outstanding on June 30, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “
Plan of Distribution
.”
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is 2701 S. Le Jeune Road, 10th Floor, Coral Gables, Florida 33134.

Name of Selling Securityholder	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering (1)		Securities Beneficially Owned After this Offering
	Shares of Class A common stock (2)	Warrants (3)	Shares of Class A common stock (2)	Warrants (3)	Shares of Class A common stock (2)%		Warrants (3)%
John H. Ruiz (4)(5)	2,120,069,100	846,000	2,119,157,566	—	911,534	1.34%	846,000	1.24%
Frank C. Quesada (6)(7)	901,833,778	384,539	901,390,330	—	443,448	**	384,539	**
Ophir Sternberg (8)	601,617,492	596,349,934	601,617,492	596,349,934	—	—	—	—
Virage Recovery Master LP (33)	120,000,000	—	120,000,000	—	—	—	—	—
Oliver SPV Holdings LLC (13)	59,549,998	59,000,000	59,549,998	59,000,000	—	—	—	—
Alex Ruiz (14)	42,000,000	—	42,000,000	—	—	—	—	—
Paul Rapisarda (12)(15)	27,508,874	27,272,750	27,508,874	27,272,750	—	—	—	—
Virage Recovery Participation LP (16)	20,000,000	—	20,000,000	—	—	—	—	—
Nomura Securities International Inc. (17)	16,389,999	16,225,000	16,389,999	16,225,000	—	—	—	—
Faquiry Diaz Cala (12)(18)	13,671,377	13,547,816	13,671,377	13,547,816	—	—	—	—
JLS Equities LLC (19)	11,912,499	11,800,000	11,912,499	11,800,000	—	—	—	—
Jessica Wasserstrom (12)(20)	9,527,499	9,440,000	9,527,499	9,440,000	—	—	—	—
Leviathan Group LLC (12)(21)	8,330,000	8,260,000	8,330,000	8,260,000	—	—	—	—
John H. Ruiz, II (9)	7,420,004	—	7,420,004	—	—	—	—	—
Boris Hirmas (12)(22)	4,760,000	4,720,000	4,760,000	4,720,000	—	—	—	—
Jose Alfredo Armas	3,500,000	—	3,500,000	—	—	—	—	—
Michael Mena	1,400,000	—	1,400,000	—	—	—	—	—
Roger Meltzer (11)(12)(23)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Greyhawk Advisors, LLC (12)(24)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Thomas W. Hawkins (10)(12)(25)	1,240,000	1,180,000	1,190,000	1,180,000	50,000	**	—	—
James Anderson (12)(26)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Ruxton Ventures LLC (12)(27)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Estate of Steve Berrard (12)(28)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Ramon Rasco (29)	1,190,000	1,180,000	1,190,000	1,180,000	—	—	—	—
Cano Health, LLC (34)	1,000,000	—	1,000,000	—	—	—	—	—
Gino Moreno	700,000	—	700,000	—	—	—	—	—
Francesco Zincone	700,000	—	700,000	—	—	—	—	—
Alexis Fernandez	350,000	—	350,000	—	—	—	—	—
Palantir Technologies Inc. (35)	244,339	—	244,339	—	—	—	—	—
Lori Buckler (12)(30)	238,000	236,000	238,000	236,000	—	—	—	—
Anamarie Alvarez	140,000	—	140,000	—	—	—	—	—
Eduardo Bertran	140,000	—	140,000	—	—	—	—	—
Asela Caban	140,000	—	140,000	—	—	—	—	—
Christine Lugo	140,000	—	140,000	—	—	—	—	—
Reynaldo Martinez	140,000	—	140,000	—	—	—	—	—
John Cleary	70,000	—	70,000	—	—	—	—	—
Ferdinand de Biolley (12)(31)	59,500	59,000	59,500	59,000	—	—	—	—
Joseph Risi (12)(32)	29,750	29,500	29,750	29,500	—	—	—	—
Additional selling securityholders (36)	602,000	—	602,000	—	—	—	—	—

**	Represents less than 1%
(1)
The amounts set forth in this column are the number of shares of Class A common stock and warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Class A common stock or warrants that the Selling Securityholder may own beneficially or otherwise.

(2)
Includes (i) shares of Class A Common Stock issuable upon exercise of New Warrants held by such holder, which are exercisable within 60 days, (ii) shares of Class A Common Stock issued upon exercise of the Private Warrants and (iii) shares of Class A Common Stock issuable upon exchange of the Up-C Units, including shares of Class A Common Stock issuable to the designees pursuant to Section 3.1(a) of the MIPA.

(3)	Represents New Warrants.
(4)
Beneficial ownership includes (i) 65,534 shares of Class A Common Stock and 846,000 warrants directly held by Mr. Ruiz, (ii) 442,576,489 shares of Class A Common Stock issuable upon exchange of the
Up-C
Units held by Ruiz Group Holdings Limited, LLC (iii) 1,387,146,477 shares of Class A Common Stock issuable upon exchange of the Up-C Units held by Jocral Family LLLP and (iv) 289,434,600 shares of Class A Common Stock held by Series MRCS. John H. Ruiz holds sole voting and investment control over the shares held by Ruiz Group Holdings Limited LLC. John H. Ruiz is Chief Executive Officer of the Company and a member of the Board.

(5)
Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.

(6)
Beneficial ownership includes (i) 58,909 shares of Class A Common Stock, 384,539 warrants and 586,902,145 shares of Class A Common Stock issuable upon exchange of the
Up-C
Units directly held in an individual capacity, (ii) 190,444,785 shares of Class A Common Stock issuable upon exchange of the Up-C Units held by Quesada Group Holdings, LLC and (iii) 124,043,400 shares of Class A Common Stock held by Series MRCS. Frank Quesada is the Chief Legal Officer of the Company and a member of the Board.

(7)
Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.

(8)
Includes (i) 832,498 shares of Class A Common Stock and 87,320,000 shares of Class A Common Stock underlying New Warrants owned by Lionheart Investments, LLC; (ii) 1,000,000 shares of Class A Common Stock and 118,000,000 shares of Class A Common Stock underlying New Warrants owned by Star Mountain Equities, LLC; (iii) 2,435,060 shares of Class A Common Stock and 273,029,934 shares of Class A Common Stock underlying New Warrants owned by Sponsor; and (iv) 1,000,000 shares of Class A Common Stock and 118,000,000 shares of Class A Common Stock underlying New Warrants owned by the 2022 OS Irrevocable Trust. Mr. Sternberg holds sole voting and investment control over the shares held by each of Lionheart Investments, LLC, Star Mountain Equities, LLC, and Sponsor as the sole manager. Mr. Sternberg’s spouse holds sole voting and investment control over the shares owned by the 2022 OS Irrevocable Trust as its trustee and as a result, Mr. Sternberg may be deemed to have beneficial ownership of the shares owned by the 2022 OS Irrevocable Trust.

(9)
John H. Ruiz, II is the son of John H. Ruiz, the Company’s Chief Executive Officer. Beneficial ownership includes 7,420,004 shares of Class A Common Stock issuable upon exchange of the
Up-C
Units held in an individual capacity.

(10)	Tom Hawkins has been a member of the Board since 2021.
(11)	Roger Meltzer has been a member of the Board since 2021.
(12)	The business address for each of these individuals is c/o, Lionheart Equities LLC, 4218 NE 2nd Avenue, Miami FL 33137.
(13)
Beneficial ownership includes 549,998 shares of Class A Common Stock and 59,000,000 shares of Class A Common Stock underlying New Warrants. Alan Rubenstein holds sole voting and investment control over the shares held by Oliver SPV Holdings, LLC as its manager. The address for Mr. Rubenstein and Oliver SPV Holdings, LLC is 822 Oliver St, Woodmere, NY 11598.

(14)	Alex Ruiz is the son of John H. Ruiz, the Company’s Chief Executive Officer.
(15)	Beneficial ownership includes 236,124 shares of Class A Common Stock and 27,272,750 shares of Class A Common Stock underlying New Warrants.
(16)
Includes (i) 6,505,392 shares of Class A Common Stock issuable upon exchange of Up-C Units currently held and (ii) 13,494,608 shares of Class A Common Stock issuable upon exchange of Up-C Units issuable beyond 60 days after June 30, 2022 pursuant to the terms of the Virage Exclusivity Termination, as amended.

(17)	Beneficial ownership includes 164,999 shares of Class A Common Stock and 16,225,000 shares of Class A Common Stock underlying New Warrants.

(18)	Beneficial ownership includes 123,561 shares of Class A Common Stock and 13,547,816 shares of Class A Common Stock underlying New Warrants.
(19)
Beneficial ownership includes 112,499 shares of Class A Common Stock and 11,800,000 shares of Class A Common Stock underlying New Warrants. Jacob Sod holds sole voting and investment control over the shares held by JLS Equities LLC as its manager. The address for Jacob Sod and JLS Equities LLC is 58 Larch Hill Rd, Lawrence, NY 11559.

(20)	Beneficial ownership includes 87,499 shares of Class A Common Stock and 9,440,000 shares of Class A Common Stock underlying New Warrants.
(21)
Beneficial ownership includes 70,000 shares of Class A Common Stock and 8,260,000 shares of Class A Common Stock underlying New Warrants. Allison Greenfield holds sole voting and investment control over the shares held by Leviathan Group, LLC as its manager.

(22)	Beneficial ownership includes 40,000 shares of Class A Common Stock and 4,720,000 shares of Class A Common Stock underlying New Warrants.
(23)	Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(24)
Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants. Thomas Byrne holds sole voting and investment control over the shares held by Greyhawk Advisors, LLC as its manager.

(25)	Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(26)	Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(27)
Beneficial ownership includes 10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants. Mark Walsh holds sole voting and investment control over the shares held by Ruxton Ventures, LLC as its manager.

(28)
Beneficial ownership includes 60,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants. Thomas Hawkins holds sole voting and investment control over the shares held by the Estate of Steven R. Berrard as the personal representative.

(29)	10,000 shares of Class A Common Stock and 1,180,000 shares of Class A Common Stock underlying New Warrants.
(30)	Beneficial ownership includes 2,000 shares of Class A Common Stock and 236,000 shares of Class A Common Stock underlying New Warrants.
(31)	Beneficial ownership includes 500 shares of Class A Common Stock and 59,000 shares of Class A Common Stock underlying New Warrants.
(32)	Beneficial ownership includes 250 shares of Class A Common Stock and 29,500 shares of Class A Common Stock underlying New Warrants.
(33)	Beneficial ownership includes 120,000,000 shares of Class A Common Stock issuable upon exchange of the Up-C Units.
(34)	The business address for Cano Health, LLC is 9725 NW 117th Avenue, Miami, FL 33178.
(35)	The business address for Palantir Technologies Inc. is 1555 Blake Street, Suite 250, Denver, CO 80202.
(36)
The disclosure with respect to the remaining selling securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of Class A Common Stock.

DESCRIPTION OF SECURITIES
The following summary of the material terms of the Company’s securities is not intended to be a complete summary
of the rights and preferences of such securities. The full text of the Charter is filed as an exhibit to the registration statement and incorporated by reference into this prospectus. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of the Company’s securities.
Authorized and Outstanding Stock
The Company’s authorized capital stock consists of:

•	5,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	3,250,000,000 shares of Class V Common Stock, par value $0.0001 per share; and

•	10,000,000 shares of Preferred Stock, par value $0.0001 per share.
As of June 30, 2022, there were 67,173,336 shares of Common Stock outstanding, held of record by approximately 58 holders, no shares of Preferred Stock outstanding, 4,780,821 Public Warrants outstanding and 1,028,046,326 New Warrants outstanding. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Company is authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock as well as rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Company’s capital stock or other securities of the Company.
Voting Rights
The Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Charter or the Amended and Restated Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Company, provided, however, that except as may otherwise be required by applicable law, each holder of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) will not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock) if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Charter or the DGCL.
The Charter provides that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of Class A Common Stock and Class V Common Stock on the relevant record date will be entitled to cast one vote for each share of Class A Common Stock or Class V Common Stock, respectively.
The Charter established a classified board of directors that is divided into three classes with staggered three-year terms. Class I directors will initially serve for a term expiring immediately following the Company’s first annual meeting of stockholders held following the effective date of the Charter (the “First Annual Meeting”). Class II directors will initially serve for a term expiring immediately following the Company’s second annual meeting of stockholders held following the effective date of the Charter. Class III directors will initially serve for a term expiring immediately following the Company’s third annual meeting of stockholders following the effective date of the Charter. Except for any directors elected by the holders of any outstanding series of Preferred Stock of the Company then outstanding as provided for or fixed pursuant to the provisions of the Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, disqualification, removal or other cause, each director of the Company will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. The Charter does not provide for cumulative voting for the election of directors.

Exchange / Cancellation of Shares
The Charter provides that upon the occurrence of certain events, each share of Class V Common Stock may be exchanged, together with its corresponding Class B Unit, for one share of Class A Common Stock, in which case each such exchanged share of Class V Common Stock will be automatically cancelled for no consideration.
Dividends
The Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock are entitled to receive dividends when, as and if declared by the Board out of legally available funds. The Charter provides that the holders of Class V Common Stock will not have any right to receive dividends (including cash, stock or property).
No Preemptive Rights
The Charter does not provide the holders of Class A Common Stock and Class V Stock with preemptive rights.
Liquidation, Dissolution or Winding Up
The Charter provides that upon the liquidation, dissolution or winding up of the Company (either voluntary or involuntary), the holders of Class A Common Stock will be entitled to share ratably in the assets and funds of the Company that are available for distribution to stockholders of the Company. The holders of Class V Common Stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Company.
Preferred Stock
Our Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Capital Stock of the Company
The Company’s authorized capital stock consists of 5,500,000,000 shares of Class A Common Stock, $0.0001 par value, 3,250,000,000 shares of Class V Common Stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the Company’s capital stock.
Units
Each unit consists of one whole share of Class A Common Stock and one-half
of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A Common Stock at a price of $0.0001 per share, subject to adjustment. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A Common Stock and warrants comprising the units began separate trading on October 8, 2020. Because the Class A Common Stock and warrants have commenced separate trading, holders have the option to continue to hold units or separate their units into the component securities.
Common Stock
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A Common Stock and holders of the Class V Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Charter or bylaws, or as required by applicable provisions of the DGCL or Nasdaq rules, the affirmative vote of a majority of shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
The Founder Shares and Private Shares are identical to the Public Shares, and holders of Founder Shares and Private Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares and Private Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, and the Company’s officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares, Private Shares and any Public Shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (x) to modify the substance or timing of the ability of holders of our Public Shares to seek redemption in connection with the Company’s initial business combination or its obligation to redeem 100% of our Public Shares if it did not complete an initial business combination within 18 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if the Company failed to complete an initial business combination within 18 months from the closing of the IPO, although they would have been entitled to liquidating distributions from the trust account with respect to any Public Shares they held if the Company failed to complete an initial business combination within such time period, (iii) the Founder Shares are shares of the Company’s Class B Common Stock that have automatically converted into shares of Class A Common Stock at the time of an initial business combination on a one-for-one
basis, subject to adjustment and (iv) are entitled to registration rights. Permitted transferees of the Founder Shares held by the Sponsor, the Company’s officers and directors and Nomura would be subject to the same restrictions applicable to the Sponsor, the Company’s officers and directors and Nomura, respectively.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable until the earlier of (A) six months after the completion of the Company’s initial business combination or (B) subsequent to the Company’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 30 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $0.0001 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of an initial business combination. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of its Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A Common Stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement.
The Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
Private Warrants
The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the Class A Common Stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers of the Private Units or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers of the Private Units or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

New Warrants
The terms of the New Warrants are identical to the Public Warrants, except that the New Warrants do not form a part of a unit, the New Warrants may be exercised after 30 days following the Closing Date, the underlying Class A Common Stock is being registered hereunder and the New Warrants are not subject to certain terms applicable to special purpose acquisition companies including, without limitation, adjustments relating to redemptions rights of stockholders. In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company declared a dividend comprising an aggregate of 1,028,046,326 New Warrants, as further set forth herein. The New Warrants have been issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.
Dividends
The Company has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and its general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company declared a dividend comprising an aggregate of 1,028,046,326 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The Company established the close of business of the anticipated Closing Date as the Warrant Record Date for stockholders entitled to receive their pro rata portion of the 1,028,046,326 New Warrants. The Warrant Record Date was determined to be May 25, 2022. A dividend of the New Warrants was distributed to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.
The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock was contingent upon the aggregate number of shares of Class A Common Stock that were redeemed in connection with the Business Combination. Holders who choose to redeem their shares of Class A Common Stock did not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock share in this fixed pool of New Warrants with other non-redeeming
holders (on a
pro-rata
basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which included the 5,750,000 shares of Class A Common Stock into which Founder Shares converted in connection with the Business Combination). As a result, Public Stockholders who did not redeem their shares received 118 New Warrants per share of Class A Common Stock they held, which proportionally increased if other holders elected to redeem their shares of Class A Common Stock. We believe this structure led to a lower level of redemptions. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0001 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and the Amended and Restated Bylaws
Some provisions of the Charter and the Amended and Restated Bylaws could make the following transactions more difficult: (i) an acquisition of the Company by means of a tender offer; (ii) an acquisition of the Company by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Charter provides that the Company expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding this election, the Company will be restricted from engaging in any “business combination” (as defined below) at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66
2
⁄
3
% of the outstanding voting stock of the Company that is not owned by the interested stockholder; or

•
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance.

Charter and Amended and Restated Bylaws
In addition, our Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:

•
No Cumulative Voting
. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter will not provide for cumulative voting.

•
Classified Board
. The Charter and the Amended and Restated Bylaws provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. For more information on the classified board, see the section entitled “
Management
.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as the classification of the Board makes it more time consuming for stockholders to replace a majority of the directors.

•
Director Removal
. The Charter provides that, any director or the entire Board may be removed (i) at any time prior to the date on which the voting power of John H. Ruiz and his affiliates (the “Founder Holder”) represent less than 50% of the voting power of all of the then outstanding shares of the Company generally entitled to vote (the “Voting Rights Threshold Date”) by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66
2
⁄
3
% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class.

•
Board of Director Vacancies
. The Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the Board.

•
Action by Written Consent
. The Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

•
Supermajority Requirements for Certain Amendments of the Charter and Amendments of the Amended and Restated Bylaws
. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66
2
⁄
3
% in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of the Charter, including those related to management of the Company and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to the Charter and amendments to the Amended and Restated Bylaws could enable a minority of stockholders of the Company to exercise veto power over such amendments.

•
Issuance of Common Stock and Undesignated Preferred Stock
. The Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of common stock and (ii) up to 10,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of common stock and Preferred Stock will enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.

•
Notice Requirements for Stockholder Proposals and Director Nominations
. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.

•
Exclusive Forum
. The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Amended and Restated Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. The Charter does not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder. If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of the Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of the Charter will be enforced by a court in those other jurisdictions.

•
Amendments.
The Charter provides that both the Charter and the Amended and Restated Bylaws may be amended at any time (i) prior to the Voting Rights Threshold Date, by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66
2
⁄
3
% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Following the consummation of the Business Combination, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided
that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions
and notice requirements.
As of June 30, 2022, we had 67,173,336 shares of Common Stock outstanding. Of these shares, 9,182,009 shares outstanding (after giving effect to the redemption of 20,687,743 shares of Class A Common Stock in connection with the Company stockholder votes to approve the Extension Amendment and the Business Combination) are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,750,000 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of June 30, 2022, there are 1,032,827,147 warrants of the Company outstanding, consisting of 4,780,821 Public Warrants and 1,028,046,326 New Warrants. Each Public Warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the Existing Warrant Agreement or the New Warrant Agreement, as applicable. The Public Warrants and New Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied.
Lock-up Agreements
At the Closing, the MSP Principals entered into lock-up agreements (each, a “Lock-up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the MSP Principals agreed, among other things, that their Up-C Units and any shares of Class A Common Stock received in lieu of Up-C Units, subject to certain exclusions and exceptions (including, among other things, that 10% of the Up-C Units or shares of Class A Common Stock received by the MSP Principals are excluded from the lock-up restrictions), may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Registration Rights
The Company has entered into the Registration Rights Agreement with the Holders (as defined therein). Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (i) the Founder Shares and the shares of Class A common stock issued or issuable upon the conversion of any Founder Shares, (ii) the Units (as defined therein), (iii) the shares of Class A common stock included in such Units, (iv) the Original Warrants included in such Units (including any shares of Class A common stock issued or issuable upon the exercise of any such Original Warrants), (v) the New Warrants (including any shares of Class A common stock issued or issuable upon the exercise of any such New Warrants), (vi) the equity securities that Nomura purchased from the

Company pursuant to that certain Forward Purchase Agreement described in the section entitled “
Business – Company History
.” (the “Forward Purchase Shares”), (vii) any outstanding share of the Class A common stock or any other equity security (including the shares of Class A common stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of the Registration Rights Agreement, (viii) any shares of the Company issued or to be issued to any Additional Holders (as defined in the Registration Rights Agreement) in connection with the Business Combination and (ix) any other equity security of the Company issued or issuable with respect to any of the securities described in the foregoing clauses (i) - (ix) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization will be entitled to certain registration rights, subject to the terms and conditions set forth in the Registration Rights Agreement.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in an exhibit to the registration statement.
Listing of Securities
We have listed our Common Stock, Public Warrants and New Warrants on the Nasdaq under the symbols “MSPR,” “MSPRZ” and “MSPRW”, respectively.

MATERIAL UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO
NON-U.S.
HOLDERS
The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. However, this summary does not purport to be a complete analysis of all potential tax effects to a
non-U.S.
holder (as defined below). The effects of other U.S. federal tax laws, such as gift tax laws, and any applicable state, local or
non-U.S.
tax laws are not discussed. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “
Code
”) by a
non-U.S.
holder.
A “
non-U.S.
holder
” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person (as defined in the Code).

This summary is based upon provisions of the Code, and Treasury Regulations promulgated under the Code, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “
IRS
”), and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to
non-U.S.
holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt
organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. Furthermore, we have not sought and will not seek any rulings from the IRS regarding the material United States federal income tax consequences. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partnership level. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors regarding the U.S. federal income tax consequences attributable to you.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free
return of capital, causing a reduction in the adjusted tax basis of a
non-U.S.
holder’s Class A common stock, and to the extent the amount of the distribution exceeds a
non-U.S.
holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “-
Gain on Disposition of Class
 A Common Stock
”).
Dividends paid to a
non-U.S.
holder generally will be subject to withholding of United States federal income tax at a 30% rate of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the
non-U.S.
holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net basis in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A
non-U.S.
holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed
IRS
Form
W-BEN
or Form
W-BEN-E
(or other applicable form) certifying under penalty of perjury that such holder is not a United States person (as defined in the Code) and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain
non-U.S.
holders that are pass-through entities rather than corporations or individuals.
A
non-U.S.
holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a
non-U.S.
holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the
non-U.S.
holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the
non-U.S.
holder);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
our common stock constitutes a U.S. real property interest (a “
USRPI
”) by reason of our status as a U.S. real property holding corporation (a “
USRPHC
”) for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the
non-U.S.
holder’s disposition of, or the
non-U.S.
holder’s holding period for, our common stock.

A
non-U.S.
holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. In addition, if any
non-U.S.
holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such
non-U.S.
holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual
non-U.S.
holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a USRPHC if the fair market value of its USRPI equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes.
Federal Estate Tax
Class A common stock held by an individual
non-U.S.
holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
Distributions paid to a
non-U.S.
holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the
non-U.S.
holder resides under the provisions of an applicable income tax treaty.
A
non-U.S.
holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a
non-U.S.
holder and the payor does not have actual knowledge or reason to know that such holder is a United States person (as defined in the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a
non-U.S.
holder and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person (as defined in the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a
non-U.S.
holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “
FATCA
”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a
“non-financial
foreign entity” (as specifically defined in the Code and whether such non-financial
foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “-
Dividends
,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock.

PLAN OF DISTRIBUTION
We are registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of up to 3,981,159,239 shares of Common Stock, which includes up to 755,525,000 shares of Common Stock issued or issuable upon the exercise of the Private Warrants and the New Warrants (and the resale of such New Warrants), up to 5,750,000 shares of Common Stock into which the Founder Shares were converted in connection with the Business Combination, up to 650,000 shares of Common Stock included in the Private Units, up to 3,167,967,900 shares of Common Stock exchangeable for
Up-C
Units, up to 50,022,000 shares of Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled and up to 1,244,339 shares of Common Stock issued to certain Selling Securityholders pursuant to the terms of existing contracts.
We are also registering the issuance of 1,032,827,147 shares of Common Stock issuable by us upon exercise
of the Public Warrants and the New Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. Because of the adjusted exercise price of the Public Warrants and the Private Warrants, we expect to receive only nominal proceeds, if any, from the exercise thereof. To the extent any New Warrants are exercised in accordance with their terms, we are required under the LLC Agreement to use the net proceeds to purchase from the MSP Principals, proportionately, the number of
Up-C
Units or shares of Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price (as defined in the LLC Agreement) in exchange for the Aggregate Exercise Price. Accordingly, we will not retain any proceeds from the exercise of New Warrants.
The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “
Selling Securityholders
” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“
FINRA
”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Private Warrants
The Private Warrants are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption.
Lock-up
Agreements
Certain of our stockholders have entered into
lock-up
agreements.

LEGAL MATTERS
The validity of the issuance of the Class A Common Stock and the warrants offered hereby will be passed upon for MSP Recovery, Inc. by Weil, Gotshal & Manges LLP, New York, New York.
EXPERTS
The financial statements of MSP Recovery, LLC as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.
The consolidated financial statements of Lionheart Acquisition Corporation II as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Registration Statement on Form
S-1
have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Lionheart Acquisition Corporation II to continue as going concern as described in Note 1 to the consolidated financial statements) and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Common Stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.
We also maintain an Internet website at https://www.msprecovery.com. Through our website, we make available, free of charge, the following documents of MSP Recovery, Inc. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form
10-K;
proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form
10-Q;
Current Reports on Form
8-K;
Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements of MSP Recovery LLC
:
INDEX TO CONDENSED COMBINED AND CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Audited Financial Statements of MSP Recovery LLC
:

Unaudited Financial Statements of Lionheart Acquisition Corporation II
LIONHEART ACQUISITION CORPORATION II
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022 (Unaudited)	2021
ASSETS
Current assets
Cash	$39,058	$177,386
Prepaid expenses	—	8,611

Total Current Assets	39,058	185,997
Marketable securities held in Trust Account	121,354,431	230,013,074

TOTAL ASSETS	$121,393,489	$230,199,071

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,715,912	$3,985,037
Promissory note – related party	750,000	—
Accrued offering costs	—	—

Total Current Liabilities	6,465,912	3,985,037
Warrant liability	5,679,250	6,388,750
Deferred underwriting fee payable	8,050,000	8,050,000

TOTAL LIABILITIES	20,195,162	18,423,787

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 12,053,631 and 23,000,000 shares at redemption value as of March 31, 2022 and December 31, 2021, respectively	121,332,983	230,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 650,000 issued and outstanding (excluding 12,053,631 shares subject to possible redemption) as of March 31, 2022 and December 31, 2021	65	65
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021	575	575
Accumulated deficit	(20,135,296)	(18,225,356)

Total Stockholders’ Deficit	(20,134,656)	(18,224,716)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$121,393,489	$230,199,071

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2022	2021
Operating and formation costs	$1,825,042	$209,938

Loss from operations	(1,825,042)	(209,938)
Other income:
Interest earned on marketable securities held in Trust Account	8,374	3,398
Change in fair value of warrant liabilities	709,500	4,848,250

Other income	717,874	4,851,648
Net (loss) income	$(1,107,168)	$4,641,710

Basic and diluted weighted average shares outstanding, Class A Common stock	15,987,542	23,650,000

Basic and diluted net income per share, Class A Common stock	$(0.05)	$0.16

Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	5,750,000

Basic and diluted net income per share, Class B Common Stock	$(0.05)	$0.16

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2022	650,000	$65	5,750,000	$575	$—	$(18,225,356)	$(18,224,716)
Remeasurement of Class A common stock subject to possible redemption due to extension contribution						(802,772)	(802,772)
Net income	—	—	—	—	—	(1,107,168)	(1,107,168)

Balance - March 31, 2022	650,000	$65	5,750,000	$575	$—	$(20,135,296)	$(20,134,656)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2021	650,000	$65	5,750,000	$575	$—	$(21,431,991)	$(21,431,351)
Net income	—	—	—	—	—	4,641,710	4,641,710

Balance - March 31, 2021	650,000	$65	5,750,000	$575	$—	$(16,790,281)	$(16,789,641)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$(1,107,168)	$4,641,710
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(709,500)	(4,848,250)
Interest earned on marketable securities held in Trust Account	(8,374)	(3,398)
Changes in operating assets and liabilities:
Prepaid expenses	8,611	(24,012)
Accounts payable and accrued expenses	1,730,875	9,552

Net cash used in operating activities	(85,556)	(224,398)

Cash Flows from Investing Activities:
Extension contribution into Trust Account	(802,772)	—
Cash withdrawn from Trust Account in connection with redemption	109,469,789	—
Cash withdrawn from Trust Account to pay franchise and income taxes	—	13,368

Net cash provided by investing activities	108,667,017	13,368

Cash Flows from Financing Activities:
Proceeds from promissory notes – related party	750,000	—
Redemption of Class A common stock subject to possible redemption	(109,469,789)	—

Net cash used in financing activities	(108,719,789)	—

Net Change in Cash	(138,328)	(211,030)
Cash — Beginning	177,386	1,017,137

Cash — Ending	$39,058	$806,107

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$5,450

Remeasurement of Class common stock to redemption value	$802,772	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Lionheart Acquisition Corporation II (formerly known as Lionheart Acquisition Corp.) (the “Company”) was incorporated in Delaware on December 23, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one subsidiary, Lionheart II Holdings, LLC, a wholly owned subsidiary incorporated in Delaware on July 9, 2021.
As of March 31, 2022, the Company had not commenced any operations. All activity through March 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination, in particular activities in connection with the potential acquisition of MSP Recovery (see Proposed Business Combination within Note 1). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2020. On August 18, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 650,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Lionheart Equities, LLC, a Delaware Limited Liability Company (the “Sponsor”), and Nomura Securities International, Inc. (“Nomura”), an underwriter in the Initial Public Offering, generating gross proceeds of $6,500,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 18, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of
Rule 2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.
On August 20, 2020, the underwriters notified the Company of their intention to exercise their over-allotment option in full, resulting in an additional 3,000,000 Units issued on August 24, 2020 for $30,000,000. A total of $30,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $230,000,000.
Transaction costs amounted to $13,128,937 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $478,937 of other offering costs.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors and Nomura have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder’s Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the ability of holders of the Public Shares to seek redemption in connection with a Business Combination or the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

On January 27, 2022, the Company held a special meeting of the Company’s stockholders (the “Extension Meeting”). At the Extension Meeting, the Company’s stockholders approved to extend the date by which the Company must consummate its initial business combination from February 18, 2022 to August 18, 2022. As part of the meeting, Stockholders holding 10,946,369 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account, amounting to approximately $109,469,789 removed from the Company’s trust account to pay such stockholders. Additionally, the Company placed $0.0333 into the Trust Account for each stockholder that did not redeem their public shares during the special. As such, for the months of February and March 2022, the Company deposited an aggregate of $802,772 into the Trust Account, which was funded through the issuance of non-interest
bearing promissory notes issued from the Sponsor.
The Company will have until August 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor and Nomura have agreed to waive their liquidation rights with respect to the Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Liquidity and Going Concern
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. At March 31, 2022, the Company had cash outside the trust of $39,058 and working capital deficit of $6,392,038. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 25, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under these commitments will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Sponsor has committed an aggregate of $1,000,000 between these two commitments. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise further additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In addition to the loan commitment described herein, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through August 18, 2022, the Company’s liquidation date, and/or through twelve months from the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Proposed Business Combination
On July 11, 2021, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) by and among the Company, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Purchaser”), each limited liability company set forth on Schedule 2.1(a) thereto (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and John H. Ruiz, as the representative of the Members.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Subject to the terms and conditions set forth in the MIPA, including the approval of the Company’s stockholders, the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Purchaser in exchange for non-economic
voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting
economic Class B Units of Purchaser (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an
“Up-C
Unit”), with
Up-C
Units being exchangeable on a
one-for-one
basis for shares of the Company’s Class A common stock. Following the closing of the Business Combination (the “MIPA Closing”), the Company will own all of the voting Class A Units of Purchaser and the Members or their designees will own all of the non-voting
economic Class B Units of Purchaser. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of a number of
(i) Up-C
Units equal to (a) $32.5 billion divided by (b) $10.00 and (ii) rights to receive payments under the Tax Receivable Agreement (as defined below). Of the
Up-C
Units to be issued to certain Members at the MIPA Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the MIPA. Additionally, in connection with the Business Combination, the Company intends, subject to compliance with applicable law, to declare a dividend comprising approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A common stock for an exercise price of $11.50 per share, conditioned upon the consummation of any redemptions by the Company’s stockholders and the MIPA, to the holders of record of Class A common stock as of the close of business on the date of the MIPA Closing, after giving effect to the waiver of the right to participate in such dividend by the Members.
On November 10, 2021, the Company entered into Amendment No. 1 to the MIPA whereby the par-ties
agreed to: (a) extend the deadlines for (i) the parties to make the required filings or application under the Hart-Scott-Rodino Act (the “HSR Act”) and (ii) the Company to seek stockholder approval to extend the deadline for LCAP to consummate its initial business combination; (b) require each party to pay 50% of the filing fee with respect to the HSR Act; (c) permit the MSP Principals (as defined in the MIPA) to contribute any amount to MSP necessary to meet the minimum cash requirement in the MIPA; and (d) reflect the MSP Principals paying the registration fee for the securities registered on the Company’s registration statement on Form
S-4,
and Parent reimbursing such amount at Closing. On December 22, 2021, the Company entered into Amendment No. 2 to the MIPA to provide that the Minimum Closing Cash (as defined in the MIPA) closing condition could be satisfied by a loan by the MSP Principals in the event that the Closing Cash (as defined in the MIPA) was less than the Minimum Cash Condition. On March 11, 2022, the Company entered into Amendment No. 3 to the MIPA to extend the outside closing date to close the business combination to June 30, 2022.
The MIPA contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the MIPA.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus
(COVID-19)
as a pandemic which continues to spread throughout the United States and the World. As of the date the consolidated financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that
COVID-19
could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to
Form 10-Q
and Article 8 of Regulation
S-X
promulgated under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
as filed with the SEC on March 3, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Marketable Securities Held in Trust Account
At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in
capital and accumulated deficit.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

At March 31, 2022 and December 31, 2021, the Class A common stock subject to redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	$(13,225,000)
Class A common stock issuance costs	$(12,292,456)
Plus:
Accretion of carrying value to redemption value	$25,517,456

Class A common stock subject to possible redemption, December 31,2021	$230,000,000
Less:
Redemption of Class A common stock	$(109,469,789)
Add:
Accretion of carrying value to redemption value	$802,772

Class A common stock subject to possible redemption, March 31, 2022	$121,332,983

Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.
Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC
Section 815-40-15
because the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC
Section 815-40-25.
As a result, the Company accounts for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, the CARES Act was enacted in response to
COVID-19
pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits.
Net Income (Loss) Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. The Company applies the two-class
method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,825,000 Class A common stocks in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

	For the Three Months Ended		For the Three Months Ended
	March 31, 2022		March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(814,301)	$(292,867)	$3,733,893	$907,817
Denominator:
Basic and diluted weighted average shares outstanding	15,987,542	5,750,000	23,650,000	5,750,000

Basic and diluted net income per common stock	$(0.05)	$(0.05)	$0.16	$0.16

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9.)
Out of Period Adjustments
The Company notes that approximately $96,800 of adjustments related to the year ended December 31, 2021 have been corrected and recorded within the three months ended March 31, 2022. The Company has not restated or revised its previous balances for the year ended December 31, 2021. The Company will continue to evaluate the impacts of the out of period adjustments within the fiscal year 2022 reported balances.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, inclusive of 3,000,000 Units sold to the underwriters on August 24, 2020 upon the underwriters’ election to fully exercise their option to purchase additional Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Nomura purchased an aggregate of 650,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,500,000. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”)
and one-half of
one redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Units are identical to the Public Units sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 10, 2020, the Sponsor purchased 5,000,000 shares (the “Founder’s Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. Subsequently, on February 6, 2020, the Company effected a stock dividend of 0.15 share for each Founder’s Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder’s Shares. All share and per-share
amounts have been retroactively restated to reflect the stock dividend.
The Founder’s Shares included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders (including Nomura) would own, on an as-converted
basis, 22.03% of the Company’s issued and outstanding shares after the Initial Public Offering (including the Private Placement Shares and assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment option in full on August 24, 2020, the 750,000 Founder’s Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder’s Shares until the earlier to occur of: (A) six months after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 30 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On January 10, 2020, the Company issued the Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company could borrow up to an aggregate amount of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was
non-interest
bearing and payable on the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $140,671 was repaid on August 24, 2020. Borrowings under the Promissory Note are no longer available.
As part of the Extension Amendment that was filed on January 27, 2022, during which the Company held a special meeting to extend the date by which the Company must consummate its initial business combination from February 18, 2022 to August 18, 2022, the Company placed $0.0333 into the Trust Account per month for each stockholder that did not redeem their public shares during the special meeting. As such, for the months of February and March 2022, the Company deposited an aggregate of $802,772 into the Trust Account, which was funded through the issuance of non-interest
bearing promissory notes issued from the Sponsor, which are described in the following paragraphs.
On February 18, 2022, the Company issued a Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company borrowed an aggregate amount of $300,000 to fund the Extension Contribution that was placed into the Trust Account. The Promissory Note was non-interest
bearing and payable on the completion of the Initial Public Offering. On May 17, 2022, the Company amended the note to modify the repayment date from the completion of the Initial Public offering to the completion of an initial business combination. The outstanding balance under the Promissory Note as of March 31, 2022 was $300,000.
On March 14, 2022, the Company issued a Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company borrowed an aggregate amount of $20,000 to fund the Extension Contribution that was placed into the Trust Account. The Promissory Note was non-interest
bearing and payable on the completion of the Initial Public Offering. On May 17, 2022, the Company amended the note to modify the repayment date from the completion of the Initial Public offering to the completion of an initial business combination. The outstanding balance under the Promissory Note as of March 31, 2022 was $20,000.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

On March 24, 2022, the Company issued a Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company borrowed an aggregate amount of $430,000 to fund the Extension Contribution that was placed into the Trust Account. The Promissory Note was non-interest
bearing and payable on the completion of the Initial Public Offering. On May 17, 2022, the Company amended the note to modify the repayment date from the completion of the Initial Public offering to the completion of an initial business combination. The outstanding balance under the Promissory Note as of March 31, 2022 was $430,000.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on the August 14, 2020, the Company will pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2022 and 2021, the Company incurred $45,000 in fees for these services of which $15,000 and $0, respectively, are included in the accounts payable and accrued expenses in the accompanying consolidated balance sheets.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1 million of such Working Capital Loans may be convertible into units identical to the Private Placement Units at a price of $10.00 per unit.
On February 25, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment.
On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment. The Sponsor has committed an aggregate of $1,000,000.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder’s Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, securities issuable pursuant to the forward purchase agreement (discussed below), the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder’s Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder’s Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
Nomura entered into a forward purchase agreement with the Company, which provides for the purchase by Nomura of the Company’s Public Shares for an aggregate purchase price of up to $100.0 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing Public Shares in the open market or privately negotiated transactions, up to $85.0 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between Nomura and the Company, to occur concurrently with the closing of a Business Combination. In consideration of the forward purchase commitment, the Company will pay to Nomura (i) an amount equal to 2% of the aggregate purchase price of the purchases or investment requested by the Company pursuant to the forward purchase agreement (the “commitment fee”) plus (ii) an amount equal to the internal charges and carrying costs incurred by Nomura in connection with the forward purchase commitment (the “commitment carrying costs”) on a monthly basis during the period from and including the date the Company executes a definitive agreement for a Business Combination through the earlier of (x) the consummation of a Business Combination and (y) the date the Company notifies Nomura in writing that the Company does not require Nomura to provide the forward purchase commitment. Up to $1.0 million of aggregate commitment carrying costs, to the extent timely paid pursuant to the forward purchase agreement, may be credited against the commitment fee. If the Company requests that Nomura purchase or invest the full $100.0 million forward purchase commitment pursuant to the forward purchase agreement, a maximum of $1.0 million of the commitment carrying costs will not be credited toward the commitment fee. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price. However, Nomura will be excused from its purchase obligation in connection with a specific business combination unless, within five business days following written notice delivered by the Company of its intention to enter into such Business Combination, Nomura notifies the Company that it has decided to proceed with the purchase in whole or in part. Nomura may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest. Nomura will also be restricted from making purchases if they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

Nomura has also indicated its intent, if so requested by the Company, to use its commercially reasonable efforts to underwrite, arrange and/or syndicate up to $400 million of additional financing for the Company in the form of equity or debt (or a combination thereof) in connection with a Business Combination, subject to market conditions and on terms and conditions satisfactory in all respects to Nomura in its sole judgment and determination.
Advisory Agreement
Nomura and the Company have entered into an advisory agreement for the proposed business combination with MSP Recovery. This advisory agreement is for Nomura’s role as a financial and capital markets advisor to the Company for the proposed business combination. Nomura is entitled a transaction fee amounting to $20 million that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s consolidated financial statements as of March 31, 2022.
Right of First Refusal
The Company has agreed that, if Nomura offers to purchase any securities under the forward purchase agreement, it will have a “right of first refusal” to act as a bookrunner on any capital markets transaction issued in order to complete a Business Combination. In addition, so long as the investor owns 5% or more of the outstanding common stock of the post-business combination company on a fully-diluted basis, the Sponsor has agreed to use its best efforts and influence on the successor company to offer the investor a bookrunner role on any capital markets transaction. Any such bookrunner role will be pursuant to a separate agreement containing terms and conditions customary for the investor and mutually agreed upon by the Company or its successor company, as applicable. Notwithstanding the foregoing, the right of first refusal will not have a duration of more than three years from the date of commencement of sales of the Initial Public Offering.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock
 — On January 30, 2020, the Company amended Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
 — On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 650,000 shares of Class A common stock issued and outstanding, excluding 12,053,631 shares of Class A common stock subject to possible redemption which are presented as temporary equity.
Class
 B Common Stock
 — On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 5,750,000 shares of common stock issued and outstanding.
Holders of Class A common stock and Class B common stock are entitled to one vote for each share. Holders of Class A common stock and Class B common stock will vote separately as two separate classes on all matters submitted to a vote of stockholders, except as required by law.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).
NOTE 8. WARRANTS
Warrants
 — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading
day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers of the Private Placement Units or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Units or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At March 31, 2022 and December 31, 2021, there were 11,500,000 Public Warrants and 325,000 Private Placement Warrants outstanding.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$121,354,431	$230,013,074

Liabilities
Warrant Liability – Public Warrants	1	5,520,000	6,210,000
Warrant Liability – Private Warrants	3	159,250	178,750
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on our consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Private Warrants were valued using Monte Carlo Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO Closing date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public warrants were valued using the close price of the public warrant price was used as the fair value as of each relevant date.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at March 31, 2022 and December 31, 2021:

Input	March 31, 2022	December 31, 2021
Risk-free interest rate	2.42%	1.29%
Trading days per year	250	250
Expected volatility	4.8%	9.5%
Exercise price	$11.50	$11.50
Stock Price	$10.26	$9.96
The following table presents the changes in the fair value of warrant liabilities for the three months ended March 31, 2022 and 2021:

	Private Placement	Public	Warrant liabilities
Fair value as of January 1, 2022	$178,750	$6,210,000	$6,388,750
Change in fair value	(19,500)	(690,000)	(709,500)

Fair value as of March 31, 2022	$159,250	$5,520,000	$5,679,250

	Private Placement	Public	Warrant liabilities
Fair value as of January 1, 2021	$370,500	$12,995,000	$13,365,500
Change in fair value	(133,250)	(4,715,000)	(4,848,250)

Fair value as of March 31, 2021	$237,250	$8,280,000	$8,517,250

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On April 5, 2022, the Company issued a Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company borrowed an aggregate amount of $50,000 to fund towards the Extension Contribution to be placed into the Trust Account. The Promissory Note was non-interest
bearing and payable on the completion of the Initial Public Offering. On May 17, 2022, the Company amended the note to modify the repayment date from the completion of the Initial Public offering to the completion of an initial business combination.
On April 29, 2022, the Company issued a Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company borrowed an aggregate amount of $400,000 to fund towards the Extension Contribution to be placed into the Trust Account. The Promissory Note was non-interest
bearing and payable on the completion of the Initial Public Offering. On May 17, 2022, the Company amended the note to modify the repayment date from the completion of the Initial Public offering to the completion of an initial business combination.
On May 2, 2022, the Company deposited 401,386 into the Trust account as an extension contribution pursuant the Special Meeting that was held on January 27, 2022.
On May 9, 2022, the Company entered into the First Amendment to Warrant Agreement (the “Warrant Agreement Amendment”) with Continental Stock Transfer & Trust Company (the “Warrant Agent”), amending the Warrant Agreement, dated as of August 13, 2020, by and between the Company and the Warrant Agent (the “Existing Warrant Agreement” and the warrants issued thereunder, the “Existing Warrants”). The Warrant Agreement Amendment permits holders of Existing Warrants to exercise the Existing Warrants beginning 10 days following the closing of the Company’s initial business combination (rather than the current 30 days) and on a cashless basis at the holder’s preference.
On May 13, 2022, the Company entered into a
non-binding
term sheet (the “FEF Term Sheet”) with an affiliate of Cantor Fitzgerald & Co. (“Cantor”). Upon negotiation and execution of a definitive forward purchase agreement between the parties with respect to the proposed transaction, Cantor may purchase from public stockholders of LCAP who have elected to redeem their shares up to 3.5 million shares of Class A Common Stock of LCAP (the “Shares”) at a per share purchase price at or below the redemption price for the Shares (the “Redemption Price”) prior to the closing of LCAP’s business combination (the “Business Combination”) with MSP Recovery, LLC and certain of its affiliates (“MSP”, which term also refers to the post-combination company). If Cantor makes any such purchases, Cantor will agree to (i) transfer to MSP for cancellation any warrants to purchase Shares received as a result of being the stockholder of record of a Share as of the close of business on the closing date of the Business Combination following the redemption, pursuant to the previously announced and declared LCAP dividend, and (ii) waive any redemption right that would require the redemption of the Shares in exchange for a pro rata amount of the funds held in LCAP’s trust account.
Upon the closing of the Business Combination and receipt of written notice from Cantor as to the total number of Shares purchased by it and held as of the close of business on the date of the closing of the Business Combination (the “FEF Shares”), if any, MSP will deposit cash into a dedicated escrow account equal to the aggregate Redemption Price of such Shares purchased in the open market by Cantor.
At any time after acquiring the any such FEF Shares and prior to the Settlement Date (as defined below), Cantor may sell the FEF Shares at its sole discretion in one or more transactions, publicly or privately, at any price. For the avoidance of doubt, Cantor may also buy and sell shares of LCAP common stock that will not be subject to the terms of the FEF Term Sheet for its own account or on behalf of third parties without restriction as part of Cantor’s regular business activities as a broker-dealer.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

On May 17, 2022, LCAP and CF Principal Investments LLC (“CF”), an affiliate of Cantor, entered into an agreement (the “Confirmation”) for an OTC Equity Prepaid Forward Transaction (the “Transaction”). The Confirmation confirms the terms and conditions of the Transaction entered into between CF and LCAP.
Pursuant to the terms of the Confirmation, CF agreed to (a) transfer to MSP for cancellation any warrants to purchase Shares received as a result of being the stockholder of record of a Share as of the close of business on the closing date of the Business Combination, pursuant to the previously announced and declared LCAP dividend and (b) waive any redemption right that would require the redemption of the Subject Shares (as defined below) in exchange for a pro rata amount of the funds held in LCAP’s trust account (the “Trust”).
Immediately following the closing of the Business Combination, MSP will transfer from the Trust to the Escrow Account (as defined in the Confirmation) an amount equal to (a) the aggregate number of such Subject Shares, multiplied by (b) the per share redemption price for Shares out of the Trust (the “Forward Price”) (such actual aggregate cash amount, the “Prepayment Amount”), as a prepayment to CF of the amount to be paid to CF in settlement of the Transaction upon the Valuation Date (as defined below) for the number of Shares owned by CF at the closing of the Business Combination (the “Subject Shares”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Lionheart Acquisition Corporation II
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balances sheets of Lionheart Acquisition Corporation II (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 and 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from February 10, 2020 to May 23, 2022.
Houston, Texas
March 7, 2022, except for the effects related to the General Legal Counsel disclosure in Note 5 Related Party Transactions as to which date is April 6, 2022.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$177,386	$1,017,137
Prepaid expenses	8,611	124,766
Total Current Assets	185,997	1,141,903
Marketable securities held in Trust Account	230,013,074	230,011,254

TOTAL ASSETS	$230,199,071	$231,153,157

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$3,985,037	$1,163,558
Accrued offering costs	—	5,450
Total Current Liabilities	3,985,037	1,169,008
Warrant liability	6,388,750	13,365,500
Deferred underwriting fee payable	8,050,000	8,050,000

TOTAL LIABILITIES	18,423,787	22,584,508

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 23,000,000 shares at redemption value as of December 31, 2021 and 2020.	230,000,000	230,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 650,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2021 and 2020.	65	65
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020.	575	575
Accumulated deficit	(18,225,356)	(21,431,991)

Total Stockholders’ Deficit	(18,224,716)	(21,431,351)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$230,199,071	$231,153,157

The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating and formation costs	$3,785,303	$1,472,168

Loss from operations	(3,785,303)	(1,472,168)
Other income (expense):
Interest earned on marketable securities held in Trust Account	15,188	11,254
Transactions costs associated with the Initial Public Offering	—	(837,355)
Change in fair value of warrant liabilities	6,976,750	236,500
Other income (expense), net	6,991,938	(589,601)

Net income (loss)	$3,206,635	$(2,061,769)

Basic and diluted weighted average shares outstanding, Class A Common stock	23,650,000	8,674,180

Basic and diluted net income (loss) per share, Class A Common stock	$0.11	$(0.15)

Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	5,127,732

Basic and diluted net income (loss) per share, Class B Common Stock	$0.11	$(0.15)

The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	—	$—	$—	$(1,000)	$(1,000)
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 650,000 Private Placement Units	650,000	65	—	—	6,123,809	—	6,123,874
Accretion to common stock subject to redemption amount	—	—	—	—	(6,148,234)	(19,369,222)	(25,517,456)
Net loss	—	—	—	—	—	(2,061,769)	(2,061,769)

Balance – December 31, 2020	650,000	$65	5,750,000	$575	$—	$(21,431,991)	$(21,431,351)

Net income	—	—	—	—	—	3,206,635	3,206,635

Balance – December 31, 2021	650,000	$65	5,750,000	$575	$—	$(18,225,356)	$(18,224,716)

The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,206,635	$(2,061,769)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(6,976,750)	(236,500)
Transaction costs associated with the Initial Public Offering	—	837,355
Interest earned on marketable securities held in Trust Account	(15,188)	(11,254)
Changes in operating assets and liabilities:
Prepaid expenses	116,155	(124,766)
Accounts payable and accrued expenses	2,821,479	1,162,558

Net cash used in operating activities	(847,669)	(434,376)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(230,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	13,368	—

Net cash provided by (used in) investing activities	13,368	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Units	—	6,500,000
Proceeds from promissory notes – related party	—	140,671
Repayment of promissory notes – related party	—	(140,671)
Payment of offering costs	(5,450)	(473,487)

Net cash (used in) provided by financing activities	(5,450)	231,451,513

Net Change in Cash	(839,751)	1,017,137
Cash – Beginning	1,017,137	—

Cash – Ending	$177,386	$1,017,137

Non-cash investing and financing activities:
Initial classification of common stock subject to redemption	$—	$230,000,000
Deferred underwriting fee payable	$—	$8,050,000
Offering costs included in accrued offering costs	$—	$5,450
The accompanying notes are an integral part of the consolidated financial statements.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Lionheart Acquisition Corporation II (formerly known as Lionheart Acquisition Corp.) (the “Company”) was incorporated in Delaware on December 23, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one subsidiary, Lionheart II Holdings, LLC, a wholly owned subsidiary incorporated in Delaware on July 9, 2021.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 23, 2019 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination, in particular activities in connection with the potential acquisition of MSP Recovery (see Proposed Business Combination within Note 1). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2020. On August 18, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 650,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Lionheart Equities, LLC, a Delaware Limited Liability Company (the “Sponsor”), and Nomura Securities International, Inc. (“Nomura”), an underwriter in the Initial Public Offering, generating gross proceeds of $6,500,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 18, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.
On August 20, 2020, the underwriters notified the Company of their intention to exercise their over-allotment option in full, resulting in an additional 3,000,000 Units issued on August 24, 2020 for $30,000,000. A total of $30,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $230,000,000.
Transaction costs amounted to $13,128,937 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $478,937 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors and Nomura have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder’s Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the ability of holders of the Public Shares to seek redemption in connection with a Business Combination or the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
As described in more detail within the Note 11, the Company will have until August 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor and Nomura have agreed to waive their liquidation rights with respect to the Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. At December 31, 2021, the Company had cash outside the trust of $177,386 and working capital deficit of $3,785,966. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 21, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans would be non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under these commitments will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Sponsor has committed an aggregate of $1,000,000 between these two commitments. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The Company will need to raise further additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In addition to the loan commitment described herein, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through August 18, 2022, the Company’s liquidation date, and/or through twelve months from the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Proposed Business Combination
On July 11, 2021, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) by and among the Company, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Purchaser”), each limited liability company set forth on Schedule 2.1(a) thereto (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and John H. Ruiz, as the representative of the Members.
Subject to the terms and conditions set forth in the MIPA, including the approval of the Company’s stockholders, the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Purchaser in exchange for non-economic
voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting
economic Class B Units of Purchaser (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an
“Up-C
Unit”), with
Up-C
Units being exchangeable on a
one-for-one
basis for shares of the Company’s Class A common stock. Following the closing of the Business Combination (the “MIPA Closing”), the Company will own all of the voting Class A Units of Purchaser and the Members or their designees will own all of the non-voting
economic Class B Units of Purchaser. Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of a number of
(i) Up-C
Units equal to (a) $32.5 billion divided by (b) $10.00 and (ii) rights to receive payments under the Tax Receivable Agreement (as defined below). Of the
Up-C
Units to be issued to certain Members at the MIPA Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust, to satisfy potential indemnification claims brought pursuant to the MIPA. Additionally, in connection with the Business Combination, the Company intends, subject to compliance with applicable law, to declare a dividend comprising approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A common stock for an exercise price of $11.50 per share, conditioned upon the consummation of any redemptions by the Company’s stockholders and the MIPA, to the holders of record of Class A common stock as of the close of business on the date of the MIPA Closing, after giving effect to the waiver of the right to participate in such dividend by the Members.
The MIPA contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the MIPA.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus
(COVID-19)
as a pandemic which continues to spread throughout the United States and the World. As of the date the consolidated financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that
COVID-19
could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Marketable Securities Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in
capital and accumulated deficit.
At December 31, 2021 and 2020, the Class A common stock subject to redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	$(13,225,000)
Class A common stock issuance costs	$(12,292,456)
Plus:
Accretion of carrying value to redemption value	$25,517,456
Class A common stock subject to possible redemption	$230,000,000
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC
Section 815-40-15
because the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC
Section 815-40-25.
As a result, the Company accounts for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, the CARES Act was enacted in response to
COVID-19
pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits.
Net Income (Loss) Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stocks outstanding for the period. The Company applies the two-class
method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,825,000 Class A

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

common stocks in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$2,579,487	$627,148	$(1,295,774)	$(765,995)
Denominator:
Basic and diluted weighted average shares outstanding	23,650,000	5,750,000	8,674,180	5,127,732
Basic and diluted net income (loss) per common stock	$0.11	$0.11	$(0.15)	$(0.15)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10.)
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06
— “Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)”,
to simplify accounting for certain financial instruments ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, inclusive of 3,000,000 Units sold to the underwriters on August 24, 2020 upon the underwriters’ election to fully exercise their option to purchase additional Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Nomura purchased an aggregate of 650,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,500,000. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one-half
of one redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Units are identical to the Public Units sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 10, 2020, the Sponsor purchased 5,000,000 shares (the “Founder’s Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. Subsequently, on February 6, 2020, the Company effected a stock dividend of 0.15 share for each Founder’s Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder’s Shares. All share and per-share
amounts have been retroactively restated to reflect the stock dividend.
The Founder’s Shares included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders (including Nomura) would own, on an as-converted
basis, 22.03% of the Company’s issued and outstanding shares after the Initial Public Offering (including the Private Placement Shares and assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment option in full on August 24, 2020, the 750,000 Founder’s Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder’s Shares until the earlier to occur of: (A) six months after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 30 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On January 10, 2020, the Company issued the Promissory Note to Lionheart Equities, LLC, the Sponsor, pursuant to which the Company could borrow up to an aggregate amount of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was
non-interest
bearing and payable on the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $140,671 was repaid on August 24, 2020. Borrowings under the Promissory Note are no longer available.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on the August 14, 2020, the Company will pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the years ended December 31, 2021 and 2020, the Company incurred $180,000 and $66,774 in fees for these services, of which $15,000 and $0 are included in the accounts payable and accrued expenses in the accompanying consolidated balance sheets.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1 million of such Working Capital Loans may be convertible into units identical to the Private Placement Units at a price of $10.00 per unit.
On February 21, 2021, the Sponsor committed up to $750,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment.
On July 29, 2021, the Sponsor committed up to an additional $250,000 in loans to the Company for continuing operations to consummate a business combination. The loans are non-interest
bearing, unsecured, and to be repaid upon the consummation of a business combination. In the event that a business combination does not occur, then all loaned amounts under this commitment will be forgiven except to the extent that the Company has funds available to it outside the trust account. The Company has not drawn on the aforementioned Sponsor commitment. The Sponsor has committed an aggregate of $1,000,000.
General Legal Counsel
On January 10, 2017, an affiliate of the Company’s Sponsor, Lionheart Capital, LLC (“Lionheart Capital”), engaged Jessica L. Wasserstrom, LLC (“Wasserstrom”), to represent Lionheart Capital and its affiliated companies, as corporate general counsel and otherwise in connection with any corporate and/or transactional matters as requested by Lionheart Capital. The engagement letter between Lionheart Capital and Wasserstrom is for an indefinite period only subject to termination rights of either party, of which no termination has occurred since the agreement was executed. Jessica Wasserstrom, the principal of Wasserstrom, currently holds the title of Chief Legal Officer of Lionheart Capital and its affiliated companies.
In connection therewith, Wasserstrom was specifically engaged by the Company to provide counsel for general corporate legal matters, including related to mergers and acquisitions activity and, as such, may be deemed to be a related party of the Company. For the year ended December 31, 2021, the Company incurred $430,000 of legal fees from Wasserstrom. For the period ended December 31, 2020, the Company incurred $220,000 of legal fees from Wasserstrom. The total aggregate balance of $650,000 in fees incurred by the Company from Wasserstrom were recorded within accounts payable and accrued expenses and remain unpaid and outstanding as of December 31, 2021.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder’s Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, securities issuable pursuant to the forward purchase agreement (discussed below), the units that may be issued upon conversion of Working Capital Loans, the shares of Class A common stock and the warrants issued as part of such units (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants included as part of the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder’s Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Founder’s Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
Nomura entered into a forward purchase agreement with the Company, which provides for the purchase by Nomura of the Company’s Public Shares for an aggregate purchase price of up to $100.0 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing Public Shares in the open market or privately negotiated transactions, up to $85.0 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between Nomura and the Company, to occur concurrently with the closing of a Business Combination. In consideration of the forward purchase commitment, the Company will pay to Nomura (i) an amount equal to 2% of the aggregate purchase price of the purchases or investment requested by the Company pursuant to the forward purchase agreement (the “commitment fee”) plus (ii) an amount equal to the internal charges and carrying costs incurred by Nomura in connection with the forward purchase commitment (the “commitment carrying costs”) on a monthly basis during the period from and including the date the Company executes a definitive agreement for a Business Combination through the earlier of (x) the consummation of a Business Combination and (y) the date the Company notifies Nomura in writing that the Company does not require Nomura to provide the forward purchase commitment. Up to $1.0 million of aggregate commitment carrying costs, to the extent timely paid pursuant to the forward purchase agreement, may be credited against the commitment fee. If the Company requests that Nomura purchase or invest the full $100.0 million forward purchase commitment pursuant to the forward purchase agreement, a maximum of $1.0 million of the commitment carrying costs will not be credited toward the commitment fee. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price. However, Nomura will be excused from its purchase obligation in connection with a specific business combination unless, within five business days following written notice delivered by the Company of its intention to enter into such Business Combination, Nomura notifies the Company that it has decided to proceed with the purchase in whole or in part. Nomura may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest. Nomura will also be restricted from making purchases if they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
Nomura has also indicated its intent, if so requested by the Company, to use its commercially reasonable efforts to underwrite, arrange and/or syndicate up to $400 million of additional financing for the Company in the form of equity or debt (or a combination thereof) in connection with a Business Combination, subject to market conditions and on terms and conditions satisfactory in all respects to Nomura in its sole judgment and determination.
Advisory Agreement
Nomura and the Company have entered into an advisory agreement for the proposed business combination with MSP Recovery. This advisory agreement is for Nomura’s role as a financial and capital markets advisor to the Company for the proposed business combination. Nomura is entitled a transaction fee amounting to $20 million that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s consolidated financial statements as of December 31, 2021.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Right of First Refusal
The Company has agreed that, if Nomura offers to purchase any securities under the forward purchase agreement, it will have a “right of first refusal” to act as a bookrunner on any capital markets transaction issued in order to complete a Business Combination. In addition, so long as the investor owns 5% or more of the outstanding common stock of the post-business combination company on a fully-diluted basis, the Sponsor has agreed to use its best efforts and influence on the successor company to offer the investor a bookrunner role on any capital markets transaction. Any such bookrunner role will be pursuant to a separate agreement containing terms and conditions customary for the investor and mutually agreed upon by the Company or its successor company, as applicable. Notwithstanding the foregoing, the right of first refusal will not have a duration of more than three years from the date of commencement of sales of the Initial Public Offering.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock
— On January 30, 2020, the Company amended Certificate of Incorporation such that the
Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors.
At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
— On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 650,000 shares of Class A common stock issued and outstanding, excluding 23,000,000 shares of Class A common stock subject to possible redemption which are presented as temporary equity.
Class
 B Common Stock
— On January 30, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share.
Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were
5,750,000 shares of common stock issued and outstanding.
Holders of Class A common stock and Class B common stock are entitled to one vote for each share. Holders of Class A common stock and Class B common stock will vote separately as two separate classes on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).
NOTE 8. WARRANTS
Warrants
— Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business
Combination or earlier upon redemption or liquidation.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers of the Private Placement Units or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Units or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liability) at December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets (liability)
Net operating loss carryforward	$52,910	$306,991
Unrealized loss on securities	—	—
Start-up Costs	803,634	—
Total deferred tax assets	856,544	306,991
Valuation Allowance	(856,544)	(306,991)
Deferred tax assets (liability)	$—	$—
The income tax provision for the years ended December 31, 2021 and 2020 consists of the following:

	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred (current and non-current deferred)	(549,553)	(306,781)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	549,553	306,781
Income tax provision	$—	$—
As of December 31, 2021 and 2020, the Company had $251,953 and $67,091 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2021 and 2020, the change in the valuation allowance was $549,553 and $306,781, respectively.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Transaction costs allocable to warrant liabilities	0.0%	(8.5)%
Other	0.1%	0.0%
Business combination expenses	7.5%	0.0%
Change in fair value of warrant liability	(45.7)%	2.4%
Valuation allowance	17.1%	(14.9)%
Income tax provision	0.0%	0.0%
The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to the change in FV of warrants, business combination expenses, and the recording of full valuation allowances on deferred tax assets. The Company’s effective tax rates for the year ended December 31, 2020 was revised to correct the effect of transaction costs attributable to warrant liabilities previously reported as Change in fair value of warrant liability. The Change in fair value of warrant liability and the transaction costs attributable to warrants liabilities previously reported were respectively (6.1%) and 0%.
The Company files income tax returns in the U.S. federal jurisdiction and Florida which remain open and subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021 and 2020, there were 11,500,000 Public Warrants and 325,000 Private Placement Warrants outstanding.

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$230,013,074	$230,011,254
Liabilities
Warrant Liability – Public Warrants	1	6,210,000	12,995,000
Warrant Liability – Private Warrants	3	178,750	370,500
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on our consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Private Warrants were valued using Monte Carlo Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO Closing date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public warrants were valued using the close price of the public warrant price was used as the fair value as of each relevant date.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2021 and 2020:

Input	December 31, 2021	December 31, 2020
Risk-free interest rate	1.29%	0.51%
Trading days per year	250	252
Expected volatility	9.5%	15.8%
Exercise price	$11.50	$11.50
Stock Price	$9.96	$10.08
The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant liabilities
Initial measurement on August 18, 2020 and over-allotment on August 20, 2020	$377,000	$13,225,000	$13,602,000
Change in fair value	(6,500)	(230,000)	(236,500)
December 31, 2020	370,500	12,995,000	$13,365,500
Change in fair value	(191,750)	(6,785,000)	(6,976,750)
Fair value as of December 31, 2021	$178,750	$6,210,000	$6,388,750

LIONHEART ACQUISITION CORPORATION II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, except for below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 27, 2022, the Company held a special meeting of the Company’s stockholders (the “Extension Meeting”). At the Extension Meeting, the Company’s stockholders approved to extend the date by which the Company must consummate its initial business combination from February 18, 2022 to August 18, 2022. As part of the meeting, Stockholders holding 10,946,369 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account, amounting to approximately $109,469,789 removed from the Company’s trust account to pay such stockholders.

MSP RECOVERY, LLC and Subsidiaries
Condensed Combined and Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,790	$1,664
Affiliate receivable (1)	4,153	4,070
Prepaid expenses and other current assets	16,366	13,304

Total current assets	22,309	19,038

Property, plant and equipment, net	942	750
Intangible assets, net	83,501	84,218

Total assets	$106,752	$104,006

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,139	$4,609
Affiliate payable (1)	48,265	45,252
Commission payable	465	465
Deferred service fee income	—	249
Other current liabilities	6,542	3,489

Total current liabilities	60,411	54,064

Claims financing obligation & notes payable (1)	109,125	106,805
Interest payable	102,617	94,545

Total liabilities	$272,153	$255,414

Commitments and contingencies (Note 10)
Equity:
Members’ deficit	$(169,749)	$(155,756)
Noncontrolling interest	4,348	4,348

Total equity	$(165,401)	$(151,408)

Total liabilities and equity	$106,752	$104,006

(1)
As of March 31, 2022 and December 31, 2021, the total affiliate receivable and affiliate payable balances are with related parties. In addition, the claims financings obligation & notes payable includes balances with related parties. See Note 11,
Related Party,
for further details.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

F-
47

MSP RECOVERY, LLC and Subsidiaries
Condensed Combined and Consolidated Statements of Operations
(Unaudited)

	For the three months ended March 31,
(In thousands)	2022	2021
Claims recovery income	$109	$15
Claims recovery service income (1)	8,076	3,414

Total Claims Recovery	$8,185	$3,429
Operating expenses
Cost of claim recoveries (2)	2,724	39
General and administrative (3)	6,918	2,613
Professional fees	1,938	1,119
Depreciation and amortization	79	32

Total operating expenses	11,659	3,803

Operating Loss	$(3,474)	$(374)

Interest expense	(10,415)	(5,922)
Other (expense) income, net	(2)	424

Net loss	$(13,891)	$(5,872)

Less: Net (income) loss attributable to non-controlling members	—	—
Net loss attributable to controlling members	$(13,891)	$(5,872)

(1)
For the three months ended March 31, 2022 and 2021, claims recovery service income included $7.3 million and $2.7 million, respectively, of claims recovery service income from VRM MSP Recovery Partners LLC (“VRM”). See Note 11,
Related Party,
for further details.

(2)
For the three months ended March 31, 2022 and 2021, cost of claim recoveries included $40 thousand and $– thousand, respectively, of related party expenses. This all relates to contingent legal expenses earned from claims recovery income pursuant to legal service agreements with the La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm (the “Law Firm”). See Note 11,
Related Party,
for further details.

(3)
For the three months ended March 31, 2022 and 2021, general and administrative expenses included $5 thousand and $97 thousand, respectively, of related party expenses. This includes legal expenses to the Law Firm of $5 thousand and $3 thousand, respectively. See Note 11,
Related Party,
for further details.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

F-
48

MSP RECOVERY, LLC and Subsidiaries
Condensed Combined and Consolidated Statements of Changes in Equity
(Unaudited)

(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2021	$(155,756)	$4,348	$(151,408)
Distributions	(102)	—	(102)
Net loss	(13,891)	—	(13,891)
Balance at March 31, 2022	$(169,749)	$4,348	$(165,401)

(In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
Contributions	226	—	226
Distributions	(271)	—	(271)
Net loss	(5,872)	—	(5,872)
Balance at March 31, 2021	$(126,096)	$4,332	$(121,764)
The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

F-
49

MSP RECOVERY, LLC and Subsidiaries
Condensed Combined and Consolidated Statements of Cash Flows
(Unaudited)

	For the three months ended March 31,
(In thousands)	2022	2021
Cash flows from operating activities:
Net loss (1)	$(13,891)	$(5,872)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	79	32
Amortization included in cost of claim recoveries	2,717	31
Paid in kind interest	10,392	5,913
Unrealized losses on investments—short position	—	193
Change in operating assets and liabilities:
Affiliate receivable (1)	(83)	(1,100)
Affiliate payable (1)	3,013	(3,611)
Prepaid expenses and other assets	(194)	6
Accounts payable and accrued liabilities	1,400	(100)
Deferred service fee income	(249)	—

Net cash provided by (used in) operating activities	3,184	(4,508)

Cash flows from investing activities:
Additions to property, plant, and equipment	(133)	(27)
Additions to intangible assets	(2,000)	—
Purchases of equity securities	—	(2,390)
Purchase of securities to cover short position	—	(1,770)

Net cash used in investing activities	(2,133)	(4,187)

Cash flows from financing activities:
Contributions from members	—	226
Distributions to members	(102)	(271)
Additions to deferred transaction costs	(823)	(396)

Net cash used in financing activities	(925)	(441)

Increase (decrease) in cash and cash equivalents	126	(9,136)
Cash and cash equivalents at beginning of year	1,664	11,879

Cash and cash equivalents at end of year	$1,790	$2,743

Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities:
Cash paid during the period for:
Interest	$23	$10

(1)	Balances include related party transactions. See Note 11, Related Party , for further details.
The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

F-
50

MSP RECOVERY, LLC and Subsidiaries
Notes to Condensed Combined and Consolidated Financial Statements
(Unaudited)
Note 1. DESCRIPTION OF BUSINESS
MSP Recovery, LLC (“MSPR”) was organized as a limited liability company on July 8, 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist. Additional limited liability companies related to MSPR through common ownership were subsequently organized to facilitate MSPR’s operational or financial needs. These financial statements were prepared on a combined and consolidated basis as described in Note 2 below and include the following entities (collectively “MSP”, “MSP Recovery” or the “Company”):

Entity Name	Method
LifeWallet, LLC	Combined
MSP Recovery of Puerto Rico LLC (Puerto Rico)	Combined
MDA Series, LLC	Combined
MSP Recovery, LLC	Combined
MAO-MSO Recovery LLC Series FHCP	Consolidated (non-wholly owned)
MSP Recovery Services, LLC	Combined
MSPA Claims 1, LLC	Consolidated (wholly owned)
MSP National, LLC	Consolidated (wholly owned)
MSP Recovery Claims Prov Series LLC	Combined
MSP Recovery Claims CAID Series LLC	Combined
MSP WB LLC	Combined
MSP Recovery Claims HOSP Series LLC	Combined
MSP Productions, LLC	Combined
MSP Recovery Claims HP, Series LLC	Combined
MSP Recovery Claims COM, Series LLC	Combined
MSP utilizes its proprietary internal data analytics platform to review health claims assigned by secondary payers such as Health Plans, Management Service Organizations (“MSO”), providers of medical services and Independent Physicians Associations. This platform allows MSP to identify claims cost recovery rights with potential recovery paths where claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.
MSP seeks assignment of recovery rights from secondary payers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). Prior to executing a CCRA, MSP utilizes its proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths. MSP’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing
and superior to other interests supported by Federal and State laws and regulations. MSP’s operations are primarily conducted in the U.S. and Puerto Rico.
Purchase Agreement
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as amended, the “MIPA”) by and among MSP, Lionheart Acquisition Corporation II, a Delaware corporation (“Lionheart”), Lionheart II Holdings, LLC, a Delaware corporation and a wholly owned subsidiary of Lionheart (“Opco”), the members of the MSP Purchased Companies (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”).
Pursuant to the MIPA, the Members sold and assigned all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic voting shares of Class V common stock, par value $
0.0001, of Lionheart (“Class V Common Stock”) and
non-voting
economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an
“Up-C
Unit”) (such transaction, the “Business Combination”).
Following the closing of the Business Combination (the “Closing”), Lionheart organized in an
“Up-C”
structure in which the business of MSP and its subsidiaries are held directly or indirectly by Opco, and Lionheart owns all of the voting economic Class A Units of Opco and the Members or their designees own all of the non-voting
economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco to be entered into at Closing (the “LLC Agreement”). Each
Up-C
Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement.
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration paid to the Members (or their designees)

consisted

of
(i) 3,250,000,000
Up-C
Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the
Up-C
Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.
Following the Business Combination, MSP’s Class A Common Stock trades on the Nasdaq Global Market (“Nasdaq”) under the new ticker symbol “MSPR”.

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In conjunction with the MIPA, during the three months ended March 31, 2022 and 2021, the Company incurred direct and incremental transaction costs related to the Business Combination. These costs incurred by the Company were offset against Lionheart’s cash proceeds and deducted from the combined company’s additional paid-in capital rather than expensed as incurred. As of March 31, 2022, the Company had a balance of $
16.1 million for deferred transaction costs, which was included in the condensed combined and consolidated balance sheets in Prepaid expenses and other current assets.
Investment Capacity Agreement
On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage Capital Management LP (“Virage”), which transactions may include the sale of claims by MSP. The ICA provides the maximum value of such claims would be $3 billion.
When the Company takes an assignment, the Company takes an assignment of the entire recovery but often they have a contractual obligation to pay the assignor 50% of any recoveries. This 50% interest typically is retained by the assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these assignors, with the Company keeping the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing assignors or new MSP assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finders fee for identifying the recoveries and a servicing fee for servicing the claims.
Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from Virage’s equity investment in the Company. The first purchase under the ICA is expected to occur before the end of the second quarter of 2022.
Liquidity
The Company’s operations are primarily funded by claims recovery service income related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was originally entered into on March 27, 2018, and amended on August 1, 2020 (the “Agreement”). As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. Under the terms of the Agreement, VRM pays service fees to the Company, commensurate with the operational expenses and costs of the Company. As of March 31, 2022, VRM had $20.5 million reserved for the payment of services fees.
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as amended the “MIPA”), See above for further details on the transaction. The Company plans on raising funds through the planned transaction. As part of the transaction, the Company incurred additional costs, which are in excess of cash from claims recovery service income. The Company may, therefore, require additional financing to fund its operations for the next twelve months, including funding of transaction related costs.

Subsequent to March 31, 2022, the
 Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of
$69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and is also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the amount reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CEF Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.
LifeWallet
On January 10, 2022, the Company announced the launch of LifeWallet LLC (“LifeWallet”). LifeWallet is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. The Company absorbed part of the technology behind LifeWallet through an employment agreement with the developer of the technology. As such as of March 31, 2022, the Company’s investment related to LifeWallet included in the condensed condensed combined and consolidated balance sheets was limited to activity and expenses incurred during the three months ended March 31, 2022. Through the date the financial statements were available to be issued, LifeWallet has committed to advertising costs within the next 12 months of approximately $3.2 million.
Note 2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Combination and Consolidation
Basis of presentation
These statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed combined and consolidated interim financial statements (the “Financial Statements”) reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein.
These Financial Statements should be read in conjunction with the combined and consolidated financial statements and notes thereto included in the Company’s 2021 and 2020 combined and consolidated financial statements included in this Form 8-K. The year-end combined and consolidated balance sheet data was derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.
All intercompany transactions and balances are eliminated from the condensed combined and consolidated financial statements.
The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying condensed combined and consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in.

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Principles of combination and consolidation
The condensed combined and consolidated financial statements (the “Financial Statements”) have been prepared on a stand-alone basis and include the accounts of MSPR, entities in which MSP has a controlling financial interest, and certain entities under common control (see Note 1).
The Company also combines all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.
Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.
Entities that comprise the Company are under common control. When an entity within the structure controls another entity, it is presented on a consolidated basis. When the common control owner is outside of the Company, the entities are presented on a combined basis. The inclusion of entities on a combined or consolidated basis is depicted in Note 1.
Non-Controlling
interest
For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to the other owners based on the distribution requirements in each entity’s operating agreement. The aggregate of the income or loss and corresponding equity that is not allocated to MSP is included in non-controlling
interest.
Non-controlling
interest is presented as a separate component of equity on the Company’s condensed combined and consolidated balance sheets and condensed combined and consolidated statements of changes in equity. Net income or loss includes the net income or loss attributed to the non-controlling
interest holders on the Company’s condensed combined and consolidated statements of operations. See Note 9, “Members’ Equity and
Non-Controlling
Interests,” for more information on ownership interests in the Company.
Estimates and Assumptions
The preparation of condensed combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these condensed combined and consolidated financial statements include but are not limited to claims recovery income and claims recovery service income recognition, recoverability of long-lived assets and cost of claims recoveries.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a combined and consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.
COVID-19
Impact
The
COVID-19
pandemic has resulted, and could continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of
COVID-19
on the Company’s operational and financial performance will depend on certain developments, including the duration
and spread of the outbreak. As of March 31, 2022,
COVID-19
has not had a significant impact on the Company.
Concentration of credit risk and
Off-Balance
Sheet Risk
Cash and cash equivalents and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 11,
Related Party
, for disclosure of affiliate receivables. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet
risk of loss.

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Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
Fair Value Measurements
The Company applies the provisions of ASC 820,
Fair Value Measurements
, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial
items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial
assets and
non-financial
liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring
basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, for level 2 and level 3 inputs considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows. As of March 31, 2022 and December 31, 2021, the Company did not hold any level 2 or level 3 assets or liabilities.
Cash and cash equivalents are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheets for affiliate receivable, accounts payable, affiliate payable and accrued liabilities approximate fair value, due to their short-term maturities.
The carrying amounts of the Company’s outstanding borrowings that qualify as financial instruments are carried at cost, which approximates their fair value as of March 31, 2022 and December 31, 2021.
Equity Method Investments
Equity investments that are not consolidated, but over which the Company exercises significant influence, are accounted for in accordance with ASC Topic 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”). Whether or not the Company exercises significant influence with respect to an investee company depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level. An entity is presumptively assumed to have significant influence in a corporation when it holds 20% or more of the voting stock of the investee company, or at a lower level (e.g., 3% to 5%) for entities that track separate members capital accounts.
Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s condensed combined and consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption ‘‘Other income” in the condensed combined and consolidated statements of operations. The Company’s carrying value in an equity method investee company is not reflected in the Company’s condensed combined and consolidated balance sheets as of March 31, 2022 or December 31, 2021 as the carrying value is zero. When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s condensed combined and consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.
Property, Plant and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in general and administrative expenses within our condensed combined and consolidated statements of operations.
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:

Office and Computer Equipment	3 years
Furniture and Fixtures	3 years
Leasehold Improvements	Lesser of lease term or estimated life

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Internal Use Software
Internal-use
software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset and costs incurred in the post-implementation/operations stage are expensed as incurred. Further, internal and external costs incurred in connection with upgrades or enhancements are also evaluated for capitalization. If the software upgrade results in an additional functionality, costs are capitalized; if the upgrade only extends the useful life, it is expensed as occurred.
Intangible assets (CCRAs)
In certain of its CCRAs, the Company makes upfront payments to acquire claims recovery rights from secondary payers, such as health plans, managed service organizations, providers or medical services and independent physicians associations. The Company recognizes intangible assets for costs incurred up front to acquire claims recovery rights from various assignors.
The Company amortizes capitalized costs associated with CCRAs over 8 years, based on the typical expected timing to pursue recovery through litigation, including through potential appeals.
Leases
Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases, if any, reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under general and administrative expense in the condensed combined and consolidated statements of operations. See Note 6,
Operating Leases
, for more information.
Impairment of Long-Lived Assets
The Company evaluates long-lived assets, such as property and equipment including capitalized software costs, and finite-lived intangibles such as claims recovery rights, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators in the three months ended March 31, 2022 and 2021.
Claims Recovery
The Company’s primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which it becomes the owner of those rights. As such, such income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights the Company holds outright. The Company also generates revenue by providing claims recovery services to other entities outside of the Company.
Claims recovery income
The Company recognizes claims recovery income based on a gain contingency model – that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.
In some cases, the Company owes an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds, and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
When the Company becomes entitled to proceeds from the settlement of a claim recovery pursuit or proceeding, it recognizes the amount in accounts receivable.
Claims recovery service income, ASC 606, Revenue from Contracts with Customers
The guidance under ASC 606, Revenue from Contracts with Customers, provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.
The Company derives revenues from contracts with customers primarily from claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights. The Company has determined it has a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure and are typically based on 1) budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month or 2) on a contingent basis dependent on actual settlements or resolved litigation. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. There were no contract assets at March 31, 2022 or December 31, 2021, as amounts associated with unresolved litigation were fully constrained.
Claims recovery services are generally paid in advance on a monthly basis. The Company did not recognize any material revenue for the three months ended March 31, 2022 and 2021 for performance obligations that were fully satisfied in previous periods.

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For the three months ended March 31, 2022 and 2021, the majority of the Company’s claims recovery service income was related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was entered into on March 27, 2018. As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. As of March 31, 2022, VRM had $20.5 million reserved for the payment of services fees.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a claims recovery service contract with amortization periods greater than one year for any period presented.
The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•
Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes, if any.

•
Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Transfers of Claims Cost Recovery Rights to Others
In some cases, the Company has entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. The Company evaluates whether such transfers are sales of nonfinancial assets, sales of future revenues treated as debt, in-kind
contributions to equity method investees, or other types of arrangements.
When they are treated as sales of nonfinancial assets, the Company recognizes a gain on the sale when control transfers to the counterparty based on the difference between the fair value of consideration (including cash) received and the recognized carrying value of the CCRAs. In some cases, such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries, or based on a percentage of actual recoveries. The Company estimates and constrains the amounts that will ultimately be realized based on these variable payment terms and includes those amounts in the determination of gain or loss; the gain or loss is subsequently updated based on changes in those estimates.
In other cases, such transfers are considered to be sales of future revenue that are debt-like in nature. These arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. These are subject to revisions of estimates of that timing and amount based on the contractual provisions and the Company’s assumptions from changes in facts and circumstances. Such changes are reflected through revision of the imputed interest rate on a cumulative catch up basis.
Cost of Claims Recoveries
Costs of claims recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those in which the Company made upfront payments for claims recovery rights.
Income Taxes
The various entities that comprise the Company, including consolidated affiliates, have elected to be treated as a partnership for federal income tax purposes. As such, the Company entities are treated as disregarded entities and are not subject to federal income taxation at the legal entity level. Instead, the Company’s members are liable for federal and state income taxes on their respective share of the Company’s taxable income or loss, subject to each member’s own adjustments for its capital accounts for tax purposes. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.
It is not practical to provide information about each member’s tax basis in the entities, as they are varied by member and subject to basis adjustments that exist outside of the Company’s financial accounting records.
For tax years beginning on or after January 1, 2018, the legal entities that comprise the Company are subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of any or all of the legal entities that comprise the Company would be conducted at the partnership level. If the IRS determines an adjustment is warranted, the entities that comprise the Company that are implicated by such an adjustment will pay an “imputed underpayment,” including any applicable interest and penalties. The entities that comprise the Company may instead make a
“push-out”
election, in which case the partners or members for the year that is under audit would be required to include the adjustments on the partner’s or member’s income tax returns. If an entity that comprises part of the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the entities that comprise the Company makes on behalf of its current partners or members will be reflected as a distribution to the partners or members, rather than tax expense.

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Recent Accounting Pronouncements
New Accounting Pronouncements Recently Adopted
ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740)
. In December 2019, the FASB issued ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740)
. This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra- period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.
ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.
ASU
2020-06,
Debt — Debt With Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-
40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
. On August 5, 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company adopted this guidance on January 1, 2022 and it had no material impact on our condensed combined and consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases
, to increase transparency and comparability among organizations by recognizing right of use assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU
2018-10
, Codification Improvements to ASC
2016-02
,
Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU
2016-02.
Furthermore, in July 2018, the FASB issued ASU
2018-11,
Leases: Targeted Improvements
, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in March 2020, ASU
2020-03,
Codification Improvements to Financial Instruments, Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU
2016-02.
Additionally, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits
and public
not-for-profits
that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Furthermore, in June 2020, ASU
2020-05,
Revenue from Contracts with Customers and Leases
, was issued to defer effective dates of adoption of the new leasing standard for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.
The Company is currently evaluating the effect that implementation of this standard will have on the Company’s condensed combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU
2016-13,
Financial Instruments –
Credit Losses (Topic 326): Measurement of Credit Losses
. In 2016, the FASB issued ASU
2016-13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance
: ASU
2019-04,
Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825. Financial Instruments, ASU
2019-05,
Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief
and ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses
. ASU 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s condensed combined and consolidated operating results, cash flows, financial condition and related disclosures.
Note 3. INVESTMENT IN EQUITY METHOD INVESTEES
MSP holds three investments which are accounted for using equity method:
MAO-MSO
Recovery II LLC Series PMPI (“Series PMPI”),
MAO-MSO
Recovery LLC and
MAO-MSO
Recovery II LLC (both collectively the
“MAO-MSO
entities”).
Series PMPI is a series entity of
MAO-MSO
Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both March 31, 2022 and December 31, 2021, the value of the equity method investment in the condensed combined and consolidated balance sheet is $0.

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The
MAO-MSO
entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue claims recovery rights. The
MAO-MSO
entities are not designed to hold or pursue claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the three months ended March 31, 2022 and 2021. Since the Company did not make a contribution to the
MAO-MSO
entities and the entities have recorded losses, the value of the equity method investment in the condensed combined and consolidated balance sheets is $0 as of both March 31, 2022 and December 31, 2021.
Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows (in thousands):

Series PMPI	Revenue	Amortization	Other expenses	Profit (Loss)
For the three months ended March 31, 2022	$—	$500	$—	$(500)
For the three months ended March 31, 2021	$1	$500	$—	$(499)

Series PMPI	Total Assets	Total Liabilities
As of March 31, 2022	$4,841	$282
As of December 31, 2021	$5,390	$266
Note 4. PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consist of the following (in thousands):

	March 31,	December 31,
	2022	2021
Office and computer equipment	$363	$356
Leasehold improvements	113	113
Internally developed software	1,283	1,020
Other software	67	66

Property, plant and equipment, gross	$1,826	$1,555
Less: accumulated depreciation and amortization of software	(884)	(805)

Property, plant and equipment, net	$942	$750

Depreciation expense and amortization expense of software was $79 thousand and $32 thousand for the three months ended March 31, 2022 and 2021, respectively.
Note 5. INTANGIBLE ASSETS, NET
Intangible assets, net consists of the following (in thousands):

March 31, 2022
CCRAs
Gross	$86,955
Accumulated amortization	(3,454)

Net	$83,501

December 31, 2021
CCRAs
Gross	$84,955
Accumulated amortization	(737)

Net	$84,218

During the three months ended March 31, 2022, the Company purchased $2.0 million of CCRAs, which was paid in cash.
Amortization of CCRA expense was $2.7 million and $31 thousand for the three months ended March 31, 2022 and 2021, respectively.
Future amortization for CCRAs is expected to be as follows (in thousands):

Remaining 2022	$8,152
2023	10,869
2024	10,796
2025	10,744
2026	10,744
Thereafter	32,194

Total	$83,501

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Note 6. OPERATING LEASES
The Company leases an office space under a
non-cancellable
operating lease expiring November 2023. In addition, the Company rents an office space from the Law Firm, which is on a month to month basis and therefore not included in the future minimum lease payments below. Rent expense for the three months ended March 31, 2022 and 2021 was $0.2 million and $0.2 million, respectively.
The future minimum lease payments under
non-cancelable
operating leases as of March 31, 2022 for the next five years and thereafter are as follows (in thousands):

Year Ending December 31,	Lease Payments
Remaining 2022	$173
2023 (1)	217

Total	$390

(1)	Operating lease expires before or during the year ending December 31, 2023
Note 7. VARIABLE INTEREST ENTITIES
Consolidated Variable Interest Entities
The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if it has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on aggregate basis based on similar risk and reward characteristics and MSP’s involvement with the VIEs.
The Company includes a number of entities that are determined to be VIEs and which are combined under common control (see Note 1), and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company consolidates VIEs in which one of the combined entities is the primary beneficiary.
The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to MSP for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to MSP’s creditors.
Total assets and liabilities included in its condensed combined and consolidated balance sheets for these VIEs were $9.7 million and $130.9 million, respectively, at March 31, 2022 and $9.7 million and $122.7 million, respectively, at December 31, 2021.
Investments in unconsolidated Variable Interest Entities
The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.
Total assets and liabilities for these VIEs were $4.8 million and $0.3 million, respectively, at March 31, 2022 and $5.4 million and $0.3 million, respectively, at December 31, 2021.
Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 3). For
MAO-MSO
Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.
Note 8. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE
Based on claims financing obligations and notes payable agreements, as of March 31, 2022 and December 31, 2021, the present value of amounts owed under these obligations were $211.7 million and $201.4 million, respectively, including unpaid interest to date of $102.6 million and $94.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $211.7 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.
As March 31, 2022, the minimum required payments on these agreements are $376.1 million with $125.6 million of the required payments being non-recourse.
Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.
Also, during 2020, the Company obtained funds under the Paycheck Protection Program (the “PPP Loan”) in the amount of $1,086 thousand. Since the amount must be repaid unless forgiven in accordance with the Paycheck Protection Program, the Company accounted for the funds as debt under ASC 470. As of December 31, 2021, the total amount of the PPP Loans have been forgiven.

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Note 9. MEMBERS’ EQUITY AND NONCONTROLLING INTEREST
The entities included in the Financial Statements that are under common control (see Note 1) generally have a single class of units and are controlled by a single individual or entities controlled by that individual (the “Controlling Member”). The Controlling Member and other noncontrolling members generally retain similar rights and privileges in these entities, based on their respective ownership percentages.
MAO-MSO
Recovery LLC Series FHCP (“FHCP”) is a
non-wholly
owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of March 31, 2022 and December 31, 2021, the noncontrolling interest presented on the condensed combined and consolidated balance represents the entire members’ equity of FHCP.
Note 10. COMMITMENTS AND CONTINGENCIES
The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future combined and consolidated results of operations, cash flows or financial position in a particular period. As of March 31, 2022, there were no material pending or threatened litigations against us.
The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under
Claims recovery income
in Note 2 –
Basis of presentation and summary of significant accounting policies
.
Note 11. RELATED PARTY
Legal Services – MSP Recovery Law Firm
Certain Company entities have previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such Claims. As of March 31, 2022 and December 31, 2021, $8.5 million and $5.5 million, respectively, was due to the Law Firm and included in the condensed combined and consolidated balance sheets in Affiliate Payable.
The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of March 31, 2022 and December 31, 2021, $3.5 million and $3.4 million, respectively, was due from the Law Firm and included in the condensed combined and consolidated balance sheets in Affiliate Receivable. In addition, the Company rents office space from the Law Firm as discussed in Note 6.
MSP Recovery Aviation, LLC
MSP Recovery, LLC may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). As of both March 31, 2022 and December 31, 2021, $153 thousand was due from the MSP Aviation and included in the condensed combined and consolidated balance sheets in Affiliate Receivable.
Funds held for other entities
MSP Recovery, LLC may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both March 31, 2022 and December 31, 2021, $39.7 million was due to affiliates of the Company and included in the condensed combined and consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS LLC, an affiliate of MSP, and will be repaid either through excess cash flows from operations, other financing or in connection with the transaction noted in Note 1. During the year ended December 31, 2021, the Company also entered into a note payable with Series MRCS as outlined in Note 5. As of March 31, 2022 and December 31, 2021, the balance of the note payable was $0.5 million and included in the condensed combined and consolidated balance sheets in Claims financing obligation & notes payable.
As of both March 31, 2022 and December 31, 2021, $0.4 million was due to MSP National, LLC from Series MRCS LLC and as of March 31, 2022 and December 31, 2021, there were additional receivables from other affiliates of $89 thousand and $92 thousand, respectively. These were included in the condensed combined and consolidated balance sheets in Affiliate Receivable.
VRM
MSP Recovery, LLC receives claims recovery service income for services provided to VRM. The Company concluded that VRM is a related party due to ownership interests in the entity held by Series MRCS LLC, an affiliate of MSP. During the three months ended March 31, 2022 and 2021, $7.3 million and $2.7 million, respectively, of claims recovery service income was received from VRM as part of the servicing agreement and was included in the condensed combined and consolidated statements of operations.

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Note 12. INVESTMENTS IN EQUITY SECURITIES AND OBLIGATIONS TO DELIVER SECURITIES
The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market
and was evaluated at Level 1 for fair value. During the three months ended March 31, 2021, the Company covered its short position by acquiring 100,000 equity shares of a publicly traded U.S. company for $1.8 million, recognizing a realized loss of $193 thousand in Other income, net in the condensed combined and consolidated statements of operations. As of March 31, 2022 and December 31, 2021, the Company had no investments in equity securities.
Note 13. SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through May 27, 2022, the date the financial statements were available to be issued.
Business Combination
On May 18, 2022, the Business Combination as discussed in Note 1 was approved by shareholders. On May 23, 2022, the Company began trading its publicly traded Class A Common Stock on the Nasdaq under the new ticker symbol “MSPR”.
OTC Equity Prepaid Forward Agreement
On May 17, 2022, the Company and CF Principal Investments LLC (“CF”) entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Transaction”).
Pursuant to the terms of the Transaction, CF agreed to (a) transfer to the Company for cancellation any warrants to purchase shares received as a result of being the stockholder of record of a share as of the close of business on the closing date of the Business Combination, pursuant to the previously announced and declared LCAP dividend and (b) waive any redemption right that would require the redemption of the Subject Shares (as defined below) in exchange for a pro rata amount of the funds held in LCAP’s trust account.
At closing of the Business Combination, the Company transferred from the trust account to an escrow account an amount equal to (a) the aggregate number of such Subject Shares (approximately 1.1 million shares), multiplied by (b) the per share redemption price for shares out of the trust account, as a prepayment to CF of the amount to be paid to CF in settlement of the Transaction for the number of shares owned by CF at the closing of the Business Combination (the “Subject Shares”).
CF may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately. Any such sale shall constitute an optional early termination of the Transaction upon which (a) CF will receive from the escrow account an amount equal to the positive excess, if any, of (x) the product of the redemption price and the aggregate number of shares over (y) an amount equal to the proceeds received by CF in connection with sales of the shares, and (b) the Company will receive from the escrow account the amount set forth in (y) above.
Committed Equity Facility
On May 17, 2022, the Company entered into a Company Common Stock Purchase Agreement (the “Purchase Agreement”) with CF. Pursuant to the Purchase Agreement, after the closing of the Business Combination, the Company will have the right to sell to CF from time to time at its option up to $1 billion in Class A common stock shares, subject to the terms, conditions and limitations set forth in the Purchase Agreement.
Sales of the shares of the Company’s common stock to CF under the Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by the Company about the use of proceeds of such common stock sales. The net proceeds from any such sales under the Purchase Agreement will depend on the frequency with, and the price at, which the shares of common stock are sold to CF.
Upon the initial satisfaction of the conditions to CF’s obligation to purchase shares of common stock set forth under the Purchase Agreement, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Purchase Agreement, until no later than the first day of the month following the 36 month anniversary of the date that the registration statement of the shares is declared effective, to direct CF to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. The purchase price of the common stock that the Company elects to sell to CF pursuant to the Purchase Agreement will be 98% of the VWAP of the common stock during the applicable purchase date on which the Company has timely delivered a written notice to CF, directing it to purchase common stock under the Purchase Agreement.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the members of MSP Recovery, LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying combined and consolidated balance sheets of MSP Recovery, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related combined and consolidated statements of operations, changes in equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As described in Notes 1, 2 and 11 of the financial statements, the Company’s claims recovery services income is substantially derived from a related party.
/s/ Deloitte & Touche LLP
Miami, Florida
March 10, 2022
We have served as the Company’s auditor since 2021.

MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Balance Sheets

	December 31,	December 31,
(In thousands)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,664	$11,879
Affiliate receivable(1)	4,070	4,871
Prepaid expenses and other current assets	13,304	54
Total current assets	19,038	16,804
Property, plant and equipment, net	750	612
Intangible assets, net	84,218	427
Total assets	$104,006	$17,843

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,609	$398
Affiliate payable(1)	45,252	39,027
Obligation to provide securities	—	1,577
Commission payable	465	448
Deferred service fee income	249	249
Other current liabilities	3,489	426
Total current liabilities	54,064	42,125
Claims financing obligation & notes payable(1)	106,805	24,043
Interest payable	94,545	67,522
Total liabilities	$255,414	$133,690
Commitments and contingencies (Note 10)
Equity:
Members’ deficit	$(155,756)	$(120,179)
Noncontrolling interest	4,348	4,332
Total equity	(151,408)	(115,847)
Total liabilities and equity	$104,006	$17,843

(1)
As of December 31, 2021 and December 31, 2020, the total affiliate receivable and affiliate payable balances are with related parties. In addition, the claims financings obligation & notes payable includes balances with related parties. See Note 11,
Related Party
, for further details.

The accompanying notes are an integral part of these combined and consolidated financial statements.

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MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Operations

	For the year ended December 31,
( In thousands)	2021	2020
Claims recovery income	$126	$255
Claims recovery service income(1)	14,500	13,632
Total Claims Recovery	$14,626	$13,887
Operating expenses
Cost of claim recoveries	190	172
General and administrative(2)	12,761	14,598
Professional fees	8,502	2,211
Depreciation and amortization	343	235
Total operating expenses	21,796	17,216
Operating Loss	$(7,170)	$(3,329)
Interest expense	(27,046)	(20,886)
Other income (expense), net	1,139	(51)
Net loss	$(33,077)	$(24,266)
Less: Net (income) loss attributable to non-controlling members	(16)	18
Net loss attributable to controlling members	$(33,093)	$(24,248)

(1)
For the years ended December 31, 2021 and 2020, claims recovery service income included $11.5 million and $13.1 million, respectively, of claims recovery service income from VRM MSP Recovery Partners LLC (“VRM”). See Note 11,
Related Party
, for further details.

(2)
For the years ended December 31, 2021 and 2020, general and administrative expenses included $111 thousand and $773 thousand, respectively, of related party expenses. This includes legal expenses to the La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm (the “Law Firm”) of $26 thousand and $– thousand, respectively. See Note 11,
Related Party
, for further details.

The accompanying notes are an integral part of these combined and consolidated financial statements.

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MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Changes in Equity

( In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
Contributions	227	—	227
Distributions	(2,711)	—	(2,711)
Net income (loss)	(33,093)	16	(33,077)
Balance at December 31, 2021	$(155,756)	$4,348	$(151,408)

( In thousands)	Members’ Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2019	$(104,455)	$4,350	$(100,105)
Contributions	8,524	—	8,524
Net income (loss)	(24,248)	(18)	(24,266)
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
The accompanying notes are an integral part of these combined and consolidated financial statements.

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MSP RECOVERY, LLC and Subsidiaries
Combined and Consolidated Statements of Cash Flows

	For the year ended December 31,
( In thousands)	2021	2020
Cash flows from operating activities:
Net loss(1)	$(33,077)	$(24,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	343	235
Amortization included in cost of claim recoveries	164	125
Paid in kind interest	27,023	20,843
PPP loan forgiveness	(1,043)	(44)
Realized gain on equity securities	(201)	(18)
Unrealized losses on investments – short position	—	279
Change in operating assets and liabilities:
Affiliate receivable(1)	801	(3,346)
Affiliate payable(1)	6,225	5,670
Prepaid expenses and other assets	1	(9)
Accounts payable and accrued liabilities	2,013	268
Deferred service fee income	—	249
Net cash used in operating activities	2,249	(14)
Cash flows from investing activities:
Additions to property, plant, and equipment	(481)	(330)
Additions to intangible assets	(150)	—
Proceeds from sale of short positions	—	1,298
Purchases of equity securities	(4,056)	(1,255)
Proceeds from sale of equity securities	4,450	1,273
Purchase of securities to cover short position	(1,770)	—
Net cash (used in) provided by investing activities	(2,007)	986
Cash flows from financing activities:
Contributions from members	227	8,524
Distributions to members	(2,711)	—
Proceeds from debt financing	—	1,086
Additions to deferred transaction costs	(7,973)	—
Net cash (used in) provided by financing activities	(10,457)	9,610
(Decrease) Increase in cash and cash equivalents	(10,215)	10,582
Cash and cash equivalents at beginning of year	11,879	1,297
Cash and cash equivalents at end of year	$1,664	$11,879
Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities:
Purchase of intangible asset financed by note payable	$83,805	$—
Cash paid during the period for:
Interest	$23	$43

(1)	Balances include related party transactions. See Note 11, Related Party , for further details.
The accompanying notes are an integral part of these combined and consolidated financial statements.

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MSP RECOVERY, LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements
Note 1. DESCRIPTION OF BUSINESS
MSP Recovery, LLC (“MSPR”) was organized as a limited liability company on July 8, 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist. Additional limited liability companies related to MSPR through common ownership were subsequently organized to facilitate MSPR’s operational or financial needs. These financial statements were prepared on a combined and consolidated basis as described in Note 2 below and include the following entities (collectively “MSP”, “MSP Recovery” or the “Company”):

Entity Name	Method

MSP Recovery of Puerto Rico LLC (Puerto Rico)	Combined

MDA Series, LLC	Combined

MSP Recovery, LLC	Combined

MAO-MSO Recovery LLC Series FHCP	Consolidated (non-wholly owned)

MSP Recovery Services, LLC	Combined

MSPA Claims 1, LLC	Consolidated (wholly owned)

MSP National, LLC	Consolidated (wholly owned)

MSP Recovery Claims Prov Series LLC	Combined

MSP Recovery Claims CAID Series LLC	Combined

MSP WB LLC	Combined

MSP Recovery Claims HOSP Series LLC	Combined

MSP Productions, LLC	Combined

MSP Recovery Claims HP, Series LLC	Combined

MSP Recovery Claims COM, Series LLC	Combined
MSP utilizes its proprietary internal data analytics platform to review health claims assigned by secondary payers such as Health Plans, Management Service Organizations (“MSO”), providers of medical services and Independent Physicians Associations. This platform allows MSP to identify claims cost recovery rights with potential recovery paths where claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.
MSP seeks assignment of recovery rights from secondary payers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). Prior to executing a CCRA, MSP utilizes its proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths. MSP’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing
and superior to other interests supported by Federal and State laws and regulations. MSP’s operations are primarily conducted in the U.S. and Puerto Rico.
Purchase Agreement
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”) by and among MSP, Lionheart Acquisition Corporation II, a Delaware corporation (“Lionheart”), Lionheart II Holdings, LLC, a Delaware corporation and a wholly owned subsidiary of Lionheart (“Opco”), the members of the MSP Purchased Companies (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”).
Pursuant to the MIPA, the Members will sell and assign all of their membership interests in the MSP Purchased Companies to Opco in exchange for non-economic
voting shares of Class V common stock, par value $0.0001, of Lionheart (“Class V Common Stock”) and non-voting
economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an
“Up-C
Unit”) (such transaction, the “Business Combination”).

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Following the closing of the Business Combination (the “Closing”), Lionheart will be organized in an
“Up-C”
structure in which the business of MSP and its subsidiaries will be held directly or indirectly by Opco, and Lionheart will own all of the voting economic Class A Units of Opco and the Members or their designees will own all of the non-voting
economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco to be entered into at Closing (the “LLC Agreement”). Each
Up-C
Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement.
Subject to the terms and conditions set forth in the MIPA, the aggregate consideration to be paid to the Members (or their designees) will consist of (i) 3,250,000,000
Up-C
Units and (ii) rights to receive payments under the tax receivable agreement to be entered into at the Closing. Of the
Up-C
Units to be issued to certain Members at Closing, 6,000,000 (the “Escrow Units”) will be deposited into an escrow account with Continental Stock Transfer and Trust Company to satisfy any indemnification claims that may be brought pursuant to the MIPA.
Lionheart intends to apply to continue the listing of its publicly traded Class A Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the new ticker symbol “MSPR” upon the closing of the Business Combination.
In conjunction with the purchase agreement, during the year ended December 31, 2021, the Company incurred direct and incremental transaction costs related to the Business Combination. These costs incurred by the Company will be offset against Lionheart’s cash proceeds and deducted from the combined company’s additional paid-in
capital rather than expensed as incurred. As of December 31, 2021, the Company had a balance of $13.3 million for deferred transaction costs, which was included in the combined and consolidated balance sheets in Prepaid expenses and other current assets.
Investment Capacity Agreement
On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage Capital Management LP (“Virage”), which transactions may include the sale of claims by MSP. The ICA provides the maximum value of such claims would be $3 billion.
When the Company takes an assignment, the Company takes an assignment of the entire recovery but often they have a contractual obligation to pay the assignor 50% of any recoveries. This 50% interest typically is retained by the assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these assignors, with the Company keeping the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing assignors or new MSP assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finders fee for identifying the recoveries and a servicing fee for servicing the claims.
Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from Virage’s equity investment in the Company. The first purchase under the ICA is expected to occur before the end of the second quarter of 2022.
Liquidity
The Company’s operations are primarily funded by claims recovery service income related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was originally entered into on March 27, 2018, and amended on August 1, 2020 (the “Agreement”). As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. Under the terms of the Agreement, VRM pays service fees to the Company, commensurate with the operational expenses and costs of the Company. As of December 31, 2021, VRM had $30.7 million reserved for the payment of services fees.
On July 11, 2021, MSP entered into a Membership Interest Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”), See above for further details on the transaction. The Company plans on raising funds through the planned transaction. However, there is currently no public market for the Company’s common stock, and there can be no assurances that the transaction will be completed. As part of the transaction, the Company anticipates incurring additional costs, which are expected to be in excess of cash from claims recovery service income. The Company will, therefore, require additional financing to fund its operations for the next twelve months, including funding of transaction related costs.

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As such, if the transaction is not consummated, VRM has agreed to provide additional funding to cover transaction related costs in order to support the operations of the Company through twelve months following the issuance of the financial statements.
Note 2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Combination and Consolidation
Basis of presentation
The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany transactions and balances are eliminated from the combined and consolidated financial statements.
The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying combined and consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in.
Principles of combination and consolidation
The combined and consolidated financial statements (the “Financial Statements”) have been prepared on a stand-alone basis and include the accounts of MSPR, entities in which MSP has a controlling financial interest, and certain entities under common control (see Note 1).
The Company also combines all entities that it controls through a majority voting interest or as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.
Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties.
Entities that comprise the Company are under common control. When an entity within the structure controls another entity, it is presented on a consolidated basis. When the common control owner is outside of the Company, the entities are presented on a combined basis. The inclusion of entities on a combined or consolidated basis is depicted in Note 1.
Non-Controlling
interest
For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to the other owners based on the distribution requirements in each entity’s operating agreement. The aggregate of the income or loss and corresponding equity that is not allocated to MSP is included in non-controlling
interest.
Non-controlling
interest is presented as a separate component of equity on the Company’s combined and consolidated balance sheets and combined and consolidated statements of changes in equity. Net income or loss includes the net income or loss attributed to the non-controlling
interest holders on the Company’s combined statements of operations. See Note 9, “Members’ Equity and
Non-Controlling
Interests,” for more information on ownership interests in the Company.

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Estimates and Assumptions
The preparation of combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these combined and consolidated financial statements include but are not limited to claims recovery income and claims recovery service income recognition, recoverability of long-lived assets and cost of claims recoveries.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a combined and consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.
COVID-19
Impact
During the years ended December 31, 2021 and 2020, an outbreak of the novel coronavirus
(“COVID-19”)
had spread across the globe and had been declared a public health emergency by the World Health Organization and a National Emergency by the President of the United States. The
COVID-19
pandemic has resulted, and could continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of
COVID-19
on the Company’s operational and financial performance will depend on certain developments, including
the duration and spread of the outbreak. As of December 31, 2021,
COVID-19
has not had a significant impact on the Company.
Concentration of credit risk and
Off-Balance
Sheet Risk
Cash and cash equivalents and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 11,
Related Party
, for disclosure of affiliate receivables. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet
risk of loss.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

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Fair Value Measurements
The Company applies the provisions of ASC 820,
Fair Value Measurements
, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial
items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial
assets and
non-financial
liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring
basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, for level 2 and level 3 inputs considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows. As of December 31, 2021 and 2020, the Company did not hold any level 2 or level 3 assets or liabilities.
Cash and cash equivalents are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheets for affiliate receivable, accounts payable, affiliate payable and accrued liabilities approximate fair value, due to their short-term maturities.
The carrying amounts of the Company’s outstanding borrowings that qualify as financial instruments are carried at cost, which approximates their fair value as of December 31, 2021 and 2020.
The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market
and was evaluated at Level 1 for fair value as disclosed in Note 12,
Investments in Equity Securities and Obligations to Deliver Securities.
Equity Method Investments
Equity investments that are not consolidated, but over which the Company exercises significant influence, are accounted for in accordance with ASC Topic 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”). Whether or not the Company exercises significant influence with respect to an investee company depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level. An entity is presumptively assumed to have significant influence in a corporation when it holds 20% or more of the voting stock of the investee company, or at a lower level (e.g., 3% to 5%) for entities that track separate members capital accounts.
Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s combined and consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Other income” in the combined and consolidated statements of operations. The Company’s carrying value in an equity method investee company is not reflected in the Company’s combined and consolidated balance sheets as of December 31, 2021 or December 31, 2020 as the carrying value is zero. When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s combined and consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

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Property, Plant and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in general and administrative expenses within our combined and consolidated statements of operations.
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:

Office and Computer Equipment	3 years
Furniture and Fixtures	3 years
Leasehold Improvements	Lesser of lease term or estimated life
Internal Use Software
Internal-use
software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset and costs incurred in the post-implementation/operations stage are expensed as incurred. Further, internal and external costs incurred in connection with upgrades or enhancements are also evaluated for capitalization. If the software upgrade results in an additional functionality, costs are capitalized; if the upgrade only extends the useful life, it is expensed as occurred.
Intangible assets (CCRAs)
In certain of its CCRAs, the Company makes upfront payments to acquire claims recovery rights from secondary payers, such as health plans, managed service organizations, providers or medical services and independent physicians associations. The Company recognizes intangible assets for costs incurred up front to acquire claims recovery rights from various assignors.
The Company amortizes capitalized costs associated with CCRAs over 8 years, based on the typical expected timing to pursue recovery through litigation, including through potential appeals.
Leases
Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases, if any, reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under general and administrative expense in the combined and consolidated statements of operations. See Note 6,
Operating Lease
, for more information.
Impairment of Long-Lived Assets
The Company evaluates long-lived assets, such as property and equipment including capitalized software costs, and finite-lived intangibles such as claims recovery rights, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators in the years ended December 31, 2021 and 2020.
Claims Recovery
The Company’s primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which it becomes the owner of those rights. As such, such income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights the Company holds outright. The Company also generates revenue by providing claims recovery services to other entities outside of the Company.

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Claims recovery income
The Company recognizes claims recovery income based on a gain contingency model – that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.
In some cases, the Company owes an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds, and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.
When the Company becomes entitled to proceeds from the settlement of a claim recovery pursuit or proceeding, it recognizes the amount in accounts receivable.
Claims recovery service income, ASC 606, Revenue from Contracts with Customers
On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. The adoption of ASC 606 did not have a material effect on the Company’s financial statements.
The guidance provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.
The Company derives revenues from contracts with customers primarily from claims recovery services arrangements (“claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of claims recovery rights. The Company has determined it has a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure and are typically based on 1) budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month or 2) on a contingent basis dependent on actual settlements or resolved litigation. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. There were no contract assets at December 31, 2021 or December 31, 2020, as amounts associated with unresolved litigation were fully constrained.
Claims recovery services are generally paid in advance on a monthly basis. The Company did not recognize any material revenue for the years ended December 31, 2021 and 2020 for performance obligations that were fully satisfied in previous periods.
For the years ended December 31, 2021 and 2020, the majority of the Company’s claims recovery service income was related to a servicing agreement with VRM MSP Recovery Partners LLC (“VRM”), which was entered into on March 27, 2018. As part of Virage Recovery Master LP’s investment in VRM, funds are set aside to pay service fees to the Company. As of December 31, 2021, VRM had $30.7 million reserved for the payment of services fees.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a claims recovery service contract with amortization periods greater than one year for any period presented.
The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•
Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes, if any.

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•
Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Transfers of Claims Cost Recovery Rights to Others
In some cases, the Company has entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. The Company evaluates whether such transfers are sales of nonfinancial assets, sales of future revenues treated as debt, in-kind
contributions to equity method investees, or other types of arrangements.
When they are treated as sales of nonfinancial assets, the Company recognizes a gain on the sale when control transfers to the counterparty based on the difference between the fair value of consideration (including cash) received and the recognized carrying value of the CCRAs. In some cases, such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries, or based on a percentage of actual recoveries. The Company estimates and constrains the amounts that will ultimately be realized based on these variable payment terms and includes those amounts in the determination of gain or loss; the gain or loss is subsequently updated based on changes in those estimates.
In other cases, such transfers are considered to be sales of future revenue that are debt-like in nature. These arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. These are subject to revisions of estimates of that timing and amount based on the contractual provisions and the Company’s assumptions from changes in facts and circumstances. Such changes are reflected through revision of the imputed interest rate on a cumulative catch up basis.
Cost of Claims Recoveries
Costs of claims recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those in which the Company made upfront payments for claims recovery rights.
Income Taxes
The various entities that comprise the Company, including consolidated affiliates, have elected to be treated as a partnership for federal income tax purposes. As such, the Company entities are treated as disregarded entities and are not subject to federal income taxation at the legal entity level. Instead, the Company’s members are liable for federal and state income taxes on their respective share of the Company’s taxable income or loss, subject to each member’s own adjustments for its capital accounts for tax purposes. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.
It is not practical to provide information about each member’s tax basis in the entities, as they are varied by member and subject to basis adjustments that exist outside of the Company’s financial accounting records.
For tax years beginning on or after January 1, 2018, the legal entities that comprise the Company are subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of any or all of the legal entities that comprise the Company would be conducted at the partnership level. If the IRS determines an adjustment is warranted, the entities that comprise the Company that are implicated by such an adjustment will pay an “imputed underpayment,” including any applicable interest and penalties. The entities that comprise the Company may instead make a
“push-out”
election, in which case the partners or members for the year that is under audit would be required to include the adjustments on the partner’s or member’s income tax returns. If an entity that comprises part of the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the entities that comprise the Company makes on behalf of its current partners or members will be reflected as a distribution to the partners or members, rather than tax expense.

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Recent Accounting Pronouncements
New Accounting Pronouncements Recently Adopted
ASU
2018-15,
Intangibles-Goodwill and
Other—Internal-Use
Software (Subtopic
350-40)—Customer’s
Accounting
for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. In August 2018, the FASB issued ASU
2018-15,
Intangibles-Goodwill and
Other—Internal-Use
Software (Subtopic
 350-
40)—Customer’s
Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.
This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software (and hosting arrangements that include an
internal-use
software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our combined and consolidated financial statements.
ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework—Change to the Disclosure
Requirements for Fair Value Measurement
. In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement
(Topic 820): Disclosure Framework—Change to the Disclosure Requirements for Fair Value Measurement
, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our combined and consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases
, to increase transparency and comparability among organizations by recognizing right of use assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU
2018-10
, Codification Improvements to ASC
2016-02
,
Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU
2016-02.
Furthermore, in July 2018, the FASB issued ASU
2018-11,
Leases: Targeted Improvements
, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in March 2020, ASU
2020-03,
Codification Improvements to Financial Instruments, Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU
2016-02.
Additionally, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits
and public
not-for-profits
that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Furthermore, in June 2020, ASU
2020-05,
Revenue from Contracts with Customers and Leases
, was issued to defer effective dates of adoption of the new leasing standard for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU
2016-13,
Financial Instruments –
Credit Losses (Topic 326): Measurement of Credit Losses
. In 2016, the FASB issued ASU 2016—13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on
Financial Instruments including subsequent amendments to the initial guidance
: ASU
2019-04,
Codification
Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and
Topic
 825. Financial Instruments, ASU
2019-05,
Financial Instruments—Credit Losses (Topic 326): Targeted
Transition Relief
and ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses
. ASU 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740)
. In December 2019, the FASB issued ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740)
. This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra- period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax

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liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on
Financial Reporting
. In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848):
Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
ASU
2020-06,
Debt — Debt With Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging
— Contracts in Entity’s Own Equity (Subtopic
815-
40): Accounting for Convertible Instruments and Contracts in an
Entity’s Own Equity
. On August 5, 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options
(Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for
Convertible Instruments and Contracts in an Entity’s Own Equity
. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s combined and consolidated operating results, cash flows, financial condition and related disclosures.
Note 3. INVESTMENT IN EQUITY METHOD INVESTEES
MSP holds three investments which are accounted for using equity method:
MAO-MSO
Recovery II LLC Series PMPI (“Series PMPI”),
MAO-MSO
Recovery LLC and
MAO-MSO
Recovery II LLC (both collectively the
“MAO-MSO
entities”).
Series PMPI is a series entity of
MAO-MSO
Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both December 31, 2021 and 2020, the value of the equity method investment in the combined and consolidated balance sheet is $0.
The
MAO-MSO
entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue claims recovery rights. The
MAO-MSO
entities are not designed to hold or pursue claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the years ended December 31, 2021 and 2020. Since the Company did not make a contribution to the
MAO-MSO
entities and the entities have recorded losses, the value of the equity method investment in the combined and consolidated balance sheets is $0 as of both December 31, 2021 and 2020.

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Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows (in thousands):

Series PMPI	Revenue	Amortization	Other expenses	Profit (Loss)
For the year ended December 31, 2021	$1	$2,000	$—	$(1,999)
For the year ended December 31, 2020	$34	$2,000	$20	$(1,986)

Series PMPI			Total Assets	Total Liabilities
As of December 31, 2021			$5,390	$266
As of December 31, 2020			$7,393	$270
Note 4. PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consist of the following (in thousands):

	December 31,
	2021	2020
Office and computer equipment	$356	$305
Leasehold improvements	113	113
Internally developed software	1,020	589
Other software	66	67
Property, plant and equipment, gross	$1,555	$1,074
Less: accumulated depreciation and amortization of software	(805)	(462)
Property, plant and equipment, net	$750	$612
Depreciation expense and amortization expense of software was $343 thousand and $235 thousand for the years ended December 31, 2021 and 2020, respectively.
Note 5. INTANGIBLE ASSETS, NET
Intangible assets, net consists of the following (in thousands):

December 31, 2021
CCRAs
Gross	$84,955
Accumulated amortization	(737)
Net	$84,218

December 31, 2020
CCRAs
Gross	$1,000
Accumulated amortization	(573)
Net	$427
During the year ended December 31, 2021, the Company purchased $84.0 million of CCRAs, of which $500 thousand was through the issuance of a note payable, $150 thousand was paid in cash and the remaining amount was through assignment as noted in Note 1. The full principal amount of the note payable is due June 1, 2030 with interest only payments required on an annual basis prior to due date. The interest rate is 2%.
Amortization of CCRA expense was $164 thousand and $125 thousand for the years ended December 31, 2021 and 2020, respectively.

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Future amortization for CCRAs is expected to be as follows (in thousands):

2022	10,620
2023	10,620
2024	10,547
2025	10,495
2026	10,495
Thereafter	331,441
Total	$84,218
Note 6. OPERATING LEASE
The Company leases an office space under a
non-cancellable
operating lease expiring November 2023. Rent expense for the years ended December 31, 2021 and 2020 was $0.8 million and $1.5 million, respectively. Rent expense for these periods includes expenses for office space the Company rents from the Law Firm. The rent is on a month to month basis and therefore not included in the future minimum lease payments below.
The future minimum lease payments under
non-cancelable
operating leases as of December 31, 2021 for the next five years and thereafter are as follows (in thousands):

Year Ending December 31,	Lease Payments
2022	$231
2023(1)	217
Total	$448

(1) Operating lease expires before or during the year ending December 31, 2023
Note 7. VARIABLE INTEREST ENTITIES
Consolidated Variable Interest Entities
The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if it has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on aggregate basis based on similar risk and reward characteristics and MSP’s involvement with the VIEs.
The Company includes a number of entities that are determined to be VIEs and which are combined under common control (see Note 1), and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company consolidates VIEs in which one of the combined entities is the primary beneficiary.
The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to MSP for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to MSP’s creditors.
Total assets and liabilities included in its combined and consolidated balance sheets for these VIEs were $9.7 million and $122.7 million, respectively, at December 31, 2021 and $9.7 million and $95.1 million, respectively, at December 31, 2020.
Investments in unconsolidated Variable Interest Entities
The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.
Total assets and liabilities for these VIEs were $5.4 million and $0.3 million, respectively, at December 31, 2021 and $7.4 million and $0.3 million, respectively, at December 31, 2020.

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Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 3). For
MAO-MSO
Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.
Note 8. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE
Based on claims financing obligations and notes payable agreements, as of December 31, 2021 and 2020, the present value of amounts owed under these obligations were $201.4 million and $90.5 million, respectively, including unpaid interest to date of $94.5 million and $67.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $201.4 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.
As December 31, 2021, the minimum required payments on these agreements are $368.0 million with $117.5 million of the required payments being non-recourse.
Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.
Also, during 2020, the Company obtained funds under the Paycheck Protection Program (the “PPP Loan”) in the amount of $1,086 thousand. Since the amount must be repaid unless forgiven in accordance with the Paycheck Protection Program, the Company accounted for the funds as debt under ASC 470. The PPP Loan bears interest of 1%, with repayments to be made from 2022 to 2025. The Company may apply to have the loan forgiven in part or in full, depending if certain requirements are met, in 2021. Any amounts forgiven will be recognized as other income in the period in which they are officially relieved. As of December 31, 2021, the total amount of the PPP Loans have been forgiven. As of December 31, 2020, the total amounts owed under the PPP Loans was $1,043 thousand.
Note 9. MEMBERS’ EQUITY AND NONCONTROLLING INTEREST
The entities included in the Financial Statements that are under common control (see Note 1) generally have a single class of units and are controlled by a single individual or entities controlled by that individual (the “Controlling Member”). The Controlling Member and other noncontrolling members generally retain similar rights and privileges in these entities, based on their respective ownership percentages.
MAO-MSO
Recovery LLC Series FHCP (“FHCP”) is a
non-wholly
owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of December 31, 2021 and 2020, the noncontrolling interest presented on the combined and consolidated balance represents the entire members’ equity of FHCP.
Note 10. COMMITMENTS AND CONTINGENCIES
The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future combined and consolidated results of operations, cash flows or financial position in a particular period. As of December 31, 2021, there were no material pending or threatened litigations against us.
The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under
Claims recovery income
in Note 2 –
Basis of presentation and summary
of significant accounting policies
.

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Note 11. RELATED PARTY
Legal Services—MSP Recovery Law Firm
Certain Company entities have previously entered into legal services agreements (the “Existing LSAs”) with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides MSP with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serve as exclusive lead counsel for any litigation relating to such Claims. As of December 31, 2021 and 2020, $5.5 million and $0.2 million, respectively, was due to the Law Firm and included in the combined and consolidated balance sheets in Affiliate Payable.
The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of December 31, 2021 and 2020, $3.4 million and $4.3 million, respectively, was due from the Law Firm and included in the combined and consolidated balance sheets in Affiliate Receivable. In addition, the Company rents office space from the Law Firm as discussed in Note 6.
MSP Recovery Aviation, LLC
MSP Recovery, LLC may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). As of both December 31, 2021 and 2020, $153 thousand was due from the MSP Aviation and included in the combined and consolidated balance sheets in Affiliate Receivable.
Funds held for other entities
MSP Recovery, LLC may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of December 31, 2021 and 2020, $39.7 million and $38.8 million, respectively, was due to affiliates of the Company and included in the combined and consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS LLC, an affiliate of MSP, and will be repaid either through excess cash flows from operations, other financing or in connection with the transaction noted in Note 1. During the year ended December 31, 2021, the Company also entered into a note payable with Series MRCS as outlined in Note 5. As of December 31, 2021, the balance of the note payable was $500 thousand and included in the combined and consolidated balance sheets in Claims financing obligation & notes payable.
As of both December 31, 2021 and 2020, $0.4 million was due to MSP National, LLC from Series MRCS LLC and as of December 31, 2021 and 2020, there were additional receivables from other affiliates of $92 thousand and $17 thousand, respectively. These were included in the combined and consolidated balance sheets in Affiliate Receivable.
VRM
MSP Recovery, LLC receives claims recovery service income for services provided to VRM. The Company concluded that VRM is a related party due to ownership interests in the entity held by Series MRCS LLC, an affiliate of MSP. During the years ended December 31, 2021 and 2020, $11.5 million and $13.1 million, respectively, of claims recovery service income was received from VRM as part of the servicing agreement and was included in the combined and consolidated statements of operations.
Note 12. INVESTMENTS IN EQUITY SECURITIES AND OBLIGATIONS TO DELIVER SECURITIES
The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market
and was evaluated at Level 1 for fair value. During the year ended December 31, 2021, the Company covered its short position by acquiring 100,000 equity shares of a publicly traded U.S. company for $1.8 million, recognizing a realized loss of $193 thousand in Other income, net in the combined and consolidated statements of operations. Additionally, the Company purchased 200,000 equity shares of a publicly traded U.S. company for a total of $4.1 million, of which all shares were disposed for $4.5 million, recognizing a realized gain of $394 thousand in Other income, net in the combined and consolidated statements of operations. As of December 31, 2021, the Company had no investments in equity securities.
Note 13. SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through March 10, 2022, the date the financial statements were available to be issued.

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On January 10, 2022, the Company announced the launch of LifeWallet LLC (“LifeWallet”). LifeWallet is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. The Company absorbed part of the technology behind LifeWallet through an employment agreement with the developer of the technology. As such as of December 31, 2021, the Company had no investment related to LifeWallet included in the combined and consolidated balance sheets. Through the date the financial statements were available to be issued, LifeWallet has committed to advertising costs within the next 12 months of approximately $1.5 million.

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Part II
Information not required in prospectus
Item 13. Other expenses of issuance and distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A common stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount paid or to be paid
SEC registration fee		$665,856.90
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14. Indemnification of directors and officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
In accordance with Section 102(b)(7) of the DGCL, the Charter provides that a director will not be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that the Company will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15. Recent sales of unregistered securities
Committed Equity Facility
On May 17, 2022, CF agreed to purchase up to the lesser of (i) $1,000,000,000 of newly issued shares of the Company’s Common Shares, and (ii) the Exchange Cap (as defined in the CF Purchase Agreement). Such securities will be issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
MIPA Designation
On June 29, 2022, the Company issued 50,022,000 Up-C Units to certain persons in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled but designated back to the Company and Opco pursuant to the terms of the Business Combination. The issuance of these securities is neither incremental to nor does it increase the aggregate voting or economic power of securities contemplated as consideration in the Business Combination. In addition, the recipients of such securities have agreed to a lock-up that precludes resales of 60% of such securities prior to December 27, 2022. Such securities were issued pursuant to the exemption from registration contained in Sections 4(a)(2) and 3(a)(9) of the Securities Act. An additional 45,504,708 Up-C Units (and/or shares of Class A common stock into which they are exchangeable), which were previously approved by stockholders for issuance in connection with the Business Combination, have not yet been allocated and may be issued in the future, including to employees as part of an employee plan, in lieu of a corresponding number of Up-C Units that were cancelled.
Up-C Units
The aggregate consideration paid to the Members (or their designees) at the Closing consisted of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the Tax Receivable Agreement. Of the 3,250,000,000 Up-C Units, 3,167,967,900 Up-C Units were issued in connection with the Closing and 95,526,708 Up-C Units were designated to the Company and Opco for cancelation (“Canceled Units”). Since the Closing, the Company has issued 50,022,000 Up-C Units to certain designated persons and intends to further issue shares of Class A Common Stock in respect of transaction-related bonuses or certain other designated persons, which together with the 50,022,000 Up-C Units would be equivalent in number to the Canceled Units. The shares of Class V Common Stock included in the Up-C Units issued to the Members or their designees pursuant to the MIPA were not registered in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. At the Closing, the Class B Common Stock, issued prior to the IPO of the Company, held by the Sponsor, and certain other Company stockholders was converted into shares of Class A Common Stock on a one-for-one basis.
Private Units
Simultaneously with the consummation of the IPO, the Company consummated a private placement of 650,000 Private Units to its Sponsor and Nomura at a price of $10.00 per Private Unit, generating total proceeds of $6,500,000. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Cano Private Placement
On June 29, 2022, the Company issued 1,000,000 shares of Class A Common Stock to Cano Health, LLC (“Cano”) at a unit value of $10.00 per share pursuant to Section 3.1(a) of the Amended and Restated Claims Recovery and Assignment Agreement (the “Assignment Agreement”), dated as of December 31, 2021, by and between the Company and Cano, as consideration for the assignment of past claims data. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Cano is subject to a lock-up for the shares issued for a period of twelve months from the date of issuance, or June 29, 2023. If on June 29, 2023, the twenty trading day trailing average closing share price is below $10, then Cano will be issued additional shares, and/or receive adequate replacement consideration satisfactory to Cano to achieve a total market value of not less than $10,000,000 (the “True-Up”). If the True-Up would require the issuance of more than 19.99% of the total outstanding shares of the Company, then in that event, Cano will receive up to 19.99% of the Company’s shares and the remaining
value of the True-Up will be paid in cash.
Palantir Private Placement
On June 29, 2022, the Company issued 244,339 shares of Class A Common Stock to Palantir Technologies Inc. (“Palantir”) pursuant to the Amended and Restated Order #1, dated as of October 8, 2021, by and between MSP Recovery, LLC and Palantir, as consideration for certain products and services rendered by Palantir. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Item 16. Exhibits and financial statement schedules
See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17. Undertakings

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “
Securities Act
”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That for purposes of determining any liability under the Securities Act:

(i)
The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

2.1+	Membership Interest Purchase Agreement	8-K	001-39445	2.1	May 27, 2022

2.2+	Amendment No. 1 to Membership Interest Purchase Agreement	8-K	001-39445	2.2	May 27, 2022

2.3+	Amendment No. 2 to Membership Interest Purchase Agreement.	8-K	001-39445	2.3	May 27, 2022

2.4+	Amendment No. 3 to Membership Interest Purchase Agreement	8-K	001-39445	2.4	May 27, 2022

2.5+	Amendment No. 4 to Membership Interest Purchase Agreement	8-K	001-39445	2.5	May 27, 2022

3.1+	Second Amended and Restated Certificate of Incorporation of the Company	8-K	001-39445	3.1	May 27, 2022

3.2+	Amended and Restated Bylaws of the Company	8-K	001-39445	3.2	May 27, 2022

4.1+	Specimen Unit Certificate of the Registrant	8-K	001-39445	4.1	May 27, 2022

4.2+	Specimen Class A Common Stock Certificate of the Registrant	8-K	001-39445	4.2	May 27, 2022

4.3+	Specimen Warrant Certificate of the Registrant	8-K	001-39445	4.3	May 27, 2022

4.4+	Warrant Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	8-K	001-39445	4.4	May 27, 2022

4.5+	New Warrant Agreement	8-K	001-39445	4.5	May 27, 2022

4.6+	Form of New Warrant Certificate	8-K	001-39445	4.6	May 27, 2022

5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of securities being registered

10.1+	Letter Agreement, dated August 13, 2020, by and among the Registrant and its officers, directors, Nomura and the Sponsor	S-4	6770	10.1	April 29, 2022

10.2+	Investment Management Trust Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	S-4	6770	10.2	April 29, 2022

10.3+	Registration Rights Agreement, dated August 13, 2020, by and among the Registrant and certain security holders	S-4	001-39445	10.3	April 29, 2022

10.4+	Securities Purchase Agreement, dated July 27, 2020, by and between the Sponsor and Nomura	S-4	001-39445	10.4	April 29, 2022

10.5+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.5	April 29, 2022

10.6+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and Nomura	S-4	6770	10.6	April 29, 2022

10.7+	Indemnification Agreement	8-K	001-39445	10.1	May 27, 2022

10.8+	Administrative Support Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.8	April 29, 2022

10.9+	Forward Purchase Agreement, dated August 13, 2020, by and between the Company and Nomura	S-4	6770	10.9	April 29, 2022

10.10+	Form of Limited Liability Agreement of Opco	S-4	6770	10.10	April 29, 2022

10.11+	Amended and Restated Registration Rights Agreement	8-K	001-39445	10.3	May 27, 2022

10.12#	Tax Receivable Agreement	8-K	001-39445	10.4	May 27, 2022

10.13#	Sponsor Agreement	S-4	6770	10.13	April 29, 2022

10.14#+	Employment Agreement, entered into as of May 23, 2022 by and between John H. Ruiz and Lionheart II Holdings, LLC	8-K	001-39445	10.5	May 27, 2022

10.14#+	Employment Agreement, entered into as of May 23, 2022 by and between Frank C. Quesada and Lionheart II Holdings, LLC	8-K	001-39445	10.6	May 27, 2022

10.15+	Escrow Agreement	8-K	001-39445	10.7	May 27, 2022

10.16+	2022 Omnibus Incentive Plan	8-K	001-39445	10.8	May 27, 2022

10.17+	Lock-Up Agreement	8-K	001-39445	10.9	May 27, 2022

10.18+	Legal Services Agreement	8-K	001-39445	10.10	May 27, 2022

10.19+	Side Letter Agreement	8-K	001-39445	10.11	May 27, 2022

10.20+	Virage Side Letter Agreement	8-K	001-39445	10.12	May 27, 2022

10.21+	VRM Full Return Guaranty Agreement	S-4	6770	10.21	April 29, 2022

10.22+	Asset and Interest Transfer Agreement in relation to the Series MRCS Asset Acquisition	S-4	6770	10.22+	April 29, 2022

10.23+	Transfer Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.23+	April 29, 2022

10.24+	Master Transaction Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.24+	April 29, 2022

10.25+	OTC Equity Prepaid Forward Transaction Confirmation, dated May 17, 2022, by and between Lionheart Acquisition Corporation II and CF Principal Investments LLC	8-K	001-39445	10.1	May 18, 2022

10.26+	Common Stock Purchase Agreement, dated May 17, 2022, between Lionheart Acquisition Corporation II and CF Principal Investments LLC	8-K	001-39445	10.2	May 18, 2022

10.27+	Registration Rights Agreement, dated May 17, 2022, between Lionheart Acquisition Corporation II and CF Principal Investments LLC	8-K	001-39445	10.3	May 18, 2022

23.1	Consent of Marcum LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto)

101.INS+	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document)

101.SCH+	Inline XBRL Taxonomy Extension Schema Document

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB+	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Calculation of Filing Fee Tables

+	Previously filed.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form
S-1
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 30, 2022.

MSP Recovery, Inc.

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ John H. Ruiz John H. Ruiz	Chief Executive Officer and Director	June 30, 2022

/s/ Calvin Hamstra	Chief Financial Officer	June 30, 2022
Calvin Hamstra

/s/ Ricardo Rivera	Chief Operating Officer	June 30, 2022
Ricardo Rivera

/s/ Frank C. Quesada	Chief Legal Officer and Director	June 30, 2022
Frank C. Quesada

/s/ Alexandra Plasencia	General Counsel	June 30, 2022
Alexandra Plasencia

/s/ Ophir Sternberg	Director	June 30, 2022
Ophir Sternberg

/s/ Roger Meltzer	Director	June 30, 2022
Roger Meltzer

/s/ Beatriz Assapimonwait	Director	June 30, 2022
Beatriz Assapimonwait

/s/ Michael F. Arrigo	Director	June 30, 2022
Michael F. Arrigo

/s/ Thomas Hawkins	Director	June 30, 2022
Thomas Hawkins